Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

EXCELFIN ACQUISITION CORP.,

BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED,

Baird Medical Investment Holdings Limited,

Betters Medical Merger Sub, Inc.

and

TYCOON CHOICE GLOBAL LIMITED

dated as of June 26, 2023

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

Page

Article I CERTAIN DEFINITIONS		4

1.1	Definitions	4
1.2	Construction	24
1.3	Knowledge	25

Article II TRANSACTIONS; CLOSING		25

2.1	Pre-Closing Actions	25
2.2	The Merger	26
2.3	Closing	28
2.4	Closing Deliverables	29
2.5	Exchange of Shares of SPAC Stock	30
2.6	Withholding	32

Article III REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES		32

3.1	Due Organization; Good Standing; Power and Authority	32
3.2	Due Authorization	33
3.3	Capitalization	33
3.4	Subsidiaries of the Company	34
3.5	No Conflict; Governmental Consents and Filings	35
3.6	Legal Compliance	35
3.7	Financial Statements	36
3.8	No Undisclosed Liabilities	37
3.9	Business Activities; Absence of Certain Changes or Events	38
3.10	Litigation	38
3.11	Company Benefit Plans	38
3.12	Labor Relations; Employment Contracts.	39
3.13	Restrictions on Business Activities	39
3.14	Title to Property	40
3.15	Taxes	40
3.16	Environmental Matters	42
3.17	No Brokers	42

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(continued)

Page

3.18	Intellectual Property	43
3.19	Data Privacy	45
3.20	Suppliers and Customers	46
3.21	Agreements, Contracts and Commitments	46
3.22	Insurance	48
3.23	Transactions with Target Company Related Persons	49
3.24	Absence of Certain Business Practices	49
3.25	Certain Provided Information	50
3.26	Disclaimer of Other Representations and Warranties	51

Article IV REPRESENTATIONS AND WARRANTIES OF SPAC		51

4.1	Due Organization; Good Standing; Power and Authority	51
4.2	SPAC Subsidiaries	52
4.3	Capitalization	52
4.4	Due Authorization	53
4.5	No Conflict; Governmental Consents and Filings	53
4.6	Compliance; Approvals	54
4.7	SPAC SEC Reports and Financial Statements	54
4.8	Business Activities; Absence of Certain Changes or Events	55
4.9	Litigation	55
4.10	SPAC Material Contracts	56
4.11	SPAC Listing	56
4.12	Subscription Agreements	56
4.13	Trust Account	57
4.14	Certain Provided Information	58
4.15	Absence of Certain Business Practices	58
4.16	Investment Company Act	58
4.17	Title to Property	58
4.18	No Brokers	58
4.19	Employees; Benefit Plans	58
4.20	Taxes	59

-ii-

(continued)

Page

4.21	Disclaimer of Other Representations and Warranties	60

Article V REPRESENTATIONS AND WARRANTIES OF BETTERS		60

5.1	Due Organization; Good Standing; Power and Authority	60
5.2	Due Authorization	61
5.3	Ownership	61
5.4	No Conflict; Governmental Consents and Filings	61
5.5	Legal Compliance	62
5.6	Litigation	62
5.7	Investment Representations and Warranties	62
5.8	No Brokers	63
5.9	Certain Provided Information	63
5.10	Intended Tax Treatment	63
5.11	Disclaimer of Other Representations and Warranties	63

Article VI REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES		64

6.1	Due Organization; Good Standing; Power and Authority	64
6.2	Due Authorization	65
6.3	Capitalization	65
6.4	No Conflict; Governmental Consents and Filings	66
6.5	Legal Compliance	67
6.6	Absence of Changes	67
6.7	Litigation	67
6.8	No Brokers	67
6.9	Certain Provided Information	68
6.10	Investment Company Act; JOBS Act	68
6.11	Business Activities	68
6.12	Intended Tax Treatment	68
6.13	Foreign Private Issuer	68
6.14	Subscription Agreements	69
6.15	Disclaimer of Other Representations and Warranties	69

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(continued)

Page

Article VII COVENANTS OF THE BETTERS COMPANIES		69

7.1	PubCo Nasdaq Listing	69
7.2	Conduct of Business of the Target Companies and the Acquisition Entities	70
7.3	SAFE Registration	73
7.4	Amendment to PubCo Governing Documents	73
7.5	Post-Closing Directors and Officers of PubCo	74
7.6	D&O Indemnification and Insurance	74
7.7	No Trading in SPAC Stock	75
7.8	Betters Shareholder Support Agreement	75
7.9	Updated Betters Financial Statements	75
7.10	Share Contribution	76
7.11	Betters Resolutions; Merger Sub Written Consent	76
7.12	Lock-Up Agreement	76
7.13	PubCo Equity Incentive Plan	76

Article VIII COVENANTS OF SPAC		76

8.1	Trust Account Payments	76
8.2	SPAC Nasdaq Listing	76
8.3	SPAC Conduct of Business	77
8.4	Additional SEC Reports	79

Article IX JOINT COVENANTS		80

9.1	Regulatory Approvals; Other Filings	80
9.2	Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals	81
9.3	Support of Transaction	85
9.4	Tax Matters	85
9.5	Stockholder Litigation	86
9.6	Alternative Transactions	87
9.7	Access to Information; Inspection	88
9.8	Delisting and Deregistration	88
9.9	Extension of SPAC Business Combination Deadline	88

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(continued)

Page

9.10	PIPE Investment	89
9.11	Registration Rights Agreement	89

Article X CONDITIONS TO CLOSING		90

10.1	Conditions to Obligations of all Parties	90
10.2	Conditions to Obligations of SPAC	90
10.3	Conditions to the Obligations of the Betters Companies	92
10.4	Frustration of Conditions	92

Article XI TERMINATION		93

11.1	Termination	93
11.2	Effect of Termination	94

Article XII MISCELLANEOUS		95

12.1	Trust Account Waiver	95
12.2	Waiver	96
12.3	Notices	96
12.4	Assignment	97
12.5	Rights of Third Parties	97
12.6	Expenses	98
12.7	Governing Law	98
12.8	Counterparts	98
12.9	Disclosure Letters	98
12.10	Entire Agreement	98
12.11	Amendments	99
12.12	Publicity	99
12.13	Severability	99
12.14	Jurisdiction; Waiver of Jury Trial	100
12.15	Specific Performance	100
12.16	Non-Recourse	101
12.17	Non-Survival of Representations, Warranties and Covenants	101
12.18	Conflicts and Privilege	101

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(continued)

EXHIBITS

Exhibit A – Form of Warrant Assignment, Assumption and Amendment Agreement

Exhibit B – Form of Betters Shareholder Support Agreement

Exhibit C – Form of Sponsor Support Agreement

Exhibit D – Form of Betters Lock-Up Agreement

Exhibit E – Form of Insider Letter Amendment

Exhibit F – Form of Registration Rights Agreement

Exhibit G – Form of Certificate of Merger

Exhibit H – Form of Surviving Corporation Charter

Exhibit I – Form of Surviving Corporation Bylaws

Exhibit J – Form of Post-Closing PubCo Memorandum

Exhibit K – Form of Post-Closing PubCo Articles

SCHEDULES

Schedule I – Sponsor Members

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of June 26, 2023 (this “Agreement”), is made and entered into by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”). SPAC, Betters, PubCo, Merger Sub and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company with limited liability and was formed for the purpose of participating in the Transactions and becoming the publicly traded holding company for the Company and each of its Subsidiaries (collectively, the “Target Companies”) and SPAC;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation and was formed for the purpose of effectuating the Merger;

WHEREAS, prior to the Closing, Betters will contribute all of the issued and outstanding shares of the Company (the “Company Shares”) to PubCo such that the Company will become a direct, wholly owned subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with this Agreement and the PubCo Governing Documents, which amount of Contribution Consideration Shares will reflect a pre-transaction equity value for the Company of $300,000,000;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo (the “Surviving Corporation”);

WHEREAS, at the Effective Time and as a result of the Merger, the holders of SPAC Stock will receive ordinary shares of PubCo, par value $0.0001 per share (“PubCo Ordinary Shares”), in accordance with this Agreement and the PubCo Governing Documents, and the holders of Public Warrants will receive warrants issued by PubCo for PubCo Ordinary Shares (“PubCo Warrants”) in accordance with the terms of a warrant assignment, assumption and amendment agreement to be entered into at the Closing by and among PubCo, SPAC and the Warrant Agent in substantially the form attached hereto as Exhibit A (the “Warrant Assignment, Assumption and Amendment Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, Betters, the Company and the Key Betters Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Betters Shareholder Support Agreement”) pursuant to which, among other things, (a) the Key Betters Shareholders have agreed to (i) vote (including by delivery of the duly adopted Betters Resolutions within five Business Days following the execution of this Agreement) their Betters Shares in favor of the approval and adoption of this Agreement and the Transactions in accordance with the Betters Governing Documents, (ii) refrain from transferring any of their Betters Shares prior to the Closing and (iii) waive any appraisal, dissenter’s or similar rights they may have with respect to the Transactions, and (b) Betters has agreed, in its capacity as the sole shareholder of the Company, to refrain from transferring any of its Company Shares prior to the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC and ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), have entered into a voting and support agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor has agreed to (a) vote its shares of SPAC Stock and any additional shares of SPAC Stock it acquires prior to the SPAC Stockholder Meeting in favor of each of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of this Agreement, (b) refrain from transferring any of its shares of SPAC Stock prior to the Closing, (c) refrain from redeeming any of its shares of SPAC Stock in connection with the Merger, (d) waive its anti-dilution rights under the SPAC Charter in connection with the Transactions, (e) subject a portion of its shares of Outstanding SPAC Class B Stock to certain vesting and forfeiture terms as set forth therein, (f) surrender to SPAC for no consideration, and SPAC shall cancel, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the Private Placement Warrants, and (g) convert the Sponsor Loans into the right to receive PubCo Ordinary Shares in accordance with the terms set forth therein;

WHEREAS, immediately prior to the consummation of the Share Contribution, PubCo and Betters will enter into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Betters Lock-Up Agreement”) pursuant to which, among other things, Betters will agree to not sell, dispose of or otherwise transfer (except as set forth therein), for the period set forth therein, any of the PubCo Ordinary Shares that it will receive as consideration for the Share Contribution;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Sponsor, certain other SPAC Stockholders as set forth on Schedule I hereto (together with the Sponsor, the “Sponsor Members”) and the other parties thereto have entered into an amendment of that certain Letter Agreement, dated as of October 20, 2021, by and between the Sponsor Members and SPAC, to modify the lock-up restrictions set forth therein in the form attached hereto as Exhibit E (the “Insider Letter Amendment”);

WHEREAS, on October 21, 2021, SPAC entered into a Registration Rights Agreement with the Sponsor Members (the “Sponsor Registration Rights Agreement”), and at the Closing (and subject to the consummation thereof), (a) SPAC and the Sponsor Members will terminate the Sponsor Registration Rights Agreement and (b) PubCo, Betters and the Sponsor will enter into a registration rights agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo will agree to provide such Persons with certain demand and piggyback registration rights with respect to the PubCo Ordinary Shares (or any securities convertible into or exercisable for PubCo Ordinary Shares) to be held by such Persons immediately following the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) determined that it is fair to, advisable for and in the best interests of SPAC and its stockholders to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which SPAC is a party and (ii) the consummation of the Transactions, and (c) recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of this Agreement;

WHEREAS, the board of directors of Betters (the “Betters Board”) has (a) determined that it is advisable for and in the best interests of the Betters Shareholders to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which Betters is a party and (ii) the consummation of the Transactions, and (c) recommended that the Betters Shareholders approve and adopt this Agreement, the Share Contribution and the other Transactions;

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has (a) determined that it is advisable for and in the best interests of PubCo and Betters, as the sole shareholder of PubCo, to enter into this Agreement and to consummate the Transactions, and (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which PubCo is a party and (ii) the consummation of the Transactions;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that it is fair to, advisable for and in the best interests of Merger Sub and PubCo, as the sole stockholder of Merger Sub, to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which Merger Sub is a party and (ii) the consummation of the Merger and the other Transactions and (c) recommended that PubCo, as the sole stockholder of Merger Sub, vote in favor of adoption of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable for and in the best interests of the Company and Betters, as the sole shareholder of the Company, to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which the Company is a party and (ii) the consummation of the Transactions, and (c) recommended that PubCo, as the sole stockholder of Merger Sub, vote in favor of adoption of this Agreement;

WHEREAS, promptly following the execution of this Agreement (and in any event within five Business Days following the execution of this Agreement), (a) Betters will submit this Agreement and the Transactions to the Betters Shareholders for adoption and approval, and the Betters Shareholders will so approve and adopt this Agreement and the Transactions by resolutions adopted at a duly called, convened and quorate meeting of the Betters Shareholders in compliance with the Betters Governing Documents (the “Betters Resolutions”) and (b) PubCo will adopt this Agreement by written consent (the “Merger Sub Written Consent”);

WHEREAS, following the execution of this Agreement and prior to the date on which the SPAC Stockholders’ Approval is obtained, PubCo and SPAC intend to enter into Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions set forth therein, such PIPE Investors will agree to purchase PubCo Ordinary Shares concurrently with the Closing (such purchase, the “PIPE Investment”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that, (a) taken together, the Share Contribution, the Merger and the PIPE Investment will qualify as a transaction under Section 351 of the Code and (b) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) ((a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SPAC, Betters, PubCo, Merger Sub and the Company hereby agree as follows:

Article I
CERTAIN DEFINITIONS

1.1           Definitions. As used herein, the following terms shall have the following meanings:

1.1.1        “Action” means any action, litigation, complaint, claim, demand, charge, petition, suit, audit, examination, assessment, arbitration, settlement, stipulation, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

1.1.2        “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by,” “under common control with” and similar correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

1.1.3        “Alternative Transaction” means, other than any of the Transactions, either in one transaction or a series of related transactions, (a) as to the Betters Parties, any (i) transaction involving, directly or indirectly, any Betters Company, which upon consummation thereof, would result in any Target Company becoming a public company, (ii) direct or indirect sale or transfer of (A) all or any material part of the business or assets of the Target Companies, taken as a whole, including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, or (B) any of the Company Shares or other Equity Securities of any Betters Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other Equity Securities, dividend, distribution, merger, consolidation, license, transfer, issuance of debt securities or warrants or options, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, management Contract, joint venture or partnership, or otherwise, or (iii) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Betters Company, and (b) as to SPAC, any proposal or offer from any Person or group of Persons relating to, in one transaction or a series of related transactions, any transaction constituting a Business Combination.

1.1.4        “Ancillary Agreements” means, collectively, (a) the Betters Disclosure Letter, (b) the SPAC Disclosure Letter, (c) the Warrant Assignment, Assumption and Amendment Agreement, (d) the Betters Shareholder Support Agreement, (e) the Sponsor Support Agreement, (f) the Betters Lock-Up Agreement, (g) the Insider Letter Amendment, (h) the Registration Rights Agreement, (i) the Certificate of Merger, (j) the Surviving Corporation Governing Documents, (k) the Post-Closing PubCo Governing Documents, (l) the Subscription Agreements and (m) the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement and the Transactions.

1.1.5        “Betters Articles” means the Amended and Restated Articles of Association of Betters as adopted on September 24, 2021.

1.1.6        “Betters Companies” means, collectively, Betters and all of its direct and indirect Subsidiaries, including PubCo, Merger Sub and each of the Target Companies.

1.1.7        “Betters Governing Documents” means, collectively, the Betters Memorandum and the Betters Articles.

1.1.8        “Betters Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies, taken as a whole, or (b) materially impair or materially delay the ability of any of the Betters Companies to perform, on a timely basis, its obligations under this Agreement or any Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a Betters Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics (including COVID-19 and COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of this Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or Governmental Authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable Laws, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) Events generally affecting the industries and markets in which the Target Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any Event underlying any such failure has resulted in a Betters Material Adverse Effect; (ix) any matter of which SPAC is aware on the date hereof; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such Event has resulted in a Betters Material Adverse Effect; or (x) any action expressly required by this Agreement; provided, further, however, that if any such Event related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affects the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies relative to similarly situated participants in the industries and jurisdictions in which the Target Companies conduct their respective operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Betters Material Adverse Effect.

1.1.9        “Betters Memorandum” means the Amended and Restated Memorandum of Association of Betters as adopted on June 30, 2021.

1.1.10      “Betters Parties” means, collectively, Betters, the Company, PubCo and Merger Sub.

1.1.11      “Betters Shareholder” means any holder of any Betters Shares.

1.1.12      “Betters Shares” means issued and outstanding shares, including ordinary shares and preferred shares, of Betters.

1.1.13      “Betters Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by any of the Betters Companies or their respective Affiliates or on behalf of any the foregoing (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which any of the Acquisition Entities or Target Companies is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all filing fees payable to any Governmental Authorities in connection with the Transactions that are the responsibility of any Betters Company pursuant to Section 9.1(c); (c) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and the other related fees that are the responsibility of any Betters Company pursuant to Section 9.2(a)(i); and (d) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing and which becomes payable as a direct result of the execution of this Agreement or the consummation of the Transactions.

1.1.14      “Business Combination” has the meaning set forth in Article II of the SPAC Charter.

1.1.15      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the Cayman Islands are authorized or required by Law to close.

1.1.16      “Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

1.1.17      “Code” means the U.S. Internal Revenue Code of 1986.

1.1.18      “Company Articles” means the Articles of Association of the Company as adopted on January 8, 2021.

1.1.19      “Company Benefit Plans” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) each other retirement, non-qualified deferred compensation, disability, vacation, leave of absence, fringe benefit, severance, change-in-control, profit sharing, option, equity or equity-based, bonus, incentive, health, welfare, retiree medical, medical, dental, life insurance, pension, employee assistance or fringe benefit plan, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to, by any of the Target Companies for the benefit of any current or former director, officer, individual service provider or employee of any of the Target Companies or with respect to which any of the Target Companies has any Liability.

1.1.20      “Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

1.1.21      “Company Intellectual Property” means, collectively, any and all (a) Owned Intellectual Property and (b) Licensed Intellectual Property.

1.1.22      “Company Memorandum” means the Memorandum of Association of the Company as adopted on January 8, 2021.

1.1.23      “Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, licenses, mortgages, purchase orders and other instruments or obligations of any kind, whether written or oral.

1.1.24      “Contribution Consideration Shares” means 29,411,764 PubCo Ordinary Shares to be exchanged for the Company Shares pursuant to Section 2.1(d), which such amount is equal to a pre-transaction equity value for the Company of $300,000,000, divided by $10.20.

1.1.25      “Copyrights” means all rights in copyrights (whether registered or unregistered) and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter Developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

1.1.26      “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

1.1.27      “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

1.1.28      “Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

1.1.29      “Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

1.1.30      “Disclosure Letters” means the Betters Disclosure Letter and the SPAC Disclosure Letter.

1.1.31      “DTC” means the Depository Trust Company.

1.1.32      “Environmental Laws” means all applicable foreign, federal, state, regional and local Laws as in effect on the date of this Agreement relating to: (a) Releases or threatened Releases of any Hazardous Material into the environment (including ambient air, surface water, groundwater, surface land or subsurface land); (b) the manufacture, processing, distribution, use, generation, treatment, recycling, storage, disposal, labelling, transport or handling of any Hazardous Material; (c) the protection of human health and safety (to the extent relating to exposure to Hazardous Material); or (d) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

1.1.33      “Environmental Permits” means the Permits required under Environmental Laws for conducting the business of the Betters Companies as currently conducted (including any business to be conducted by the Betters Companies before the Closing).

1.1.34      “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

1.1.35      “ERISA” means the Employee Retirement Income Security Act of 1974.

1.1.36      “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

1.1.37      “Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

1.1.38      “Exchange Act” means the United States Securities Exchange Act of 1934.

1.1.39      “Export Laws” means (a) all applicable Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (b) all applicable Laws relating to the import, export, re-export, or transfer of information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and the export control Laws of the United Kingdom or the European Union.

1.1.40      “Fraud” means an act committed by a Party that constitutes common law fraud under the Laws of the State of Delaware in relation to the representations or warranties contained in this Agreement; provided, that, for the avoidance of doubt, “Fraud” shall not include constructive fraud, negligent misrepresentation or other similar theory.

1.1.41      “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.1.42      “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Company Act, the “Governing Documents” of a Cayman Islands exempted company with limited liability are its certificate of incorporation, memorandum of association and articles of association under the Cayman Companies Act and the “Governing Documents” of a British Virgin Islands business company are its certificate of incorporation, memorandum of association and articles of association under the BVI Companies Act (As Revised), in each case, as amended or restated from time to time.

1.1.43      “Governmental Authority” means any federal, state, regional, provincial, municipal, local, international, supranational or foreign governmental authority or quasi-governmental, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal or panel, securities exchange or similar body or any instrumentality of any of the foregoing.

1.1.44      “Governmental Order” means any order, judgment, injunction, decree, ruling, writ, edict, stipulation, determination, decision, verdict or award, in each case, entered, rendered or otherwise put into effect by or with any Governmental Authority.

1.1.45      “Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed, designated or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant,” “contaminant” or “regulated substance” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, mold and petroleum (including its derivatives, by-products or other hydrocarbons).

1.1.46      “Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of: (a) the principal of, and premium (if any) in respect of, all indebtedness for borrowed money (including any accrued and unpaid interest and any per diem interest accruals); (b) the principal and interest components of capitalized lease obligations under GAAP; (c) amounts drawn or claimed against (including any accrued and unpaid interest) lines or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn and not yet settled); (d) the principal of, and premium (if any), in respect of obligations evidenced by bonds, debentures, notes and similar instruments (including any accrued and unpaid interest); (e) the principal of, and premium (if any) in respect of, all obligations to pay the deferred and unpaid purchase price of property or equipment, including “earn outs” and “seller notes” (other than accounts payable to creditors for goods and services incurred in the Ordinary Course), whether accrued or not (including any accrued and unpaid interest); (f) all obligations of such Person in respect of acceptances issued or created; (g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (h) all obligations secured by a Lien (other than a Permitted Lien) on any property or asset of such Person; (i) any breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (h); and (j) all obligations of another Person referred to in clauses (a) through (i) above that are guaranteed directly or indirectly, jointly or severally, by such Person, but only to the extent such Person has agreed (contingently or otherwise) to purchase or otherwise acquire such obligations or in respect of which such Person has otherwise assured a creditor against loss.

1.1.47      “Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge Databases, customer lists and customer Databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known in any jurisdiction worldwide; and (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights.

1.1.48      “Intervening Event” means an Event that (a) is materially adverse to the businesses, assets, Liabilities, results of operations or condition (financial or otherwise) of the Betters Companies, (b) is unknown by the SPAC Board as of the date of this Agreement and (c) which Event becomes known to or by the SPAC Board prior to obtaining the SPAC Stockholders’ Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Intervening Event”: (i) any Alternative Transaction with respect to SPAC; (ii) any changes in the price or trading volume of SPAC Stock, SPAC Units or SPAC Warrants; (iii) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the SPAC Stockholder Meeting; (iv) any effect related to meeting, failing to meet or exceeding projections of the Betters Companies; (v) any action expressly required by, or required to be taken by a Party in order to comply with its express obligations under, this Agreement or any Ancillary Agreement; or (vi) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions.

1.1.49      “Investment Company Act” means the United States Investment Company Act of 1940.

1.1.50      “IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation owned, leased or licensed by any of the Target Companies.

1.1.51      “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

1.1.52      “Key Betters Shareholders” means the Persons listed in Section 1.1.52 of the Betters Disclosure Letter.

1.1.53      “Law” means any statute, law, ordinance, code, treaty, rule, regulation or Governmental Order, in each case, that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

1.1.54      “Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Target Companies or to which any of the Target Companies otherwise has a right to use.

1.1.55      “Liability” or “Liabilities” means any and all liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, determined or determinable or matured or unmatured.

1.1.56      “Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Target Companies.

1.1.57      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, license, attachment, right of first refusal, option or encumbrance of any kind in respect of such asset, including (a) any conditional sale or other title retention agreement or lease in the nature thereof or (b) any restriction on any voting, sale, transfer, disposition or other rights, or any agreement to give any of the foregoing.

1.1.58      “Merger Consideration Shares” means the PubCo Ordinary Shares to be exchanged for the shares of SPAC Stock pursuant to Section 2.2(g)(ii).

1.1.59      “Nasdaq” means the Nasdaq Stock Market.

1.1.60      “NDA” means the non-disclosure agreement, dated as of February 17, 2023, by and between SPAC and Betters.

1.1.61      “OFAC” means the U.S. Office of Foreign Assets Control.

1.1.62      “Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

1.1.63      “Ordinary Course” means, with respect to an action taken by a Person, that (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III, Article IV, Article V or Article VI as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person, and (b) such action complies in all material respects with all applicable Laws.

1.1.64      “Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any of the Target Companies.

1.1.65      “Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent Law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

1.1.66      “PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

1.1.67      “PCAOB Financials” means (a) the audited consolidated balance sheets of Betters and the Target Companies for the years ended December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such years, each to be prepared in accordance with GAAP and audited in accordance with the auditing standards of the PCAOB by an internationally recognized audit firm as is reasonably acceptable to SPAC, together with an audit report thereon from the auditor, and (b) the unaudited consolidated balance sheet of Betters and the Target Companies as at June 30, 2023, and the related unaudited consolidated statement of operations and comprehensive loss, changes in equity and cash flows for such six-month period, prepared in accordance with the standards of the PCAOB.

1.1.68      “Permit” means any consent, franchise, registration, variance, license, permit, exemption, concession, ratification, permission, clearance, confirmation, endorsement, waiver, grant, easement, certificate, designation, rating, qualification, order or other authorization or approval of any Person, including any Governmental Authority, or pursuant to any applicable Law, and all pending applications for any of the foregoing.

1.1.69      “Permitted COVID-19 Measures” means any COVID-19 Measures (a) except as would not have a Betters Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, or (b) reasonably implemented by a Party following the date hereof in good faith and in response to a requirement imposed on such Party under applicable Law; provided, that such Party provides prior written notice to the other Parties at least five Business Days prior to implementation thereof (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

1.1.70      “Permitted Liens” means: (a) Liens imposed by operation of Law arising in the Ordinary Course for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the assets properties subject thereto; (b) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course; (c) Liens for Taxes that are not yet due and payable or (i) which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course; (e) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property; (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens, (ii) any Lien permitted under a Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part and (iv) Liens not created by any Target Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (i) through (iv), that do not materially interfere with the present use of the Leased Real Property; (g) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property; (h) Liens arising under this Agreement or any Ancillary Agreement; (i) Liens listed on Section 1.1.70 of the Betters Disclosure Letter; and (j) all other Liens arising in the Ordinary Course that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, occupancy or value of the assets of a Person.

1.1.71      “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

1.1.72      “Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information, and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

1.1.73      “PIPE Investors” means Persons that enter into Subscription Agreements to purchase PubCo Ordinary Shares for cash.

1.1.74      “PRC” means the People’s Republic of China (but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan).

1.1.75      “Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

1.1.76      “Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

1.1.77      “Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, Developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

1.1.78      “PubCo Articles” means the Articles of Association of PubCo, effective as of June 16, 2023.

1.1.79      “PubCo Governing Documents” means, collectively, the PubCo Memorandum and the PubCo Articles.

1.1.80      “PubCo Memorandum” means the Memorandum of Association of PubCo, effective as of June 16, 2023.

1.1.81      “PubCo Securities” means, collectively, the PubCo Ordinary Shares and the PubCo Warrants.

1.1.82      “R&D Contract” means a Contract entered into by one or more of the Target Companies relating to the Target Companies’ Ordinary Course research and development activities and which involves aggregate expenditures by or costs to the Target Companies of less than $1,000,000.

1.1.83      “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment.

1.1.84      “Remedial Action” means all actions required by Environmental Laws to (a) clean up, remove, treat or in any other way address any Release of any Hazardous Materials, (b) prevent the Release of any Hazardous Materials so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of noncompliance with Environmental Laws.

1.1.85      “Representatives” of a Person means, collectively, the officers, directors, managers, general partners, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of such Person.

1.1.86      “SAFE” means the State Administration of Foreign Exchange of the PRC.

1.1.87      “Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Specified Business Conduct Laws.

1.1.88      “Sanctioned Person” means: (a) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (b) any Person that is ordinarily resident in or organized under the Laws of a Sanctioned Country; (c) any Governmental Authority of a Sanctioned Country; or (d) any Person that is owned or controlled by one or more persons described in clauses (a), (b) or (c) above.

1.1.89      “Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

1.1.90      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

1.1.91      “SEC” means the United States Securities and Exchange Commission.

1.1.92      “Securities Act” means the United States Securities Act of 1933.

1.1.93      “Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and Develop any of the foregoing, and training materials related to any of the foregoing.

1.1.94      “SPAC Bylaws” means the Bylaws of SPAC as in effect from time to time.

1.1.95      “SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of October 20, 2021.

1.1.96      “SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

1.1.97      “SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

1.1.98      “SPAC Closing Cash” means an aggregate amount of cash equal to, without duplication, (a) as of immediately prior to the Closing, (i) the amount in the Trust Account before giving effect to any SPAC Redemptions in accordance with the SPAC Charter, less (ii) the amount required to settle all actual SPAC Redemptions in accordance with the SPAC Charter, plus (b) the aggregate proceeds to be received by PubCo from the consummation of the PIPE Investment.

1.1.99      “SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

1.1.100    “SPAC IPO” means the initial public offering of SPAC.

1.1.101    “SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of SPAC or (b) materially impair or materially delay the ability of SPAC to perform, on a timely basis, its obligations under this Agreement or any Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of this Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or Governmental Authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable Laws, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) Events generally affecting the industries and markets in which SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any Event underlying any such failure has resulted in a SPAC Material Adverse Effect; (ix) any matter of which Betters is aware on the date hereof; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such Event has resulted in a SPAC Material Adverse Effect; or (x) any action expressly required by this Agreement; provided, further, however, that if any such Event related to clauses (i), (ii), (iv), (v), (vi) or (viii) above materially and disproportionately adversely affects the business, assets, Liabilities, results of operations or condition (financial or otherwise) of SPAC relative to similarly situated participants in the industries and jurisdictions in which SPAC conducts its operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

1.1.102    “SPAC Modification in Recommendation” means any action by the SPAC Board to: (a) (i) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Betters or PubCo, the SPAC Board Recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the SPAC Board for recommendation to the SPAC Stockholders any Alternative Transaction; (b) make any public statement inconsistent with the SPAC Board Recommendation; (c) resolve or agree to take any of the foregoing actions; or (d) authorize, cause or permit SPAC or any of its Representatives to enter into any Alternative Transaction. For the avoidance of doubt, an Intervening Event Recommendation Change shall constitute a SPAC Modification in Recommendation.

1.1.103    “SPAC Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) SPAC Stockholder to redeem all or a portion of the shares of SPAC Stock held by such SPAC Stockholder in accordance with Section 9.2 of the SPAC Charter in connection with the consummation of the Transactions.

1.1.104    “SPAC Securities” means, collectively, the SPAC Units, the shares of SPAC Stock and the SPAC Warrants.

1.1.105    “SPAC Stockholder” means any holder of any shares of SPAC Stock (including the Sponsor and the Public Stockholders).

1.1.106    “SPAC Stockholders’ Approval” means the approval of the Required Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

1.1.107    “SPAC Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by SPAC or on its behalf (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which SPAC is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of the Subscription Agreements and the consummation of the PIPE Investment; (c) all filing fees payable to any Governmental Authorities in connection with the Transactions that are the responsibility of SPAC pursuant to Section 9.1(c); (d) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and the other related fees that are the responsibility of SPAC pursuant to Section 9.2(a)(i); and (e) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of SPAC at or after the Closing pursuant to any agreement to which SPAC is a party prior to the Closing and which becomes payable as a direct result of the execution of this Agreement or the consummation of the Transaction.

1.1.108    “SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

1.1.109    “Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act and other applicable Laws relating to bribery or corruption; (b) all applicable Laws imposing financial, economic or trade sanctions on any Person, including all applicable Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all applicable anti-boycott or anti-embargo Laws; (c) all applicable Laws relating to the import, export, re-export, transfer of information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable Laws relating to money laundering.

1.1.110    “Sponsor Loans” means the loans made by the Sponsor or any of its Affiliates to SPAC.

1.1.111    “Subscription Agreement” means a Contract executed by SPAC, PubCo and a PIPE Investor in connection with the PIPE Investment.

1.1.112    “Subsidiary” means, with respect to a Person, (a) any corporation, general or limited partnership, limited liability company, joint venture or other association or entity in which such Person, directly or indirectly, (i) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, or (b) any variable interest entity which is consolidated with such Person under applicable accounting rules.

1.1.113    “Surviving Corporation Governing Documents” means, collectively, the Surviving Corporation Charter and the Surviving Corporation Bylaws.

1.1.114    “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

1.1.115    “Taxes” means all federal, state, local, foreign or other taxes of any kind, charges, fees, duties, levies, customs, imposts, required deposits or other assessments in each case in the nature of or similar to a tax imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, production, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, late charge, penalty, or addition thereto.

1.1.116    “Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

1.1.117    “Transactions” means, collectively, each of the transactions contemplated by this Agreement or any of the Ancillary Agreements, including the Share Contribution, the Merger and the PIPE Investment.

1.1.118    “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

1.1.119    “Warrant Agent” means American Stock Transfer & Trust Company, LLC.

DEFINED TERM	SECTION
“Acquisition Entity”/“Acquisition Entities”	Preamble
“Additional SEC Reports”	Section 8.4
“Agreement”	Preamble
“Approvals”	Section 3.1
“Betters”	Preamble
“Betters Audited Financial Statements”	Section 3.7(a)
“Betters Board”	Recitals
“Betters Cure Period”	Section 11.1(g)

DEFINED TERM	SECTION
“Betters Disclosure Letter”	Article III
“Betters Financial Statements”	Section 3.7(a)
“Betters Interim Financial Statements”	Section 3.7(a)
“Betters Lock-Up Agreement”	Recitals
“Betters Resolutions”	Recitals
“Betters Shareholder Support Agreement”	Recitals
“Betters Transaction Expenses Certificate”	Section 2.1(a)
“Book-Entry Shares”	Section 2.5(b)(ii)
“Break-Up Fee”	Section 11.2(b)
“Certificate of Merger”	Section 2.2(b)
“Certificates”	Section 2.5(b)(i)
“Certifications”	Section 4.7(a)
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Advised Parties”	Section 12.18(f)
“Company Board”	Recitals
“Company Deal Communications”	Section 12.18(g)
“Company Material Contract”	Section 3.21(a)
“Company Shares”	Recitals
“Company Software”	Section 3.18(c)(vi)
“Company Non-Recourse Party”	Section 12.16(b)
“DGCL”	Recitals
“D&O Indemnified Parties”	Section 7.6(b)
“D&O Tail Insurance Policy”	Section 7.6(b)
“D&O Tail Insurance Policy Cap”	Section 7.6(b)
“Effective Time”	Section 2.2(b)
“Exchange Agent”	Section 2.1(c)
“Exchange Agent Agreement”	Section 2.1(c)
“Exchange Fund”	Section 2.5(a)
“Extension”	Section 9.9
“Gain Recognition Agreement”	Section 9.4(c)
“Insider Letter Amendment”	Recitals
“Insurance Policies”	Section 3.22
“Intended Tax Treatment”	Recitals

DEFINED TERM	SECTION
“Intercompany Agreements”	Section 2.4(a)(v)
“Interim Period”	Section 7.2(a)
“Intervening Event Notice”	Section 9.2(d)
“Intervening Event Recommendation Change”	Section 9.2(d)
“Leases”	Section 3.14(b)
“Letter of Transmittal”	Section 2.5(b)(i)
“Maximum Extension Date”	Section 9.9
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Merger Sub Share”	Section 6.3(a)
“Merger Sub Written Consent”	Recitals
“Most Recent Balance Sheet”	Section 3.7(a)
“Most Recent Balance Sheet Date”	Section 3.7(a)
“Outside Date”	Section 11.1(b)
“Outstanding SPAC Class A Stock”	Section 4.3(a)
“Outstanding SPAC Class B Stock”	Section 4.3(a)
“Party”/“Parties”	Preamble
“PIPE Investment”	Recitals
“Post-Closing PubCo Articles”	Section 7.4(b)
“Post-Closing PubCo Governing Documents”	Section 7.4(b)
“Post-Closing PubCo Memorandum”	Section 7.4(a)
“Pro Forma Betters Financial Statements”	Section 7.9(a)
“Private Placement Warrants”	Section 4.3(a)
“PubCo”	Preamble
“PubCo Board”	Recitals
“PubCo Equity Incentive Plan”	Section 7.13
“PubCo Securityholder”	Section 9.4(c)
“PubCo Share”	Section 6.3(a)
“PubCo Ordinary Shares”	Recitals
“PubCo Warrants”	Recitals
“Public Stockholders”	Section 4.13(a)
“Public Warrants”	Section 4.3(a)
“Prior Company Counsel”	Section 12.18(f)
“Prior SPAC Counsel”	Section 12.18(a)

DEFINED TERM	SECTION
“Privileged Company Deal Communications”	Section 12.18(g)
“Privileged SPAC Deal Communications”	Section 12.18(b)
“Proxy/Registration Statement”	Section 9.2(a)(i)
“Registration Rights Agreement”	Recitals
“Regulatory Approvals”	Section 9.1(a)
“Released Claims”	Section 12.1
“Required Transaction Proposals”	Section 9.2(a)(i)
“SAFE Rules and Regulations”	Section 3.6(b)
“Share Contribution”	Recitals
“Side Letters”	Section 2.4(a)(vi)
“SPAC”	Preamble
“SPAC Board”	Recitals
“SPAC Board Recommendation”	Section 9.2(b)(iv)
“SPAC Business Combination Deadline”	Section 9.9
“SPAC Class A Stock”	Section 4.3(a)
“SPAC Class B Stock”	Section 4.3(a)
“SPAC Cure Period”	Section 11.1(h)
“SPAC Deal Communications”	Section 12.18(b)
“SPAC Disclosure Letter”	Article IV
“SPAC D&O Indemnified Parties”	Section 7.6(a)
“SPAC Financial Statements”	Section 4.7(b)
“SPAC Material Contracts”	Section 4.10(a)
“SPAC Non-Recourse Party”	Section 12.16(b)
“SPAC SEC Reports”	Section 4.7(a)
“SPAC Stock”	Section 4.3(a)
“SPAC Stockholder Meeting”	Section 9.2(a)(i)
“SPAC Transaction Expenses Certificate”	Section 2.1(b)
“SPAC Warrants”	Section 4.3(a)
“Sponsor”	Recitals
“Sponsor Members”	Recitals
“Sponsor Registration Rights Agreement”	Recitals
“Sponsor Support Agreement”	Recitals
“Stockholder Litigation”	Section 9.5
“Surviving Corporation”	Recitals
“Surviving Corporation Bylaws”	Section 2.2(d)(ii)

DEFINED TERM	SECTION
“Surviving Corporation Charter”	Section 2.2(d)(i)
“Target Companies”	Recitals
“Target Company Related Person”	Section 3.23
“Terminating Betters Breach”	Section 11.1(g)
“Terminating SPAC Breach”	Section 11.1(h)
“Top Customers”	Section 3.20(b)
“Top Suppliers”	Section 3.20(a)
“Transaction Proposals”	Section 9.2(a)(i)
“Transfer Taxes”	Section 9.4(e)
“Trust Account”	Section 4.13(a)
“Trust Agreement”	Section 4.13(a)
“Trustee”	Section 4.13(a)
“Updated Betters Financial Statements”	Section 7.9(a)
“Undesignated SPAC Preferred Stock”	Section 4.3(a)
“Unissued SPAC Class A Stock”	Section 4.3(a)
“Unissued SPAC Class B Stock”	Section 4.3(a)
“Warrant Assignment, Assumption and Amendment Agreement”	Recitals

1.2           Construction.

(a)           Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” or “clause” refer to the specified Article, Section or clause of this Agreement, and any references to a clause shall refer to the appropriate clause within the same Section in which such reference occurs; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) any reference to a given Person includes such Person’s successors and permitted assigns.

(b)           Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations.

(c)           References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)            All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable Party.

(g)           Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation.

(h)           The headings preceding the text of Articles and Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(i)            The words “made available,” “provided” or “delivered” to a Party, or similar formulations, mean that such materials were (i) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or, (ii) if applicable, available to such Party (without material redactions) in the electronic data room hosted by SecureDocs in connection with the Transactions no later than 11:59 p.m. (New York City time) on June 24, 2023 and continuously available to such Party and its legal counsel and financial advisors through the date hereof.

1.3           Knowledge. As used herein, (a) the phrase “to the knowledge of Betters” shall mean the actual knowledge of the individuals identified in Section 1.3 of the Betters Disclosure Letter; (b) the phrase “to the knowledge of SPAC” shall mean the actual knowledge of the individuals identified in Section 1.3 of the SPAC Disclosure Letter.

Article II
TRANSACTIONS; CLOSING

2.1           Pre-Closing Actions.

(a)           Betters Transaction Expenses Certificate. No sooner than five Business Days, and no later than three Business Days, prior to the Closing Date, Betters shall provide to SPAC a written report setting forth a list of all of the Betters Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Betters Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to be paid for any Betters Transaction Expenses incurred in good faith after the delivery of the Betters Transaction Expenses Certificate, which invoices shall promptly be paid by PubCo.

(b)           SPAC Transaction Expenses Certificate. No sooner than five Business Days, and no later than three Business Days, prior to the Closing Date, SPAC shall deliver to Betters and PubCo a written report setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of any SPAC Redemptions; (ii) a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (iii) the aggregate amount of any Sponsor Loans outstanding as of the Closing; and (iv) the amount of SPAC Closing Cash (the “SPAC Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to be paid for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate, which invoices shall promptly be paid by PubCo.

(c)            Appointment of Exchange Agent. No later than 10 Business Days prior to the Closing, PubCo shall appoint, and Betters shall cause PubCo to appoint, an exchange agent mutually agreed among SPAC, Betters and PubCo (the “Exchange Agent”) pursuant to an exchange agent agreement in form and substance reasonably acceptable to SPAC (the “Exchange Agent Agreement”) for the purpose of (i) exchanging the shares of SPAC Stock for PubCo Ordinary Shares in accordance with Section 2.2(g)(ii) and (ii) delivering the PubCo Ordinary Shares in accordance with the terms of this Agreement.

(d)           The Share Contribution. Prior to the Closing and in accordance with this Agreement and the Company Governing Documents, Betters shall contribute, assign, transfer and convey to PubCo, and PubCo shall accept from Betters, all of the legal and beneficial title to the Company Shares, free from all Liens and together with all rights attaching to the Company Shares at the consummation of the Share Contribution (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the consummation of the Share Contribution). In accordance with this Agreement and the Company Governing Documents, in consideration for the Share Contribution, PubCo shall issue, and Betters shall cause PubCo to issue, to Betters the Contribution Consideration Shares.

2.2           The Merger.

(a)           Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into SPAC, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving corporation in the Merger, shall thereafter continue its corporate existence as a direct, wholly owned subsidiary of PubCo.

(b)           Effective Time. At the Closing, the Parties shall cause a certificate of merger in substantially the form attached hereto as Exhibit G (the “Certificate of Merger”) in respect of the Merger to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by the Parties and specified in such Certificate of Merger) (the “Effective Time”).

(c)           Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, agreements, powers, franchises, licenses, authority, debts, Liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, immunities, agreements, powers, franchises, licenses, debts, Liabilities, duties and obligations of the Surviving Corporation.

(d)           Surviving Corporation Governing Documents.

(i)            At the Effective Time, the SPAC Charter shall be amended and restated in its entirety in substantially the form attached hereto as Exhibit H (the “Surviving Corporation Charter”). The Surviving Corporation Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Charter.

(ii)           At the Effective Time, the SPAC Bylaws shall be amended and restated in their entirety in substantially the form attached hereto as Exhibit I (the “Surviving Corporation Bylaws”). The Surviving Corporation Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Bylaws.

(e)           Directors and Officers of the Surviving Corporation.

(i)            At the Effective Time, the directors of the Surviving Corporation shall be the respective Persons set forth in Section 2.2(e)(i) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(ii)           At the Effective Time, the officers of the Surviving Corporation shall be the respective officers of the Company holding such positions as set forth in Section 2.2(e)(ii) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(f)           Effect of the Merger on Shares of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Merger Sub Share shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which share shall constitute the only Equity Securities of the Surviving Corporation.

(g)           Effect of the Merger on SPAC Securities.

(i)            SPAC Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, each SPAC Unit that is issued and outstanding immediately prior to the Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii)           SPAC Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i), each share of SPAC Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and non-assessable PubCo Ordinary Share, without interest, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such share of SPAC Stock.

(iii)          Public Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i), each Public Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into a PubCo Warrant, without interest, in accordance with the terms of the Warrant Assignment, Assumption and Amendment Agreement, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such Public Warrant. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.2(g)(iii), including SPAC and PubCo entering into the Warrant Assignment, Assumption and Amendment Agreement with the Warrant Agent at the Closing. At or prior to the Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Ordinary Shares for delivery upon the exercise of such PubCo Warrants.

(iv)          SPAC Securities Held in Treasury. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i) and notwithstanding clauses (ii), (iii) and (iv) above or any other provision of this Agreement to the contrary, each share of SPAC Stock and each SPAC Warrant that is owned by SPAC or held in treasury immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

2.3           Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.8, subject to the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC, Betters and PubCo in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.4           Closing Deliverables.

(a)           At or prior to the Closing, Betters and PubCo shall deliver, or cause to be delivered:

(i)            to the Exchange Agent, the Merger Consideration Shares in accordance with Section 2.5(a);

(ii)           to SPAC, a counterpart (or counterparts) to each of the Ancillary Agreements to be entered into by PubCo or Merger Sub at the Closing, duly executed by PubCo or Merger Sub, as applicable;

(iii)          to SPAC, a counterpart of the Certificate of Merger, duly executed by Merger Sub;

(iv)          to SPAC, a certificate signed by an officer of Betters, dated as of the Closing Date, certifying that the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) have been fulfilled;

(v)           to SPAC, evidence in form and substance reasonably acceptable to SPAC of the termination of all intercompany agreements between Betters and any of the Target Companies (the “Intercompany Agreements”), if any;

(vi)          to SPAC, evidence in form and substance reasonably acceptable to SPAC of the termination of all letter agreements (excluding the Intercompany Agreements) between Betters or any of the Betters Shareholders, on the one hand, and any of the Target Companies, on the other hand (the “Side Letters”), if any;

(vii)         to SPAC, copies of the approvals, waivers or consents called for by Section 10.2(d); and

(viii)        to SPAC, such other documents or certificates as shall be reasonably determined by SPAC and PubCo to be required to consummate the Transactions.

(b)           At or prior to the Closing, SPAC shall deliver, or cause to be delivered, to PubCo:

(i)            a counterpart (or counterparts) to each of the Ancillary Agreements to be entered into by SPAC or the Sponsor at the Closing, duly executed by SPAC or the Sponsor, as applicable;

(ii)           a counterpart of the Certificate of Merger, duly executed by SPAC;

(iii)          a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;

(iv)          written resignations of all the directors and officers of SPAC, effective as of the Effective Time; and

(v)           such other documents or certificates as shall be reasonably determined by SPAC and PubCo to be required to consummate the Transactions.

(c)           At the Closing, PubCo shall pay, or cause to be paid, by wire transfer of immediately available funds (i) all accrued and unpaid Betters Transaction Expenses as set forth in the Betters Transaction Expenses Certificate and (ii) all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Transaction Expenses Certificate.

(d)           At the Closing, in accordance with the SPAC Transaction Expenses Certificate and the Sponsor Support Agreement, PubCo shall issue to the Sponsor, as full repayment of the Sponsor Loans, a number of validly issued, fully paid and non-assessable PubCo Ordinary Shares equal to (i) the aggregate amount outstanding under the Sponsor Loans, divided by (ii) $10.20.

2.5           Exchange of Shares of SPAC Stock.

(a)           Exchange Fund. On the Closing Date and immediately prior to the Effective Time, in accordance with the PubCo Governing Documents and the Cayman Companies Act, PubCo shall, and Betters shall cause PubCo to, issue to and deposit with the Exchange Agent, for the benefit of the SPAC Stockholders, the Merger Consideration Shares (in uncertificated or book-entry form) necessary to deliver the Merger Consideration Shares in accordance with Section 2.2(g)(ii) (the “Exchange Fund”). PubCo and Betters shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration Shares out of the Exchange Fund in accordance with this Agreement, and the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures for SPAC Stockholders.

(i)            Certificates. As promptly as practicable after the Effective Time, but in any event within two Business Days thereof, PubCo shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder, as of immediately prior to the Effective Time (but after giving effect to the division of SPAC Units pursuant to Section 2.2(g)(i)), of an outstanding certificate or certificates evidencing shares of SPAC Stock entitled to receive Merger Consideration Shares pursuant to Section 2.2(g)(ii) (“Certificates”), (A) a notice advising such holder of the effectiveness of the Merger and (B) a letter of transmittal, in form and substance reasonably acceptable to SPAC and Betters (a “Letter of Transmittal”), along with instructions for effecting the surrender of any Certificates held by such holder pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor, and PubCo shall cause the Exchange Agent to deliver, the applicable Merger Consideration Shares, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b)(i), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration Shares that such holder is entitled to receive in accordance with the provisions of Section 2.2(g)(ii).

(ii)           Non-DTC Book-Entry Shares. As promptly as practicable after the Effective Time, PubCo shall direct the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time (but after giving effect to the division of SPAC Units pursuant to Section 2.2(g)(i)), of shares of SPAC Stock represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger and (B) a statement reflecting the applicable Merger Consideration Shares that such holder has the right to receive pursuant to Section 2.2(g)(ii).

(iii)          DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, SPAC and PubCo shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of the shares of SPAC Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Merger Consideration Shares that DTC or its nominees have the right to receive pursuant to Section 2.2(g)(ii).

(c)           Full Satisfaction. The Merger Consideration Shares delivered upon the exchange of the shares of SPAC Stock in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Stock.

(d)           Adjustments to Merger Consideration Shares. The Merger Consideration Shares shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of stock or other like change with respect to any SPAC Securities occurring on or after the date of this Agreement and prior to the Effective Time.

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the SPAC Stockholders with respect to the Merger Consideration Shares for six months after the Effective Time shall be delivered to PubCo, and any SPAC Stockholders who have not theretofore complied with this Section 2.5 shall thereafter look only to PubCo for the applicable Merger Consideration Shares. Any portion of the Exchange Fund with respect to the Merger Consideration Shares remaining unclaimed by SPAC Stockholders, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto. PubCo shall hold any such PubCo Ordinary Shares in treasury in accordance with applicable Law.

(f)            No Liability. None of the Exchange Agent, SPAC, PubCo, the Surviving Corporation or any of their respective Affiliates shall be liable to any SPAC Stockholder for any such shares of SPAC Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.5.

(g)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration Shares, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.2(g)(ii).

2.6           Withholding. Each of PubCo, the Surviving Corporation and the Company and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided, that PubCo, the Surviving Corporation and the Company or their agents, as applicable, shall (a) use commercially reasonable efforts to provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or that is otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five days prior to the date of the relevant payment and (b) reasonably cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by PubCo, the Surviving Corporation or the Company or their agents, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except as disclosed in the disclosure letter dated as of the date of this Agreement and delivered by Betters to SPAC on the date of this Agreement, subject to and in accordance with Section 12.9 (the “Betters Disclosure Letter”), Betters and the Company hereby represent and warrant to SPAC as follows:

3.1           Due Organization; Good Standing; Power and Authority. The Company (a) is a business company limited by shares incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (b) is duly qualified to do business in each jurisdiction in which it is conducting its business and (c) is in possession of all material grants, consents, approvals, waivers, authorizations and Permits of, and has delivered all material notices to and made all material declarations and material filings with, any Governmental Authorities (collectively, “Approvals”) necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clause (b), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. The Company has provided to SPAC true, correct and complete copies of the Company Governing Documents, as amended to date and as currently in effect. The Company is not in violation of any provisions of the Company Governing Documents in any material respect.

3.2           Due Authorization. Except as described in Section 3.2 of the Betters Disclosure Letter, the Company has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Company is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.3           Capitalization.

(a)           Section 3.3(a) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the number of authorized Equity Securities of each class of Equity Securities of the Company, the number of issued and outstanding Equity Securities of each class of Equity Securities of the Company, the record owners thereof and the number of Equity Securities of each class (as applicable) owned by each such record owner. After giving effect to the Share Contribution, PubCo shall own all of the issued and outstanding Equity Securities of the Company, free and clear of all Liens other than (i) as may be set forth in the Company Governing Documents and (ii) any restrictions on sales of securities under applicable securities Laws.

(b)           The Equity Securities of the Company as set forth in Section 3.3(a) of the Betters Disclosure Letter (i) are duly authorized, validly issued, and, except as set forth on Section 3.3(b) of the Betters Disclosure Letter, fully paid and non-assessable, (ii) were issued in compliance with applicable Laws and the Company Governing Documents, (iii) were not issued in breach or violation of preemptive rights, purchase option, call or right of first refusal, right of first offer or similar rights or any Contract and (iv) are free and clear of all Liens other than (A) as may be set forth in the Company Governing Documents and (B) any restrictions on sales of securities under applicable securities Laws.

(c)           Except as described in Section 3.3(a), there are no issued and outstanding Equity Securities of the Company or any Contracts to which the Company is a party or by which the Company is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. The Company has not granted any outstanding options, stock appreciation rights, restricted stock units, restricted stock or other equity-based awards to any current or former employee or service provider. Except for this Agreement and the Betters Shareholder Support Agreement, there are no voting trusts, proxies, shareholder agreements or any other Contracts to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any of the Equity Securities of the Company.

3.4           Subsidiaries of the Company.

(a)           A true, correct and complete list of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation of each of the Company’s Subsidiaries, is disclosed in Section 3.4(a) of the Betters Disclosure Letter.

(b)           Each of the Company’s Subsidiaries (i) is a corporation or other organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all material Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. The Company has provided to SPAC true, correct and complete copies of the Governing Documents of each of its Subsidiaries, as amended to date and as currently in effect. None of the Company’s Subsidiaries is in violation of any provisions of its respective Governing Documents in any material respect.

(c)           Section 3.4(c) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the number of authorized Equity Securities of each class of Equity Securities of each of the Company’s Subsidiaries, the number of issued and outstanding Equity Securities of each class of Equity Securities of each of the Company’s Subsidiaries, the record owners thereof and the number of Equity Securities of each class (as applicable) owned by each such record owner.

(d)           The Equity Securities of each of the Company’s Subsidiaries as set forth in Section 3.4(c) of the Betters Disclosure Letter (i) are duly authorized, validly issued, and, except as set forth on Section 3.4(d) of the Betters Disclosure Letter, fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Laws and the Governing Documents of the applicable Subsidiary of the Company, (iii) were not issued in breach or violation of any preemptive rights, purchase option, call option or right of first refusal, right of first offer or similar rights under any Contract to which such Subsidiary is a party and (iv) are free and clear of all Liens other than (A) as may be set forth in the Governing Documents of the applicable Subsidiary of the Company and (B) any restrictions on sales of securities arising under applicable securities Laws.

(e)           Except as described in Section 3.4(c), there are no issued and outstanding Equity Securities of any of the Company’s Subsidiaries or any Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. No Subsidiary of the Company has granted any outstanding options, stock appreciation rights, restricted stock units, restricted stock or other equity-based awards to any current or former employee or service provider. There are no voting trusts, proxies, shareholder agreements or any other Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any of its Equity Securities.

3.5           No Conflict; Governmental Consents and Filings.

(a)            The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not (i) conflict with or violate the Company Governing Documents, (ii) assuming that the Approvals referred to in Section 3.5(b) are duly and timely obtained or made, conflict with or violate any applicable Laws or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Target Companies pursuant to any Company Material Contracts, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement, and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (ii) the Approvals set forth in Section 3.5(b) of the Betters Disclosure Letter; and (iii) where the failure to obtain any such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.

3.6           Legal Compliance.

(a)           Except as disclosed in Section 3.6 of the Betters Disclosure Letter, each of the Target Companies has complied with and is not in violation of any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business, except for any failures to comply with or violations of applicable Laws which would not, individually or in the aggregate, have a Betters Material Adverse Effect. Without limiting the generality of the foregoing, all Approvals of the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, each of the Target Companies with respect to its establishment, capital structure, business and operations as it is now being conducted, including the Approvals of the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with the applicable Laws of the PRC, except for any such Approvals the absence of which would not, individually or in the aggregate, have a Betters Material Adverse Effect. Each of the Target Companies, if established or operating in the PRC, has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance in all material respects with all applicable Laws and with all requisite Approvals of the Governmental Authorities of the PRC. Except as disclosed in Section 3.6 of the Betters Disclosure Letter, no written, or to the knowledge of Betters, oral notice of any non-compliance by any of the Target Companies with any applicable Laws has been received by Betters or any of the Target Companies, which would, or would reasonably be expected to, individually or in the aggregate, be material to the business of the Target Companies, taken as a whole.

(b)           To the knowledge of Betters, each holder or beneficial owner of any Equity Securities of any of the Target Companies who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in such Target Company, except as would not, individually or in the aggregate, have a Betters Material Adverse Effect. None of the Target Companies or any of their respective directors or officers, nor, to the knowledge of Betters, any holder or beneficial owner of any Equity Securities of any of the Target Companies, has received any inquiry, notification, warning or any other similar form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

3.7           Financial Statements.

(a)           True, correct and complete copies of (i) (A) the audited consolidated balance sheet of Betters and the Target Companies for the year ended December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such year, and (B) the audited consolidated balance sheet of Betters and the Target Companies as at May 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such five-month period, in each case, together with the auditor’s reports thereon (collectively, the “Betters Audited Financial Statements”), and (ii) (A) the unaudited consolidated balance sheet of Betters and the Target Companies for the year ended December 31, 2022, and the related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such year, and (B) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) of Betters and the Target Companies as at April 30, 2023 (the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such four-month period (collectively, the “Betters Interim Financial Statements” and together with the Betters Audited Financial Statements, the “Betters Financial Statements”), have been made available to SPAC.

(b)           Except as disclosed in Section 3.7(b) of the Betters Disclosure Letter, the Betters Financial Statements (i) comply as to form and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject only in the case of the Betters Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, (ii) fairly and accurately present in all material respects the financial position, results of operations and cash flows of Betters and the Target Companies as at the dates thereof and for the periods indicated and (iii) were derived from and accurately reflect the books and records of Betters and the Target Companies and are complete and accurate within the meaning of GAAP in all material respects.

(c)           Each of Betters and the Target Companies maintains books and records reflecting its assets and Liabilities and has established and maintained proper and adequate internal controls in accordance with applicable Law which are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Betters and the Target Companies and to maintain accountability for each such entity’s assets and Liabilities, (iii) access to each such entity’s assets is permitted only in accordance with management’s authorization and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. The financial books and records of Betters and the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course. To the knowledge of Betters, none of Betters or any of the Target Companies has been subject to, or involved in, any fraud by management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting of Betters or any Target Company. During the past three years, none of Betters or any of the Target Companies or, to the knowledge of Betters, any of their respective Representatives, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Betters or any Target Company or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Betters or any Target Company has engaged in questionable accounting or auditing practices.

(d)           None of Betters or the Target Companies, or, to the knowledge of Betters, the independent auditors of Betters and the Target Companies, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Betters or the Target Companies, (ii) any fraud that involves Betters or the Target Companies’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting of Betters or any Target Company or (iii) any claim or allegation regarding any of the foregoing.

(e)           As of the date hereof, the Target Companies do not have any Indebtedness (inclusive of principal and any accrued but unpaid interest with respect to such Indebtedness) in excess of $1,000,000 other than (i) Indebtedness disclosed in the Betters Financial Statements or (ii) as is set forth on Section 3.7(e) of the Betters Disclosure Letter.

(f)            Except as contemplated by this Agreement or as disclosed in Section 3.7(f) of the Betters Disclosure Letter, there are no outstanding loans or other extensions of credit made by Betters or any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

3.8           No Undisclosed Liabilities. No Target Company has any material Liabilities of a nature required to be disclosed on a balance sheet in accordance with GAAP, except: (a) Liabilities set forth in the Most Recent Balance Sheet; (b) Liabilities arising in the Ordinary Course after the Most Recent Balance Sheet Date (none of which arises out of or is in connection with any breach of Contract, breach of representation or warranty, tort, infringement, or violation of applicable Law); (c) Liabilities arising under or in connection with this Agreement or the Ancillary Agreements or the consummation of the Transactions; or (d) Liabilities set forth in Section 3.8 of the Betters Disclosure Letter.

3.9           Business Activities; Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Section 3.9 of the Betters Disclosure Letter, since December 31, 2022, (a) each of the Target Companies has conducted its business in the Ordinary Course and (b) there has not occurred any Betters Material Adverse Effect.

3.10         Litigation. Except as disclosed in Section 3.10 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by any of the Target Companies against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on any of the Target Companies; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such.

3.11         Company Benefit Plans.

(a)           Section 3.11(a) of the Betters Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Benefit Plan. None of the Target Companies has at any time maintained, established, operated, sponsored, participated in or contributed to any Company Benefit Plan subject to Section 302 or Title IV of ERISA, and none of the Target Companies, nor any of their respective ERISA Affiliates, has any Liability under any plan subject to Title IV of ERISA.

(b)           To the knowledge of Betters, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreements and the consummation of the Transactions, will not result in any payment (whether of severance pay or otherwise), acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of any of the Target Companies.

(c)           Except as set forth on Section 3.11(c) of the Betters Disclosure Letter, each Company Benefit Plan has been established, funded, maintained and administered in compliance in all material respects with its terms and all applicable Laws, and all contributions required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been timely made or accrued and reflected in the financial statements of the Target Companies to the extent required by GAAP and in accordance with all applicable Laws.

3.12         Labor Relations; Employment Contracts.

(a)           Betters has made available to SPAC a true, correct and complete roster of all (i) employees of each of the Target Companies and (ii) all individuals engaged as independent contractors and consultants of each of the Target Companies (other than those employed or retained by third-party corporate entities).

(b)           Except as disclosed in Section 3.12(b) of the Betters Disclosure Letter, none of the Target Companies is a party to any collective bargaining agreement or other similar labor Contract applicable to persons employed by any of the Target Companies, and, to the knowledge of Betters, there is no organizing activity involving any of the Target Companies that is pending by any labor organization or employee union.

(c)           There is no (i) pending strike, work stoppage, slowdown, lockout or arbitration against or involving any of the Target Companies involving any employee of any of the Target Companies or (ii) unfair labor practice charge, or grievance or complaint pending by or on behalf of any employee or former employee of any of the Target Companies or any labor organization to which any Target Company has been given written notice, except, in each case, as would not, individually or in the aggregate, have a Betters Material Adverse Effect.

(d)           No judgment, consent decree or arbitration award imposes continuing material remedial obligations or otherwise materially limits or affects the ability of any Target Company to manage its employees, service providers or job applicants.

(e)           Except as disclosed in Section 3.12(e) of the Betters Disclosure Letter, each of the Target Companies is in compliance in all material respects with all applicable Laws relating to labor and employment matters, including Laws relating to wages (including minimum wage and overtime), housing funds, social insurance contributions, hours or work, child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, “mass layoffs” or “plant closings” or with respect to collective bargaining, occupational health and safety, workers’ compensation and immigration.

(f)            Except as disclosed in Section 3.12(f) of the Betters Disclosure Letter, or as would not, and would not reasonably be expected to, individually or in the aggregate, have a Betters Material Adverse Effect (i) none of the Target Companies is liable for any arrears of wages or penalties with respect thereto, and (ii) there are no pending or, to the knowledge of Betters, threatened Actions against any of the Target Companies by any employee or former employee of any of the Target Companies in connection with such employee’s employment or termination of employment by any of the Target Companies.

3.13         Restrictions on Business Activities. Except as disclosed in Section 3.13 of the Betters Disclosure Letter, there is no Contract or Governmental Order binding upon any of the Target Companies or its assets or properties or to which Betters or any of the Target Companies is a party which has the effect of prohibiting or materially impairing (a) any business practice of any of the Target Companies, (b) any acquisition of property by any of the Target Companies or (c) the conduct of business by any of the Target Companies as currently conducted, other than such effects which would not, individually or in the aggregate, have a Betters Material Adverse Effect.

3.14         Title to Property.

(a)           Except as disclosed in Section 3.14(b) of the Betters Disclosure Letter, none of the Target Companies owns any parcels of real property or any real property interests, and no Target Company has any options or Contracts under which any Target Company has a right to purchase, lease or otherwise acquire, or the obligation to sell, lease or otherwise divest, any real property or interests in real property.

(b)           Section 3.14(b) of the Betters Disclosure Letter contains a true, correct and complete list of all leases, subleases and similar occupancy Contracts providing for the use or occupancy of real property entered into by any of the Target Companies (the “Leases”). Betters has made available to SPAC true, correct and complete copies of the Leases and all extensions, amendments, modifications and supplements thereto, if applicable, and in the case of any oral Lease, a written summary of the material terms of such Lease. A Target Company has valid leasehold title to all of the Leases, free and clear of all Liens, except for Permitted Liens. Each of the Leases are in full force and effect and is a legal, valid and binding obligation of the Target Company party thereto, and to the knowledge of Betters, the counterparty thereto, enforceable against such counterparty in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. No Event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other Event) would constitute a material default on the part of a Target Company or, to the knowledge of Betters, any other party under any of the Leases, and none of Betters or any Target Company has received written notice of any such default. There exists no pending or, to the knowledge of Betters, threatened condemnation, confiscation, occupation or eminent domain Action with respect to, or which could adversely affect, the continued use and enjoyment of the leasehold interests of the Target Companies under the Leases.

(c)           Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens set forth on the Most Recent Balance Sheet and (d) Liens set forth on Section 3.14(c) of the Betters Disclosure Letter.

3.15         Taxes.

(a)            All income and other material Tax Returns required to be filed by any of the Target Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b)            Each of the Target Companies has timely paid in full all of its income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return).

(c)            All material Taxes required by applicable Tax Laws to be withheld by any of the Target Companies from amounts owing to any employee, creditor or other Person have been withheld and paid over to the appropriate Governmental Authority in a timely manner, and each of the Target Companies has complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d)            No claim, assessment or material deficiency for any material Taxes has been asserted or assessed by any Governmental Authority against any of the Target Companies, which deficiency has not been resolved and paid in full, including any penalties or interest thereon. No Tax audit, examination or other proceeding by any Governmental Authority is currently pending or threatened in writing against any of the Target Companies with respect to any Taxes due from such entity.

(e)            None of the Target Companies has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), which extension is still in effect.

(f)             There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of any of the Target Companies.

(g)            None of the Target Companies has made a request for or entered into any closing agreement, private letter ruling, advance pricing agreement, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which would or would reasonably be expected to materially impact the Taxes of PubCo, the Surviving Corporation or any of the Target Companies after the Closing Date.

(h)            None of the Target Companies is a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on any Target Company with respect to any period following the Closing Date, or has any Liability for Taxes of any other Person by operation of Law or Contract, in each case, other than (i) any such agreements solely between the Target Companies and (ii) customary commercial Contracts (or Contracts entered into in the Ordinary Course), the principle purpose of which is not Tax.

(i)             All the material Tax incentives, grants, subsidies, concessions, abatements and other similar forms of assistance from Governmental Authorities under Tax Laws that were claimed by any of the Target Companies were claimed in compliance with applicable Tax Laws, and all conditions for claiming such benefits have been fulfilled by the Target Companies in all material respects. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, would affect the continued validity and effectiveness of any such material Tax incentives, grants, subsidies, concessions, abatements and other similar forms of assistance from Governmental Authorities under Tax Laws, except as would not have a Betters Material Adverse Effect.

(j)             Within the three-year period ending on the date of this Agreement, no claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where any of the Target Companies does not file Tax Returns that such Target Company is or may be subject to taxation in that jurisdiction.

(k)            The Company, its “qualified subsidiaries” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii)) or its “qualified partnerships” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(viii)), each such party has (i) been engaged in an active trade or business outside the United States (within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3) and (4)) for the entire 36-month period immediately prior to the Closing Date and (ii) no intention to substantially dispose of, or discontinue, such trade or business.

(l)             None of the Target Companies has taken or agreed to take any action not contemplated by this Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.16         Environmental Matters. Except as disclosed in Section 3.16 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect:

(a)           No Action is pending, or to the knowledge of Betters, threatened against any Target Company or any assets or properties of any Target Company alleging that such Target Company is in violation of any Environmental Law or Environmental Permit or has any Liability under any Environmental Law.

(b)           No Approval which has not already been obtained, or which is in the process of being obtained as disclosed in Section 3.16(b) of the Betters Disclosure Letter, by the applicable Target Companies is required under any Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

(c)           Each Target Company is and during the past three years has been in compliance with all Environmental Laws, including obtaining, maintaining in good standing, and complying with all Environmental Permits, and no Action is pending or, to the knowledge of Betters, threatened to revoke, modify in any respect or terminate any such Environmental Permit.

(d)           (i) No Target Company is the subject of any outstanding or, to the knowledge of Betters, threatened Governmental Order in respect of any (A) Environmental Laws, (B) Remedial Action, or (C) Release or threatened Release of any Hazardous Materials, and (ii) no Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities of any other Person under any Environmental Laws.

(e)           No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Materials, or owned or operated any property or facility, in a manner that has given rise, or would reasonably be expected to give rise, to any Liability of any Target Company under Environmental Laws.

3.17         No Brokers. Except as disclosed in Section 3.17 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Target Companies.

3.18         Intellectual Property.

(a)           Section 3.18(a) of the Betters Disclosure Letter lists, as of the date of this Agreement, each registration of or application to register Owned Intellectual Property, specifying for each item: (i) the title of the item, if applicable; (ii) the owner; (iii) the jurisdiction in which such item has been issued, registered or filed; (iv) the issuance, registration or application date; and (v) the issuance, filing, registration or application number (as applicable).

(b)           All Owned Intellectual Property is subsisting, and to the knowledge of Betters, valid and enforceable in accordance with applicable Law.

(c)           Except as disclosed in Section 3.18(c) of the Betters Disclosure Letter:

(i)            A Target Company (A) solely holds the entire right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Owned Intellectual Property, and (B) has rights to use, pursuant to a valid and enforceable written license, sublicense or agreement, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not be material to the business of the Target Companies, taken as a whole. The Company Intellectual Property constitutes in all material respects all Intellectual Property necessary for, the operation of the business of the Target Companies, taken as a whole, as currently conducted.

(ii)           Except as would not be material to the business of the Target Companies, taken as a whole, none of the Target Companies, including in connection with the operation of its businesses and activities, are currently infringing, misappropriating or otherwise violating, or have infringed, misappropriated or otherwise violated in the last three years, any Intellectual Property of any Person. There are no pending or, to the knowledge of Betters, threatened in writing Actions against any of the Target Companies involving any claim of infringement, unauthorized use, misappropriation or other violation of any Intellectual Property of any Person or challenging the ownership, registration, validity, enforceability, or use of any Owned Intellectual Property.

(iii)          To the knowledge of Betters, and except as would not be material to the business of the Target Companies, taken as a whole, no Owned Intellectual Property has been in the last three years or is being infringed, misappropriated or otherwise violated by any Person.

(iv)          (A) No funding, facilities or personnel of any Governmental Authority, university or research center were used, to Develop, create, or reduce to practice, in whole or in part, any Owned Intellectual Property material to the business of the Target Companies taken as a whole, and (B) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international or research center owns or otherwise holds, or has the right to obtain, any rights to any Owned Intellectual Property (or any rights to Intellectual Property created by any of the Target Companies) material to the business of the Target Companies taken as a whole. None of the Target Companies is now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires any Target Company to grant or offer to any other Person any license or other right to any Owned Intellectual Property material to the business of the Target Companies, taken as a whole.

(v)           Each of the Target Companies has taken commercially reasonable efforts to protect and maintain the secrecy and confidentiality of all Proprietary Information owned or held by the Target Companies that is material to the business of the Target Companies, taken as a whole, and to the knowledge of Betters, such Proprietary Information has not been subject to unauthorized access or disclosure by a third party.

(vi)          The consummation of the Transactions will not result in the release of source code for material Software owned or purported to be owned by any of the Target Companies (“Company Software”). No source code for any Company Software that is material to any Target Company has been (or is required to be) delivered, licensed or made available, directly or indirectly, and by or on behalf of, any Target Company to any escrow agent, or other Person who is not an employee, officer, consultant or independent contractor or vendor required to keep such source code confidential and only use such source code for the benefit of a Target Company.

(vii)         To the knowledge of Betters, none of the Company Software contains any bug, defect or error that is materially affecting the use, functionality or performance of such Company Software.

(viii)        None of the Target Companies is in breach in any material respect of any terms or conditions of any relevant licenses of Open Source Software. No Company Software incorporates, is integrated with, or links to any Open Source Software in such a manner that, taking into account the current conduct of the Target Companies, requires any of the Target Companies to distribute any proprietary source code for any Company Software under the terms of a license to such Open Source Software, and, to the knowledge of Betters, there would be no reasonable basis for such a claim to be made by a third party. During the past three years, none of the Target Companies has received any such written claim from a third party.

(ix)           The IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct the business of the Target Companies as currently conducted, taken as a whole. Each Target Company has implemented commercially reasonable safeguards and controls to protect Owned Intellectual Property, Company Software, Proprietary Information and any Personal Information under its control, where applicable, against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Betters, none of the Target Companies has experienced within the past three years any material disruption to the IT Systems that has not been corrected. Each Target Company has implemented and maintains commercially reasonable measures, consistent with industry practice, that are designed or intended (A) to provide for the back-up and recovery of all data and information of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the Ordinary Course), (B) to safeguard the security of the IT Systems, and (C) to, where there is a disruptive event, replace or substitute affected IT Systems without causing a Betters Material Adverse Effect.

(x)           Except as would not be material to the business of the Target Companies, taken as a whole, to the knowledge of Betters, none of the Company Software or other IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device that is (A) disrupting, disabling, harming or otherwise impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (B) damaging or destroying any data or file without the user’s consent.

(xi)          Except as would not be material to the business of the Target Companies, taken as a whole, to the knowledge of Betters, there has been no unauthorized intrusion or breach of the security of the IT Systems in the three years prior to the date hereof.

(xii)         Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 3.18 shall be the only representations or warranties of the Company in this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property and nothing in this Section 3.18 shall be deemed, construed, or interpreted to constitute a representation with respect to infringement, misappropriation or other violation of any Intellectual Property.

3.19         Data Privacy.

(a)           To the knowledge of Betters, each Target Company complies in all material respects with all applicable Privacy Laws. The Target Companies (i) have implemented and maintain appropriate policies and procedures in relation to the Processing of Personal Information (including cross-border transfer) and other mechanisms designed to ensure and monitor compliance with such policies and procedures, (ii) maintain, in all material respects, records of their Personal Information Processing activities as required under applicable Privacy Laws, (iii) have made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws.

(b)           Each Target Company has implemented and maintains appropriate technical and organizational measures designed or otherwise intended to protect Personal Information and other data relating to the business of the Target Companies, taken as a whole, against breaches and cybersecurity incidents. Each Target Company has undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws. To the knowledge of Betters, in the past two (2) years, there has been no material loss of, damage to, unauthorized access to, or unauthorized use, modification, or misuse of, any Personal Information in the possession or control of a Target Company.

(c)            In the past two (2) years, no Target Company has (i) been subject to any actual or, to the knowledge of Betters, threatened investigation, notice or request from any Governmental Authority in relation to its data Processing or cybersecurity activities or (ii) received any actual or, to the knowledge of Betters, threatened claim from any individual or Governmental Authority alleging any breach of applicable Privacy Laws. The Processing of Personal Information by the Target Companies is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.

3.20         Suppliers and Customers.

(a)           Section 3.20(a) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the top 10 suppliers based on the aggregate dollar value of the Target Companies’ transaction volume with such counterparties during the trailing four months for the period between January 1, 2023 and ending April 30, 2023 (the “Top Suppliers”).

(b)           Section 3.20(b) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the top 10 customers based on the aggregate dollar value of the Target Companies’ transaction volume with such counterparties during the trailing four months for the period between January 1, 2023 and ending April 30, 2023 (the “Top Customers”).

(c)           Except as set forth on Section 3.20(c) of the Betters Disclosure Letter, none of the Top Suppliers or the Top Customers has, as of the date of this Agreement, delivered to any of the Target Companies written notice of its intention to terminate, cancel or materially limit or materially and adversely modify any of its existing business with a Target Company (other than due to the expiration of an existing Contract), and there is no pending or, to the knowledge of Betters, threatened material Action made by any Top Supplier or Top Customer against any of the Target Companies or their respective businesses, properties or assets.

3.21         Agreements, Contracts and Commitments.

(a)           Section 3.21(a) of the Betters Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean each of the following Contracts to which, as of the date of this Agreement, any Target Company is a party (other than, in each case, any Leases, Contracts relating to labor and employment matters which are addressed in Section 3.12 hereof and Contracts relating to insurance policies which are addressed in Section 3.22 hereof):

(i)            any Contract, other than an R&D Contract, reasonably expected to result in future payments to or by any Target Company in excess of $500,000 per annum;

(ii)           any Contract (other than Contracts evidencing Indebtedness, which are addressed in Section 3.21(a)(iv) hereof) under or in respect of which the Company presently has any Liability in excess of $500,000;

(iii)          any Contract that purports to limit in any material respect the localities in which the business of any Target Company is conducted, including any non-compete Contracts or Contracts limiting the ability of any Target Company to solicit customers or employees;

(iv)          any Contract that evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of or to any Target Company having an outstanding amount (inclusive of principal and any accrued but unpaid interest with respect to such Indebtedness) in excess of $1,000,000;

(v)           any Contract that is related to the formation, creation, management, control, governance or operation of any joint venture, partnership, profit-sharing, limited liability company or similar arrangement;

(vi)          any Contract for (A) the sale of a material portion of the business, properties or tangible assets of the Target Companies, other than in the Ordinary Course, or (B) the acquisition by any Target Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course);

(vii)         any Contract with a Top Supplier or Top Customer which involves transactions in an amount in excess of $500,000 per annum;

(viii)        any Contract for the employment or hiring or engagement for services of any director, officer or employee of any of the Target Companies that provides for annual base compensation in excess of $250,000 and that is not terminable by such Target Company with notice without material cost or other Liability (except as required by applicable Law);

(ix)          any Contract (other than a Contract with a customer or a vendor entered into in the Ordinary Course or a Contract containing customary mutual indemnification obligations) that obligates any of the Target Companies to provide continuing indemnification;

(x)           any Contract that is a labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xi)          any Contract (other than Contracts evidencing Indebtedness, which are addressed in Section 3.21(a)(iv) hereof) that obligates the Target Companies, individually or collectively, to make any capital expenditure with a remaining outstanding commitment in excess of $250,000 (including pursuant to any joint venture);

(xii)         any Contract that relates to a settlement of any Action entered into by any Target Company under which any Target Company has outstanding obligations in excess of $500,000 (other than customary confidentiality or non-disparagement obligations);

(xiii)        any Contract pursuant to which any Target Company grants a license to use any material Intellectual Property, other than (A) licenses for unmodified commercially available Software licensed on standard terms, (B) Contracts executed with customers of the business that include non-exclusive licenses of Intellectual Property in association with the sale of goods and services, and (C) non-exclusive licenses of Intellectual Property granted in the Ordinary Course;

(xiv)        any Contract that grants another Person (other than another Target Company or any manager, director or officer of any Target Company) a power of attorney, other than Contracts entered into in the Ordinary Course; and

(xv)         any Contract that will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements or would otherwise be required to be filed by any Target Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if such Target Company was the registrant.

(b)           Except as otherwise set forth in Section 3.21(b) of the Betters Disclosure Letter, each Company Material Contract is in full force and effect and, to the knowledge of Betters, is valid and binding upon and enforceable in all material respects against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)           No Target Company nor, to the knowledge of Betters, any other party to any Company Material Contract is in breach of or in default under, and no Event has occurred which with notice or lapse of time or both would become a breach of or default under, or permit termination or acceleration by the other party, under such Company Material Contract, and no party to any Company Material Contract has given written notice to any Target Company of any claim of any such breach, default or Event, in each case, except as would not, individually or in the aggregate, have a Betters Material Adverse Effect.

(d)           No Target Company has received or delivered written or, to the knowledge of Betters, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course that do not adversely affect the Target Companies in any material respect.

3.22         Insurance. True, correct and complete copies of (or, to the extent such policies are not available, policy binders with respect to) any insurance policies held by, or for the benefit of, any of the Target Companies as of the date of this Agreement (collectively, the “Insurance Policies”), have been made available to SPAC. All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies, there have been no lapses in insurance coverage, and no Target Company has received any written notice from any insurer under any of the Insurance Policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder. To the knowledge of Betters, each Insurance Policy (a) is valid, binding, enforceable and in full force and effect and (b) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Share Contribution. No Target Company has or maintains any self-insurance or co-insurance programs. No Target Company has in the past three years made any insurance claim in excess of $250,000. To the knowledge of Betters, no Event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has in the past three years made any material claim against an Insurance Policy as to which the insurer is denying coverage.

3.23         Transactions with Target Company Related Persons. Except as disclosed on Section 3.23 of the Betters Disclosure Letter, none of Betters, any Betters Shareholders, any officers, managers, directors or employees of any of the Target Companies or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each, a “Target Company Related Person”), is presently, or in the past three years has been, a party to any Contract with a Target Company (in each case, other than (x) pursuant to a Company Benefit Plan or (y) any Contract with respect to such Person’s status as a holder of Equity Securities of any Target Company), including any Contract (a) providing for the furnishing of services by (other than as officers, managers, directors, employees or independent contractors of any Target Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as officers, managers, directors, employees or independent contractors of any Target Company in the Ordinary Course) any Target Company Related Person or any Person in which any Target Company Related Person has a position as an officer, manager, director, trustee or partner or in which any Target Company Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than 2% of the outstanding voting power or economic interests of a publicly traded company), in each case, (i) other than this Agreement or any Ancillary Agreement, and (ii) except as would not be material to the business of the Target Companies, taken as a whole. Except as set forth on Section 3.23 of the Betters Disclosure Letter, no Target Company Related Person owns any material real or personal property or right, tangible or intangible (including Intellectual Property), which is used in the business of any Target Company.

3.24         Absence of Certain Business Practices.

(a)           During the past three years, no Target Company, nor, to the knowledge of Betters, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Specified Business Conduct Laws in any material respect or (iii) made any other unlawful payment. During the past three years, no Target Company, nor, to the knowledge of Betters, any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar unlawful benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.

(b)           During the past three years, the operations of each Target Company are and have been conducted at all times and in all material respects in compliance with all Specified Business Conduct Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.

(c)           No Target Company or any of its directors or officers, or, to the knowledge of Betters, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organized, resident, or located in, or a national of a comprehensively Sanctioned Country or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii), and, to the knowledge of Betters, no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation in any material respect of, any Specified Business Conduct Laws or Export Laws in the last three years. In the past three years, no Target Company or any of its respective directors or officers, or, to the knowledge of Betters, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity or practice that would constitute a violation in any material respect of any Specified Business Conduct Laws or Export Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.

3.25         Certain Provided Information. None of the information supplied or to be supplied by Betters or the Company or their respective Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by Betters or the Company with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Betters or the Company for use therein.

3.26         Disclaimer of Other Representations and Warranties. THE COMPANY HEREBY ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE OTHER TARGET COMPANIES) THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (OR IN THE ANCILLARY AGREEMENTS), NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE TARGET COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE TARGET COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ANY OF THE TARGET COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. THE COMPANY HEREBY ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE OTHER TARGET COMPANIES) THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as disclosed in the disclosure letter dated as of the date of this Agreement and delivered by SPAC to Betters on the date of this Agreement, subject to and in accordance with Section 12.9 (the “SPAC Disclosure Letter”), SPAC hereby represents and warrants to the other Parties as follows:

4.1           Due Organization; Good Standing; Power and Authority. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the SPAC Governing Documents most recently filed with the SPAC SEC Reports are true, correct and complete and are in effect as of the date of this Agreement. The SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents. The SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a SPAC Material Adverse Effect.

4.2           SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

4.3           Capitalization.

(a)           As of the date of this Agreement: (i) 4,788,792 shares of SPAC Class A Common Stock (the “Outstanding SPAC Class A Stock”) are outstanding; (ii) 5,750,000 shares of SPAC Class B Common Stock (the “Outstanding SPAC Class B Stock”) are outstanding; (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Undesignated SPAC Preferred Stock”) are undesignated; (iv) 195,211,208 (assuming no forward purchase units of SPAC are issued) shares of Class A Common Stock (the “Unissued SPAC Class A Stock” and, together with the Outstanding SPAC Class A Stock, the “SPAC Class A Stock”), are authorized but unissued, and available for issuance; (v) 44,250,000 (assuming no forward purchase units of SPAC are issued) shares of Class B Common Stock (the “Unissued SPAC Class B Stock” and, together with the Outstanding SPAC Class B Stock, the “SPAC Class B Stock”, and together with the SPAC Class A Stock and the Undesignated SPAC Preferred Stock, the “SPAC Stock”) are authorized but unissued, and available for issuance; (vi) 11,700,000 private placement warrants to purchase one share of SPAC Class A Common Stock (the “Private Placement Warrants”) are outstanding; and (vii) 11,500,000 public warrants to purchase one share of SPAC Class A Common Stock (the “Public Warrants”, and together with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding shares of SPAC Stock are duly authorized, validly issued, fully paid and non-assessable, and all SPAC Warrants are duly authorized and validly issued, and no SPAC Securities are subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the Laws of the State of Delaware, the SPAC Governing Documents or any Contract to which SPAC is a party. The outstanding SPAC Securities were issued in compliance in all material respects with applicable Laws and are not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. To the knowledge of SPAC, no outstanding Public Warrants are exercisable for (whether or not such Public Warrants are currently eligible to be exercised) any fractional shares of SPAC Stock.

(b)           Except as set forth in Section 4.3(b) of the SPAC Disclosure Letter, there are no subscriptions, calls, options, warrants, rights or other Equity Securities convertible into or exchangeable or exercisable for shares of SPAC Stock or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any Equity Securities of SPAC. Except as set forth in Section 4.3(b) of the SPAC Disclosure Letter: (i) there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC; (ii) there are no outstanding bonds, debentures, notes or other debt securities of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote; (iii) SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Stock or any other Equity Securities of SPAC; (iv) SPAC does not own any Equity Securities in any other Person; and (v) there are no securities or instruments issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements, in each case, that have not been or will not be waived on or prior to the Closing Date.

4.4           Due Authorization. SPAC has the requisite power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger), subject to receipt of the SPAC Stockholders’ Approval. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, and the consummation by SPAC of the Transactions (including the Merger) have been duly and validly authorized by the SPAC Board, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, other than obtaining the SPAC Stockholders’ Approval. This Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5           No Conflict; Governmental Consents and Filings.

(a)           Neither the execution, delivery and performance by SPAC of this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, nor (assuming the SPAC Stockholders’ Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate the SPAC Governing Documents; (ii) assuming that the Approvals referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Laws; or (iii) violate, conflict with, result in any breach of or constitute a default (or an Event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except, with respect to clauses (ii) and (iii) as would not have a SPAC Material Adverse Effect.

(b)           The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, “Blue Sky” Permits or approvals; (iii) for the SPAC Stockholders’ Approval; and (iv) where the failure to obtain such Approvals would not have a SPAC Material Adverse Effect.

4.6           Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with, and has not been in violation in any material respect of, any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Authority with respect to SPAC has been pending or, to the knowledge of SPAC, threatened. Except as set forth in Section 4.6 of the SPAC Disclosure Letter, no written or, to the knowledge of SPAC, oral notice of non-compliance with any applicable Laws has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

4.7           SPAC SEC Reports and Financial Statements.

(a)            Except as set forth in Section 4.7(a) of the SPAC Disclosure Letter, SPAC has, since the SPAC IPO, filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act as of the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), on or prior to the filing deadline therefor (taking into account any extension of time within which to file). All SPAC SEC Reports and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes Oxley Act with respect to any of the foregoing (collectively, the “Certifications”), are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction or have otherwise been provided by SPAC to Betters. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder. The SPAC SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. As of the date of this Agreement, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (the “SPAC Financial Statements”) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance in all material respects with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to SPAC) and the omission of notes to the extent permitted by Regulation S X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)            SPAC has established and maintained a system of internal controls, including disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. SPAC’s internal controls and disclosure controls and procedures are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements in accordance with GAAP.

(d)           There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act), director or employee of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           SPAC has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud that involves SPAC’s management or other employees who have a significant role in the preparation of the SPAC Financial Statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)            Except as disclosed in Section 4.7(f) of the SPAC Disclosure Letter, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports, and, to the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.8           Business Activities; Absence of Certain Changes or Events.

(a)           Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted, other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect.

(b)           Except as contemplated by this Agreement, SPAC has in all material respects conducted its business in the Ordinary Course since the SPAC IPO, and there has not been any SPAC Material Adverse Effect.

4.9           Litigation. There are no Actions pending or, to the knowledge of SPAC, threatened, against or otherwise relating to SPAC, before any Governmental Authority: (a) challenging or seeking to enjoin, alter or materially delay the consummation of the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, there is no material unsatisfied judgment or any material open injunction binding upon SPAC.

4.10         SPAC Material Contracts.

(a)           Section 4.10 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) that is in effect as of the date of this Agreement to which SPAC is a party (the “SPAC Material Contracts”).

(b)           Each SPAC Material Contract was entered into at arm’s length and in the Ordinary Course. Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such SPAC Material Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto and are enforceable by SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (ii) none of SPAC or, to the knowledge of SPAC, any other party thereto is in breach of or default under (or would be in breach of or default under but for the existence of a cure period) any such SPAC Material Contract in any material respect, (iii) SPAC has not received any written or, to the knowledge of SPAC, oral claim or notice of material breach of or material default under any such SPAC Material Contract, (iv) to the knowledge of SPAC, no Event has occurred which, individually or together with other Events, would reasonably be expected to result in a material breach of or a material default under any such SPAC Material Contract by the SPAC or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such SPAC Material Contract.

4.11         SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFINU.” The issued and outstanding shares of SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFIN.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFINW.” SPAC is a member in good standing with the Nasdaq and is in compliance in all material respects with the rules of the Nasdaq. There is no action or proceeding pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Stock or SPAC Warrants or to terminate the listing of SPAC on the Nasdaq. None of SPAC or any of its Affiliates has taken any action to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act.

4.12         Subscription Agreements. The Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, the PIPE Investor party to each such Subscription Agreement. The SPAC Closing Cash will be sufficient to enable SPAC to pay all of the SPAC Transaction Expenses accrued and unpaid as of the Closing.

4.13         Trust Account.

(a)           As of the date hereof, SPAC has no less than $50,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), dated as of October 20, 2021, by and between SPAC and U.S. Bank National Association (the “Trustee”) for the benefit of SPAC’s public stockholders (the “Public Stockholders”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement and the Ancillary Agreements are not subject to any conditions regarding SPAC’s, the Sponsor’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)           The Trust Agreement has not been amended or modified and, to the knowledge of SPAC with respect to Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder, and there does not exist under the Trust Agreement any Event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the knowledge of SPAC, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than Public Stockholders who have elected to redeem their shares of SPAC Class A Stock pursuant to a SPAC Redemption) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned on the funds in the Trust Account; and (B) to redeem shares of SPAC Class A Stock in accordance with the provisions of the SPAC Governing Documents. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c)           As of the date hereof, assuming the accuracy of the representations and warranties of the Betters Parties contained herein and the compliance by Betters Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(d)           Except as set forth on Section 4.13(d) of the SPAC Disclosure Letter, as of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness. The aggregate amount outstanding under the Sponsor Loans as of the date hereof is set forth on Section 4.13(d) of the SPAC Disclosure Letter.

4.14         Certain Provided Information. None of the information supplied or to be supplied by SPAC or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 4.14, no representation or warranty is made by SPAC with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of SPAC for use therein.

4.15         Absence of Certain Business Practices. As of the date of this Agreement, (a) SPAC is, to the knowledge of SPAC, in compliance with all applicable Specified Business Conduct Laws, except where the failure to be in compliance with such Laws would not have a SPAC Material Adverse Effect, (b) SPAC has not (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual violation of any Specified Business Conduct Law or (ii) been a party to or the subject of any pending or, to the knowledge of SPAC, threatened Actions by or before any Governmental Authority related to any actual violation of any Specified Business Conduct Law, except, in each case, to the extent any such notice, disclosure, Action or investigation would not have a SPAC Material Adverse Effect.

4.16         Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

4.17         Title to Property. SPAC (a) does not own or lease any real or personal property, and (b) other than this Agreement and the Ancillary Agreements, is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.18         No Brokers. Except as disclosed in Section 4.18 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates.

4.19         Employees; Benefit Plans. Except as disclosed in Section 4.19 of the SPAC Disclosure Letter, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any current or former employee. SPAC does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will, either alone or in connection with any other event: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; (b) result in the acceleration of the time of payment or vesting of any such benefits; or (c) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

4.20         Taxes.

(a)           All income and other material Tax Returns required to be filed by SPAC have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b)           SPAC has timely paid in full all of its income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return).

(c)           All material Taxes required by applicable Tax Laws to be withheld by SPAC from amounts owing to any employee, creditor or other Person have been withheld and paid over to the appropriate Governmental Authority in a timely manner, and SPAC has complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d)           No claim, assessment or deficiency for any material Taxes has been asserted or assessed by any Governmental Authority against SPAC, which deficiency has not been resolved and paid in full, including any penalties or interest thereon. No Tax audit, examination or other proceeding by any Governmental Authority is currently threatened in writing against SPAC with respect to any Taxes due from such entity.

(e)           SPAC has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), which extension is still in effect.

(f)            There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of SPAC.

(g)           SPAC is not a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on any Target Company with respect to any period following the Closing Date, or has any Liability for Taxes of any other Person by operation of Law or Contract, in each case, other than (i) any such agreements solely between the Target Companies and (ii) customary commercial Contracts (or Contracts entered into in the Ordinary Course), the principle purpose of which is not Tax.

(h)           No claim has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation in that jurisdiction.

(i)            SPAC has not taken or agreed to take any action not contemplated by this Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

4.21         Disclaimer of Other Representations and Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLES III, V AND VI, NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND SPAC HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PARTIES IN ARTICLES III, V AND VI; AND (B) NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE SPAC, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES OR THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLES III, V OR VI OF THIS AGREEMENT.

Article V
REPRESENTATIONS AND WARRANTIES OF BETTERS

Except as disclosed in the Betters Disclosure Letter, Betters hereby represents and warrants to SPAC as follows:

5.1           Due Organization; Good Standing; Power and Authority. Betters (a) is a corporation duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (b) is duly qualified to do business in each jurisdiction in which it is conducting its business and (c) is in possession of all material Approvals necessary to own its interest in the Acquisition Entities and Target Companies, except, in the case of clause (b), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. Betters has provided to SPAC true, correct and complete copies of the Betters Governing Documents, as amended to date and as currently in effect. Betters is not in violation of any provisions of the Betters Governing Documents in any material respect.

5.2           Due Authorization. Except as disclosed in Section 5.2 of the Betters Disclosure Letter, Betters has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions, including the Share Contribution. The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by Betters of the Transactions, including the Share Contribution, have been duly and validly authorized by the Betters Board, and no other proceedings on the part of Betters are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, including the Share Contribution, other than adopting and delivering the Betters Resolutions. This Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by Betters and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligation of Betters, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3           Ownership. Betters owns good, valid and marketable title to all of the Company Shares and all of the Equity Securities of PubCo, in each case free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company Governing Documents). Except for this Agreement, the Betters Shareholder Support Agreement or as set forth in Section 5.3 of the Betters Disclosure Letter, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings to which Betters is a party or by which Betters or any of the properties or assets of Betters is bound with respect to the voting or transfer of any of the Company Shares. Upon the consummation of the Share Contribution in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares, and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company Governing Documents or those incurred by PubCo), will pass to PubCo.

5.4           No Conflict; Governmental Consents and Filings.

(a)           The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not (i) conflict with or violate the Betters Governing Documents, (ii) assuming that the Approvals referred to in Section 5.4(b) are duly and timely obtained or made, conflict with or violate any applicable Laws or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the Company Shares or upon any of the properties or assets of Betters pursuant to, any Contracts to which Betters is a party or by which Betters or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), that would not, individually or in the aggregate, have a Betters Material Adverse Effect.

(b)           The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for: (i) any filings required by Nasdaq, the SEC or any applicable Law of Governmental Order with respect to the Transactions, including the Share Contribution; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (iii) the Approvals set forth in Section 5.4(b) of the Betters Disclosure Letter; and (iv) where the failure to obtain any such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.

5.5           Legal Compliance. Betters has complied with and is not in violation of (a) its Governing Documents and (b) any applicable Laws with respect to (i) prior to the consummation of the Share Contribution, the ownership of the Company Shares, (ii) the conduct of its business or (iii) the ownership of any of its properties or assets, except, in the case of clauses (ii) and (iii), for any failures to comply with, or violations of, applicable Laws that would not, individually or in the aggregate, have a Betters Material Adverse Effect. No written, or to the knowledge of Betters, oral notice of any such failures to comply with, or violations of, applicable Laws has been received by Betters which would, individually or in the aggregate, have a Betters Material Adverse Effect.

5.6           Litigation. Except as disclosed in Section 5.6 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by Betters against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on Betters; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such.

5.7           Investment Representations and Warranties. Betters does not have any Contract with any Person to sell, transfer or grant any rights of participation to such Person, or to any third party, with respect to the Contribution Consideration Shares. Betters (a) has carefully read and understands in their entirety this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and all materials provided by or on behalf of SPAC, PubCo or their respective Representatives to Betters or its Representatives pertaining to an investment in PubCo, (b) is fully aware of the contents of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and such materials and the meaning, intent and legal effect hereof and thereof, (c) has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and has executed, or will execute this Agreement and such Ancillary Agreements free from coercion, duress or undue influence, and (d) has consulted, as Betters has deemed advisable, with its own attorneys, accountants and investment advisors and other Representatives with respect to the investment contemplated hereby and its suitability for Betters. Betters acknowledges that the Contribution Consideration Shares may be subject at any time to dilution for Events not under the control of Betters. Betters has completed its independent inquiry, including with consultation, as Betters has deemed advisable, with its own attorneys, accountants and investment advisors and other Representatives in determining the legal, Tax, financial and other consequences of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the Transactions, including the Share Contribution, and the suitability of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the Transactions, including the Share Contribution, for Betters and its particular circumstances.

5.8           No Brokers. Except as disclosed in Section 5.8 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions, including the Share Contribution, based upon arrangements made by Betters.

5.9           Certain Provided Information. None of the information supplied or to be supplied by Betters or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 5.9, no representation or warranty is made by Betters with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Betters for use therein.

5.10         Intended Tax Treatment. Betters has not taken, or agreed to take, any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Betters has no plan or intention to liquidate (or to be caused to liquidate) following the consummation of the Transactions.

5.11         Disclaimer of Other Representations and Warranties. BETTERS HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND BETTERS HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS. BETTERS HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Except as disclosed in the Betters Disclosure Letter, Betters and the Acquisition Entities hereby represent and warrant to SPAC as follows:

6.1           Due Organization; Good Standing; Power and Authority.

(a)           PubCo (i) is a corporation duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. PubCo has provided to SPAC true, correct and complete copies of the PubCo Governing Documents, as amended to date and as currently in effect. PubCo is not in violation of any provisions of the PubCo Governing Documents in any material respect. PubCo is not in violation of any provisions of the PubCo Governing Documents in any material respect.

(b)           Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. Merger Sub has provided to SPAC true, correct and complete copies of the Governing Documents of Merger Sub, as amended to date and as currently in effect. Merger Sub is not in violation of any provisions of its Governing Documents of Merger Sub in any material respect.

6.2           Due Authorization. Each of the Acquisition Entities has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions, subject, in the case of the Merger, to obtaining the Merger Sub Written Consent, which shall be obtained within 5 Business Days of the execution and delivery of this Agreement. The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by such Acquisition Entity of the Transactions have been duly and validly authorized by the PubCo Board, the Merger Sub Board and the shareholders of PubCo, and no other proceedings on the part of such Acquisition Entity are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, other than obtaining the Merger Sub Written Consent, which shall be obtained within five Business Days of the execution and delivery of this Agreement. This Agreement and the Ancillary Agreements to which each of the Acquisition Entities is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by such Acquisition Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligations of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

6.3           Capitalization.

(a)            (i) The authorized share capital of PubCo consists of one PubCo Ordinary Share, of which one PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding and owned (beneficially and of record) by Betters, free and clear of all Liens other than (A) as may be set forth in the PubCo Governing Documents and (B) any restrictions on sales of securities under applicable securities Laws, and (ii) the authorized shares of capital stock of Merger Sub consist of one share of common stock, par value $0.0001 per share, of which one share of common stock (the “Merger Sub Share”) is issued and outstanding and owned (beneficially and of record) by PubCo, free and clear of all Liens other than (i) as may be set forth in the Governing Documents of Merger Sub and (ii) any restrictions on sales of securities under applicable securities Laws. The PubCo Share and the Merger Sub Share, and any PubCo Ordinary Shares that will be issued pursuant to the Transactions, (i) are, or will be prior to such issuance, duly authorized, and are, or will be at the time of issuance, validly issued, fully paid and non-assessable, (ii) were, or will be, issued in compliance with applicable Laws and the PubCo Governing Documents or the Governing Documents of Merger Sub, as applicable, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights, purchase option, call or right of first refusal, right of first offer or similar rights or any Contract.

(b)           Except as described in Section 6.3(a), there are no issued and outstanding Equity Securities of any of the Acquisition Entities or any Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. Except for this Agreement and the Betters Shareholder Support Agreement, there are no voting trusts, proxies, shareholder agreements or any other Contracts to which any of the Acquisition Entities is a party or by which any of the Acquisition Entities or any of the properties or assets is bound with respect to the voting or transfer of any Equity Securities of the Acquisition Entities.

(c)           PubCo does not, and will not, own or control, directly or indirectly, any interest in any Person, other than, (i) as of the date of this Agreement, Merger Sub, (ii) as of immediately prior to the Closing and following the consummation of the Share Contribution, Merger Sub and each of the Target Companies, and (iii) as of immediately following the Closing, each of the Target Companies and the Surviving Corporation. Merger Sub does not own or control, directly or indirectly, any interest in any Person.

6.4           No Conflict; Governmental Consents and Filings.

(a)            The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not: (i) conflict with or violate the Governing Documents of PubCo or Merger Sub, as applicable; (ii) assuming that the Approvals referred to in Section 6.4(b) are duly and timely obtained or made, conflict with or violate any Law applicable to any of the Acquisition Entities or any of its properties or assets; or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien or those imposed by applicable securities Laws) on any of the PubCo Ordinary Shares or the shares of capital stock of Merger Sub or upon any of the properties or assets of any of the Acquisition Entities pursuant to, any Contracts to which any of the Acquisition Entities is a party or by which any of the Acquisition Entities or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), that would not, individually or in the aggregate, have a Betters Material Adverse Effect.

(b)           The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) any filings required by Nasdaq, the SEC or any applicable Law of Governmental Order with respect to the Transactions; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (iv) the Approvals described in Section 6.4(b) of the Betters Disclosure Letter; and (v) where the failure to obtain such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.

6.5           Legal Compliance. Each of the Acquisition Entities has complied with and is not in violation of (a) its Governing Documents and (b) any applicable Laws with respect to (i) from and after the consummation of the Share Contribution, the ownership by PubCo of the Company Shares, (ii) the conduct of its business or (iii) the ownership of any of its properties or assets, except, in the case of clauses (ii) and (iii), for any failures to comply with, or violations of, applicable Laws that would not, individually or in the aggregate, have a Betters Material Adverse Effect. No written, or to the knowledge of Betters, oral notice of any such failures to comply with, or violations of, applicable Laws has been received by Betters or any of the Acquisition Entities which would, individually or in the aggregate, have a Betters Material Adverse Effect.

6.6           Absence of Changes. Since the date of its incorporation, (a) none of the Acquisition Entities has conducted any business (other than with respect to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which such Acquisition Entity is, or will become pursuant to this Agreement, a party and the consummation of the Transactions), and (b) there has not occurred any Event that would, individually or in the aggregate, have a Betters Material Adverse Effect.

6.7           Litigation. Except as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against any of the Acquisition Entities or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against any of the Acquisition Entities or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by any of the Acquisition Entities against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on any of the Acquisition Entities; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon any of the Acquisition Entities or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such.

6.8           No Brokers. Except as disclosed in Section 6.7 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Acquisition Entities.

6.9           Certain Provided Information. None of the information supplied or to be supplied by any of the Acquisition Entities or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 6.9, no representation or warranty is made by any of the Acquisition Entities with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of any of the Acquisition Entities for use therein. All documents that any Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.10         Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.11         Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or the Ancillary Agreements and the Transactions will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

6.12         Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate the Company or the Surviving Corporation (or to cause the Company or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions. No election has been made by or on behalf of PubCo or Merger Sub pursuant to Treasury Regulations Section 301.7701-3 to change the classification of such entities for U.S. federal income tax purposes from their default classification pursuant to such Treasury Regulations.

6.13         Foreign Private Issuer. PubCo is, and shall be at all times commencing from the date that is 30 days prior to the initial filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

6.14         Subscription Agreements. Each Subscription Agreement will be, upon execution thereof, a legal, valid and binding obligation of PubCo and, to the knowledge of Betters, the PIPE Investor party to such Subscription Agreement. The Subscription Agreements will contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to PubCo the applicable subscription price thereunder on the terms set forth therein.

6.15         Disclaimer of Other Representations and Warranties. EACH OF THE ACQUISITION ENTITIES HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND EACH OF THE ACQUISITION ENTITIES HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS. EACH OF THE ACQUISITION ENTITIES HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

Article VII
COVENANTS OF THE BETTERS COMPANIES

7.1           PubCo Nasdaq Listing. From the date of this Agreement through the Closing, PubCo shall apply for, and shall use best efforts to cause, the PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Transactions to be approved for listing on the Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

7.2           Conduct of Business of the Target Companies and the Acquisition Entities.

(a)            Except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including the consummation of the Share Contribution and the PIPE Investment), (ii) as expressly required by applicable Law, (iii) as disclosed in Section 7.2(a) of the Betters Disclosure Letter or (iv) as expressly consented to by SPAC in writing (which consent shall not be unreasonably conditioned, delayed or withheld), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (such period, the “Interim Period”), the Company and each of the Acquisition Entities shall, and Betters shall cause each of the Target Companies and each of the Acquisition Entities to, operate its business in the Ordinary Course.

(b)           Without limiting the generality of Section 7.2(a), except (w) as expressly permitted by this Agreement or the Ancillary Agreements (including the consummation of the Share Contribution and the PIPE Investment), (x) as expressly required by applicable Law; (y) as disclosed in Section 7.2(b) of the Betters Disclosure Letter or (z) as consented to by SPAC in writing, none of the Target Companies or Acquisition Entities shall, and Betters shall cause each of the Target Companies and each of the Acquisition Entities to not:

(i)            change, modify or amend the Governing Documents of any Target Company or any Acquisition Entity;

(ii)           form or establish a Subsidiary;

(iii)          make or declare any dividend or distribution to any shareholders or members, as applicable, of any Target Company or any Acquisition Entity or make any other distribution in respect of any Target Company’s or any Acquisition Entity’s Equity Securities, except dividends and distributions by a wholly owned Subsidiary of a Target Company to such Target Company or another wholly owned Subsidiary of such Target Company;

(iv)          split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any Equity Securities of any of the Target Companies or any of the Acquisition Entities, except for any such transaction by a wholly owned Subsidiary of a Target Company that remains a wholly owned Subsidiary of such Target Company after consummation of such transaction;

(v)           purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Securities of any Target Company or any Acquisition Entity, except for transactions between a Target Company and any wholly owned Subsidiary of such Target Company;

(vi)          sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of any Target Company or any Acquisition Entity having a value in excess of $1,000,000, except for (A) dispositions of equipment in the Ordinary Course, (B) sales of inventory in the Ordinary Course, (C) transactions solely among the Target Companies or (D) transactions pursuant to Contracts existing on the date hereof;

(vii)         acquire any ownership interest in any real property;

(viii)        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(ix)          except as otherwise required by applicable Law or pursuant to existing Company Benefit Plans as in effect on the date of this Agreement, (A) grant any equity or equity based awards or severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the Ordinary Course, (B) make any change in its key management structure, including the hiring of additional senior executive officers (other than such hiring to fill vacancies in the Ordinary Course) or the termination of existing senior executive officers, other than terminations for cause or due to death or disability, (C) terminate, adopt, enter into or materially amend any Company Benefit Plan, (D) increase the cash compensation or bonus opportunity of any officer or director by more than 10%, except in the Ordinary Course, (E) establish any trust or take any other action to secure the payment of any compensation payable by it or its Subsidiaries or (F) except in the Ordinary Course, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it or any of its Subsidiaries;

(x)            (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax claim or Liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability;

(xi)           take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(xii)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Securities of any Acquisition Entity or Target Company;

(xiii)         adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Share Contribution), merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy;

(xiv)        waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises or other resolutions involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xv)         other than Indebtedness existing as of the date hereof, incur, assume or guarantee any Indebtedness, except for borrowed money, the principal amount of which does not exceed $1,000,000 in the aggregate;

(xvi)        enter into, renew or amend in any material respect, (A) any transaction or Contract with a Target Company Related Person that would require disclosure of such transaction or Contract under Item 404 of Regulation S-K promulgated by the SEC, (B) any Contract between any Target Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (C) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.21(a) of the Betters Disclosure Letter;

(xvii)       limit the right of any Target Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;

(xviii)      (A) sell, transfer or license any material Company Intellectual Property to any Person, other than non-exclusive licenses in the Ordinary Course, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company Intellectual Property, other than in the Ordinary Course or (C) disclose any Proprietary Information owned or held by any Target Company in the Ordinary Course to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(xix)         grant, create, assume or otherwise incur any Lien (other than a Permitted Lien) on any of properties or assets of any of the Target Companies or the Acquisition Entities;

(xx)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any officer, director, agent or consultant of any Target Company or Acquisition Entity, other than business expenses advanced to officers or directors of any Target Company in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xxi)         other than in connection with the preparation of the PCAOB Financials, amend or make any changes to the accounting policies, methods, principles or practices of any Target Company or Acquisition Entity, unless required by GAAP or applicable Law;

(xxii)        enter into any (i) material line of business or (ii) business that is unrelated to the business of the Target Companies, taken as a whole, as currently conducted;

(xxiii)       take any action that is reasonably likely to prevent, delay or impede the consummation of the Transactions; or

(xxiv)       enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.2.

Nothing contained in this Agreement shall be construed to give to SPAC or any of its Affiliates, directly or indirectly, rights to control or direct the operations of any Target Company or any Acquisition Entity during the Interim Period.

(c)            During the Interim Period, other than as would not, individually or in the aggregate, have a Betters Material Adverse Effect, the Company and each of the Acquisition Entities shall, and Betters shall cause each of the other Betters Companies to, (i) comply with, and continue performing under, its Governing Documents and all Company Material Contracts to which it is a party and (ii) comply with all applicable Laws. If, during the Interim Period, any Target Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any applicable Law, (B) becomes a party to or the subject of any pending (or to the knowledge of Betters, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any applicable Law, or (C) to the knowledge of Betters, otherwise becomes aware of any actual, alleged or potential violation of any applicable Law, it shall provide written notice to SPAC within one Business Day of the discovery of the actual, alleged or potential violation.

(d)            Notwithstanding anything herein to the contrary, each of the Betters Companies agrees that, during the Interim Period, it shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 7.2(d) of the Betters Disclosure Letter.

7.3           SAFE Registration. Each of the Betters Companies shall use its commercially reasonable efforts to assist in the preparation of any required applications to SAFE by holders of SPAC Securities who are PRC residents for the registration of their respective holdings (whether direct or indirect) of PubCo Ordinary Shares or PubCo Warrants in accordance with the requirements of applicable SAFE Rules and Regulations and provide such holders of SPAC Securities with such information relating to the Betters Companies as is required for any such applications.

7.4           Amendment to PubCo Governing Documents.

(a)           Prior to the consummation of the Share Contribution, Betters shall cause the PubCo Memorandum to be amended and restated in its entirety in substantially the form attached hereto as Exhibit J (the “Post-Closing PubCo Memorandum”). The Post-Closing PubCo Memorandum shall be the memorandum of association of PubCo until thereafter amended in accordance with the Cayman Companies Act and the Post-Closing PubCo Memorandum.

(b)           Prior to the consummation of the Share Contribution, Betters shall cause the PubCo Articles to be amended and restated in its entirety in substantially the form attached hereto as Exhibit K (the “Post-Closing PubCo Articles” and together with the Post-Closing PubCo Memorandum, the “Post-Closing PubCo Governing Documents”). The Post-Closing PubCo Articles shall be the articles of association of PubCo until thereafter amended in accordance with the Cayman Companies Act and the Post-Closing PubCo Articles.

7.5           Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that, immediately following the Closing:

(a)           the PubCo Board shall consist of seven directors, of whom (i) one will be designated by SPAC following consultation with Betters, (ii) four will be designated by Betters following consultation with SPAC and (iii) two will be mutually agreed by SPAC and Betters, and of which four must meet the standards of independence of companies subject to the rules and regulations of Nasdaq, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Post-Closing PubCo Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. For the avoidance of doubt, nothing in this Section 7.5(a) shall impose or imply any obligations with respect to any future nomination, appointment, designation or election of directors to the PubCo Board and all future vacancies on PubCo Board shall be filled in accordance with Post-Closing PubCo Governing Documents;

(b)           the officers of the Company holding such positions as set forth in Section 7.5(b) of the Betters Disclosure Letter shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the Post-Closing PubCo Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(c)           Ms. Haimei Wu will serve as the Chairman of the PubCo Board.

7.6           D&O Indemnification and Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in the SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Party and SPAC in effect on the date hereof and disclosed in Section 7.6(a) of the SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with the terms of such agreements to the extent permitted by applicable Law. For a period of six years after the Effective Time, PubCo shall cause the Governing Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the SPAC Governing Documents, to the extent permitted by applicable Law. The provisions of this Section 7.6(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.

(b)           PubCo shall obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the directors and officers of PubCo, SPAC and the Company (the “D&O Indemnified Parties”), with insurance coverage that shall be substantially comparable to and in any event not less favorable in the aggregate than the insurance coverage under SPAC’s existing policy in any material respect or, if substantially comparable insurance coverage is unavailable, the best available coverage (the “D&O Tail Insurance Policy”); provided, however, in no event shall Betters or PubCo be required to expend for the D&O Tail Insurance Policy an annual premium amount in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC or any Betters Companies for any such insurance policy for the 12-month period ended on the date of this Agreement (the “D&O Insurance Policy Cap”). PubCo shall (i) use its commercially reasonable efforts to obtain the D&O Tail Insurance Policy at an annual premium amount that is less than the D&O Tail Insurance Policy Cap, (ii) cause the D&O Tail Insurance Policy to be effective and bound as of the Closing Date and maintained in full force and effect for its full term, and (iii) cause the other Parties to honor all obligations under the D&O Tail Insurance Policy. SPAC shall use its commercially reasonable efforts to assist PubCo in obtaining the D&O Tail Insurance Policy at an annual premium amount that is less than the D&O Tail Insurance Policy Cap.

7.7           No Trading in SPAC Stock. Each of the Betters Parties acknowledges and agrees that it and each other Betters Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Betters Parties hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any SPAC Securities (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws or cause or encourage any third party to do any of the foregoing.

7.8           Betters Shareholder Support Agreement. In the event any Key Betters Shareholder fails to comply in any material respect with his, her or its obligations under the Betters Shareholder Support Agreement in a timely manner, Betters shall utilize the proxy granted to it by such Key Betters Shareholder under the Betters Shareholder Support Agreement to act for such Key Betters Shareholder in accordance with the terms and conditions of the Betters Shareholder Support Agreement, the Cayman Companies Act and other applicable Law.

7.9           Updated Betters Financial Statements.

(a)           As soon as reasonably practicable following the date of this Agreement, Betters shall deliver to SPAC true, correct and complete copies of (i) the PCAOB Financial Statements and (ii) pro forma financial statements in respect of Betters and the Target Companies as of and for the year ended December 31, 2022, prepared in accordance with GAAP and the auditing standards of the PCAOB (the “Pro Forma Betters Financial Statements”, together with the PCAOB Financial Statements, the “Updated Betters Financial Statements”).

(b)           Upon delivery of the Updated Betters Financial Statements, such financial statements (other than the Pro Forma Betters Financial Statements) shall be deemed to be included in “Betters Audited Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 3.7.

7.10         Share Contribution. Prior to the Closing, Betters shall consummate the Share Contribution in accordance with this Agreement and the Company Governing Documents.

7.11         Betters Resolutions; Merger Sub Written Consent. Within five Business Days of the date of this Agreement, Betters shall deliver to SPAC (a) the duly adopted Betters Resolutions and (b) the Merger Sub Written Consent, in each case in accordance with applicable Law.

7.12         Lock-Up Agreement. Immediately prior to the consummation of the Share Contribution, PubCo and Betters shall enter into the Betters Lock-Up Agreement.

7.13         PubCo Equity Incentive Plan. Prior to the Share Contribution, PubCo shall approve (and Betters as the sole shareholder of PubCo shall approve) and adopt an equity incentive plan in a form reasonably acceptable to SPAC with a total pool of awards equal to 10% of the PubCo Ordinary Shares to be issued and outstanding (on a fully diluted basis) as of the Closing (to be adjusted as appropriate to reflect any share splits, share dividends, reverse share splits, combinations, reorganizations, reclassifications or similar events affecting the PubCo Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share), with such changes or modifications thereto as SPAC and PubCo shall mutually agree (the “PubCo Equity Incentive Plan”). Within seven Business Days following the expiration of the 60-day period following the date PubCo has filed a current Form 10 information statement with the SEC reflecting its status as an entity that is not a shell company, PubCo will file an effective registration statement on Form S-8 (or other applicable form) with respect to the PubCo Ordinary Shares issuable under the PubCo Equity Incentive Plan.

Article VIII
COVENANTS OF SPAC

8.1           Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with, subject to and pursuant to the Trust Agreement and the SPAC Governing Documents, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to SPAC Stockholders pursuant to any SPAC Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement, for the following (in the following order of priority): (1) (x) the payment of the SPAC Transaction Expenses and the repayment of any amounts owed to the Sponsor or its Affiliates, in accordance with Section 2.4(c), and (y) the payment of the Betters Transaction Expenses; and (2) to PubCo, for immediate use for working capital and general corporate purposes, the balance of the assets in the Trust Account after payment of the amounts required under the foregoing, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

8.2           SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq.

8.3           SPAC Conduct of Business.

(a)           Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as expressly required by applicable Law, (iii) as disclosed in Section 8.3(a) of the SPAC Disclosure Letter or (iv) as expressly consented to by Betters in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course.

(b)           Without limiting the generality of Section 8.3(a), except (w) as expressly permitted by this Agreement or the Ancillary Agreements, (x) as expressly required by applicable Law, (y) as disclosed in Section 8.3(b) of the SPAC Disclosure Letter or (z) as consented to by Betters in writing, SPAC shall not:

(i)            change, modify or amend the Trust Agreement or the SPAC Governing Documents;

(ii)           form or establish a Subsidiary;

(iii)          make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its Equity Securities;

(iv)          split, combine, reclassify, recapitalize or otherwise amend any terms of any of its Equity Securities;

(v)           purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than a redemption of SPAC Stock (prior to the Effective Time) made as part of a SPAC Redemption;

(vi)          merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(vii)         (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax claim or Liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability;

(viii)        take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(ix)          enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which the Sponsor or any of its Affiliates provides debt financing to SPAC or with the prior written consent of Betters, which consent shall not be unreasonably withheld, conditioned or delayed, (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or the Ancillary Agreements or (C) with any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(x)           other than (A) Indebtedness existing as of the date hereof or (B) debt financing provided by the Sponsor or any of its Affiliates to SPAC in the Ordinary Course (including, for the avoidance of doubt, any fees, loans or expenses incurred by SPAC in connection with seeking an extension of the SPAC Business Combination Deadline), incur, assume or guarantee any Indebtedness;

(xi)          make any material change in its accounting principles, policies, procedures or methods unless required by GAAP or applicable Law;

(xii)          (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of SPAC Stock or rights exercisable for or convertible into shares of SPAC Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Stock not outstanding on the date of this Agreement;

(xiii)         waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises or other resolutions involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xiv)        except as otherwise required by applicable Law, (A) make any change in its key management structure, including the hiring of additional officers (other than such hiring to fill vacancies in the Ordinary Course) or the termination of existing officers, other than terminations for cause or due to death or disability, including entering into any employment, collective bargaining, consulting or similar arrangement with any such Persons, (B) increase the cash compensation or bonus opportunity of any officer or director, except in the Ordinary Course, (C) establish any trust or take any other action to secure the payment of any compensation payable by it or (D) except in the Ordinary Course, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it;

(xv)         except as otherwise required by applicable Law, (A) hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any officer or director of SPAC, (B) grant any increase in the compensation of any officer or director of SPAC, (C) adopt any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xvi)        make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xvii)       liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(xviii)      enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 8.3(b).

Nothing contained in this Agreement shall be construed to give to Betters or any other Betters Company or any of their respective Affiliates, directly or indirectly, rights to control or direct the operations of SPAC during the Interim Period.

(c)            During the Interim Period, other than as would not, individually or in the aggregate, have a SPAC Material Adverse Effect, SPAC shall (i) comply with, and continue performing under, its Governing Documents and all SPAC Material Contracts and (ii) comply with all applicable Laws. If, during the Interim Period, SPAC (A) receives written notice of, any actual, alleged or potential violation of any applicable Law, (B) becomes a party to or the subject of any pending (or to the knowledge of SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any applicable Law, or (C) to the knowledge of SPAC, otherwise becomes aware of any actual, alleged or potential violation of any applicable Law, it shall provide written notice to Betters within one Business Day of the discovery of the actual, alleged or potential violation.

(d)            Notwithstanding anything herein to the contrary, SPAC agrees that, during the Interim Period, it shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 8.3(d) of the SPAC Disclosure Letter.

8.4           Additional SEC Reports. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, SPAC will keep current and file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”); provided, that any failure of SPAC to timely file any Additional SEC Reports that is caused by the failure of SPAC’s independent registered public accounting firm to consent to the filing of SPAC’s financial statements (despite SPAC having exercised its reasonable best efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by SPAC’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 8.4; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 8.4. All Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and notes contained or incorporated by reference in any Additional SEC Reports shall be deemed to be included in “SPAC Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 4.7(b). As used in this Section 8.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. SPAC shall consult with Betters regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions and will consider in good faith any comments to such Additional SEC Reports provided by Betters.

Article IX
JOINT COVENANTS

9.1           Regulatory Approvals; Other Filings.

(a)            Each of the Parties shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described in Section 9.1(a) of their respective Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Parties shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.1(a), Section 9.1(b) or Section 9.3 shall require or obligate any Party, or any of their respective Affiliates, to agree or otherwise take any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Parties shall, (i) to the extent required by applicable Laws, promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions, and resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by applicable Law, each of the Betters Companies shall promptly furnish to SPAC, and SPAC shall promptly furnish to Betters, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with any proposed substantive written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval related to the Transactions without the written consent of the other Parties. To the extent not prohibited by Law, each of the Betters Companies agrees to provide SPAC and its counsel, and SPAC agrees to provide to Betters and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or electronic means, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Parties agrees to make, or cause to be made, all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with obtaining the Regulatory Approvals; provided, further, that such Parties shall not be required to provide information to the extent that (A) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such Party, the information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of such Party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Party, or (D) disclosure of any such information would be reasonably likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)            Each of SPAC and Betters shall be responsible for and pay any and all filing fees payable to any Governmental Authorities that it incurs (or in the case of Betters, any such fees that it or any other Betters Company incurs) in connection with the Transactions.

9.2           Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a)            Proxy/Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, Betters, PubCo and SPAC shall prepare and mutually agree upon, and PubCo shall file with the SEC, a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of the SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (A) in connection with the registration under the Securities Act of the PubCo Ordinary Shares pursuant to this Agreement, (B) to provide the Public Stockholders an opportunity to have their shares of SPAC Stock redeemed in a SPAC Redemption and (C) to solicit proxies from SPAC Stockholders for the approval and adoption of (1) this Agreement, the Ancillary Agreements and the Transactions, (2) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (3) any other proposals as determined by SPAC, Betters and PubCo to be necessary or appropriate in connection with the Transactions and (4) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies in case there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (1) through (4), collectively, the “Transaction Proposals” and such proposals in clauses (1) and (3), the “Required Transaction Proposals”).

(ii)           Each Betters Company and SPAC shall furnish all information concerning such party as SPAC or Betters may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each of Betters, PubCo and SPAC shall use their commercially reasonable efforts to (A) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, Betters, SPAC and PubCo shall take all action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of Betters, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” Permits and Approvals required to carry out the Transactions, and Betters, PubCo and SPAC shall furnish all information concerning the Betters Companies (in the case of Betters and PubCo) or SPAC (in the case of SPAC) and any of their respective members, stockholders or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and Betters shall furnish to the other such parties all information concerning itself and its Subsidiaries, and its and their respective officers, directors, managers, stockholders, shareholders and other equityholders, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the filing of the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, Betters or any of their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iii)          Betters, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC or Nasdaq, the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and a SPAC Redemption.

(iv)          Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and Betters. PubCo and Betters will advise SPAC, and SPAC will advise PubCo and Betters, as applicable, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or SEC comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, in each case promptly after receiving such notice or communication, and shall provide each other with a reasonable opportunity to provide comments or propose amendments to any such filing. SPAC, PubCo and Betters shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(v)           If, at any time prior to the Closing, any Event relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, SPAC shall promptly inform Betters and PubCo. If, at any time prior to the Closing, any Event relating to a Betters Company, or any of their respective Subsidiaries or their respective officers or directors, is discovered by a Betters Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, Betters shall promptly inform SPAC. Thereafter, SPAC, PubCo and Betters shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b)           SPAC Stockholders’ Approval.

(i)            Prior to or as promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than 30 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to redeem their shares pursuant to a SPAC Redemption and such other matters as may be mutually agreed to by SPAC and Betters. SPAC will use its reasonable best efforts to (A) solicit from the SPAC Stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action reasonably necessary or advisable to obtain such proxies and the SPAC Stockholders’ Approval and (B) obtain the vote or consent of the SPAC Stockholders required by and in compliance with all applicable Law, Nasdaq rules (as applicable) and the SPAC Charter; provided, that none of SPAC, the Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval.

(ii)           SPAC (A) shall consult with Betters regarding the record date and the date of the SPAC Stockholder Meeting and (B) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Betters (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with Betters) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain the SPAC Stockholders’ Approval, or (4) in the event that, as a result of SPAC Redemptions submitted by SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that the conditions set forth in Section 10.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing provision, SPAC may postpone or adjourn the SPAC Stockholder Meeting on one occasion without the consent of Betters so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive days.

(iii)          To the extent practicable, and in any event subject to the SPAC’s obligations under applicable Law, SPAC shall provide Betters with (A) reasonable updates with respect to the tabulated vote counts received by SPAC and (B) the right to review and discuss all material communication sent to SPAC Stockholders with respect to the SPAC Stockholder Meeting.

(iv)          The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”).

(c)           None of the SPAC Board, the Betters Board, the PubCo Board, the Merger Sub Board or the Company Board, nor any committee thereof, shall withhold, withdraw, qualify, amend or modify or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the recommendation of such governing body in favor of the approval of this Agreement or the Transactions.

(d)           Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the SPAC Stockholders’ Approval, solely in response to an Intervening Event, the SPAC Board, acting on the recommendation of a majority of the members of the SPAC Board, may make a SPAC Modification in Recommendation (an “Intervening Event Recommendation Change”) if it determines in good faith, after consultation with its outside legal counsel, that failure to do so would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law; provided, however, that the SPAC Board shall not be entitled to make, or agree to resolve to make, any Intervening Event Recommendation Change unless (i) SPAC provides written notice (“Intervening Event Notice”) to Betters advising it that the SPAC Board is proposing to make an Intervening Event Recommendation Change at least five Business Days in advance thereof (including the material facts and information constituting the basis for such determination) and that the failure to make an Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law, (ii) during such five Business Day period, SPAC and its Representatives shall have negotiated in good faith with Betters and its Representatives regarding any changes or modifications proposed by Betters to this Agreement as would enable the SPAC Board to proceed with the SPAC Board Recommendation and not make such Intervening Event Recommendation Change and (iii) SPAC may make an Intervening Event Recommendation Change only if SPAC Board, after considering in good faith any changes or modifications to the terms and conditions of this Agreement proposed by Betters during such five Business Day period (or applicable period), continues to determine in good faith, and reaffirms in writing to Betters on the fifth Business Day immediately following the day on which it delivered the Intervening Event Notice, that failure to make such Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law.

9.3           Support of Transaction. Betters shall, and shall cause the other Betters Companies to, and SPAC shall, (a) use reasonable best efforts to obtain all material Approvals that any Betters Company or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Betters Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 9.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Target Companies or the Acquisition Entities, (iv) take or commit to take actions that limit the freedom of action of any of the Target Companies or the Acquisition Entities or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of any of the Target Companies or the Acquisition Entities or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

9.4           Tax Matters.

(a)           None of SPAC, the Surviving Corporation or any of the Betters Companies shall take any action, or fail to take any action, which would cause the Transactions to fail to qualify for the Intended Tax Treatment. PubCo shall cause the Surviving Corporation and the Company not to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date. Betters shall not liquidate or be caused to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date; provided that PubCo shall bear the cost of maintaining Betters after the Closing and any costs associated with effecting post-Closing exchanges of Betters Shares for PubCo Securities.

(b)           Each of the Parties agrees to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Each of the Parties agrees to file all Tax Returns and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law.

(c)           If any holder of PubCo Ordinary Shares or PubCo Warrants immediately after the Closing (a “PubCo Securityholder”) provides notice to PubCo that it is a “five percent transferee shareholder” (as defined in Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) as a result of the Transactions and intends to enter into a “gain recognition agreement” in accordance with Treasury Regulations Sections 1.367(a)-3(c)(1)(iii) and 1.367(a)-8, PubCo agrees to use its commercially reasonable efforts to cooperate with such PubCo Securityholder, upon written request and at the sole expense of such PubCo Securityholder, to (i) furnish to such PubCo Securityholder such information as is it reasonably requests in connection with, and is reasonably necessary to complete, such PubCo Securityholder’s preparation of a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8 (a “Gain Recognition Agreement”) and (ii) provide such PubCo Securityholder with written notice as promptly as reasonably practicable upon becoming aware that PubCo or any of its Affiliates (including, following the Closing, the Surviving Corporation and the Target Companies) has entered, or will enter, into a transaction (or series of related transactions) that would reasonably be expected to constitute a “triggering event” as described in Treasury Regulations Section 1.367(a)-(8)(j) under the terms of such PubCo Securityholder’s Gain Recognition Agreement to the extent such PubCo Securityholder has furnished such Gain Recognition Agreement to PubCo (or any new Gain Recognition Agreement subsequently entered into by such PubCo Securityholder thereafter).

(d)           Following the Closing Date, PubCo shall, and shall cause the Surviving Corporation, to comply with the tax reporting obligations set forth in Treasury Regulations Section 1.367(a)-(3)(c)(6).

(e)           All transfer, documentary, sales, use, real property, stamp, stamp duty reserve tax, registration, value added or other similar Taxes (including any fees, costs and associated penalties and interest associated therewith) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by PubCo. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and PubCo shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes.

9.5           Stockholder Litigation. Betters and PubCo shall promptly advise SPAC, and SPAC shall promptly advise Betters and PubCo, as the case may be, in writing of any Action commenced (or to the knowledge of Betters or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such Party, any of its Subsidiaries or any of its directors by any Betters Shareholder or SPAC Stockholder relating to this Agreement or the Transactions (any such Action, “Stockholder Litigation”), and such Party shall keep the other Parties reasonably informed regarding any such Stockholder Litigation. Each of the Parties shall reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Stockholder Litigation. Betters and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against Betters or PubCo, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give Betters the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC or any of its directors, and no such settlement shall be agreed to without the prior written consent of Betters (which consent shall not be unreasonably withheld, conditioned or delayed).

9.6           Alternative Transactions.

(a)           During the Interim Period, none of the Parties shall, and each of them shall cause their respective Representatives and Affiliates to not, except to the extent necessary to consummate the PIPE Investment, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any of the Parties or their respective Subsidiaries, to any Person relating to an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Party or its Subsidiaries in connection with an Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Alternative Transaction, or (iv) otherwise knowingly facilitate, solicit or encourage any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction. Each of the Parties shall, and shall cause its Representatives and Affiliates to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.6 by a Party or its Affiliates or Representatives shall be deemed to be a breach of this Section 9.6 by such Party.

(b)           If SPAC or any of its Affiliates or Representatives receives any written proposal with respect to any Alternative Transaction, then SPAC shall (i) promptly notify Betters in writing, which notice shall include the material terms and conditions of such proposal in reasonable detail, and (ii) keep Betters reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

(c)           If any Betters Company or any of their respective Affiliates or Representatives receives any written proposal with respect to any Alternative Transaction, then Betters shall (i) promptly notify SPAC in writing, which notice shall include the material terms and conditions of such proposal in reasonable detail, and (ii) keep SPAC reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

9.7           Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of SPAC and the Betters Parties shall, and shall cause each of its Subsidiaries to, (a) afford to each of the other Parties and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with each other Party and its Representatives regarding all due diligence matters, including document requests. All information obtained by SPAC and the Betters Parties and their respective Representatives pursuant to the foregoing shall be kept confidential by the Party receiving such information subject to the NDA. Notwithstanding the foregoing, none of SPAC or the Betters Parties shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or violate any applicable Laws. Notwithstanding the foregoing, this Section 9.7 does not afford access rights for the purpose of conducting environmental testing or sampling.

9.8           Delisting and Deregistration. Betters, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Stock and SPAC Rights to be delisted from Nasdaq (or be succeeded by the respective PubCo Securities) and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Effective Time or as soon as practicable thereafter.

9.9           Extension of SPAC Business Combination Deadline. If the Transactions are not consummated by October 25, 2023 (the “SPAC Business Combination Deadline”), then SPAC shall use its, and shall cause its Affiliates to use their, reasonable best efforts to obtain the approval of the SPAC Stockholders to approve an extension of the SPAC Business Combination Deadline to a date that is mutually agreed between SPAC and Betters and reasonably necessary to consummate the Transactions (which date shall not be later than June 25, 2024) (an “Extension” and such date, the “Maximum Extension Date”). In connection with any Extension, PubCo shall be responsible for the amount of any extension payments to be made by SPAC into the Trust Account as set forth on Section 9.9 of the Betters Disclosure Letter for the duration of such Extension, and all other fees and expenses incurred or payable in connection with any such Extension (including any amounts in excess of the amount set forth on Section 9.9 of the Betters Disclosure Letter) shall be borne by SPAC. SPAC shall take, and shall cause its Affiliates to take, such actions as may be reasonably necessary to effectuate any such Extension, including holding one or more special meetings of the SPAC Stockholders, including all necessary adjournments or postponements thereof, to approve one or more amendments to the SPAC Charter to so extend the SPAC Business Combination Deadline. Notwithstanding anything to the contrary in this Agreement, SPAC shall not be obligated to extend the Business Combination Deadline beyond the Maximum Extension Date. The later of (a) October 25, 2023 and (b) the date to which the SPAC Business Combination Date is extended in accordance with this Section 9.9 is referred to as the “Outside Date.”

9.10         PIPE Investment.

(a)            During the Interim Period, each of SPAC and PubCo shall take, or cause to be taken, and Betters, Merger Sub, and the Company shall cooperate with each of SPAC and PubCo in the taking of, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment (i) concurrently with the Closing and (ii) on the terms and subject to the conditions set forth in the Subscription Agreements, including maintaining in effect the Subscription Agreements and to: (A) provide, upon written request, the other Parties with such information and assistance as is reasonably requested in connection with the negotiation, preparation and execution of the Subscription Agreements and the consummation of the PIPE Investment; (B) satisfy on a timely basis all conditions and covenants applicable to such Party in the Subscription Agreements and otherwise comply with its obligations thereunder; (C) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the PIPE Closing (as defined in the Subscription Agreements), but subject to their satisfaction at the PIPE Closing) have been satisfied, consummate the PIPE Investment concurrently with the Closing; (D) confer with the other Parties regarding timing of the PIPE Closing; (E) deliver notices to the PIPE Investors sufficiently in advance of the PIPE Closing to cause them to fund the PIPE Investment Amount as far in advance of the PIPE Closing as permitted by the Subscription Agreements; and (F) cause each PIPE Investor to pay to (or as directed by) PubCo its applicable portion of the PIPE Investment Amount as set forth in the applicable Subscription Agreement and upon the terms and subject to the conditions set forth therein. PubCo shall take all actions required under the Subscription Agreements with respect to the timely issuance and delivery of the PubCo Ordinary Shares issuable in connection with the PIPE Investment, whether in certificate or book-entry form, as and when required under any such Subscription Agreements. To the extent PubCo enters into any Subscription Agreements (or any other Contract related to the issuance of any Equity Securities) with respect to the PIPE Investment to which SPAC is not a party, PubCo shall provide SPAC with each such Contract prior to its execution and provide SPAC reasonable time to review and comment thereon and shall consider in good faith any comments from SPAC with respect to any such Contract.

(b)            Without limiting the generality of Section 9.10(a), PubCo shall give SPAC prompt (and, in any event, within three Business Days) written notice: (i) of any breach or default (or any Event that, with notice, could give rise to any breach or default) by any party to any Subscription Agreement known to PubCo or of which PubCo becomes aware; (ii) of the receipt of any written notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if PubCo does not expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the Subscription Agreements.

9.11         Registration Rights Agreement. At the Closing, (a) SPAC and the Sponsor Members shall terminate the Sponsor Registration Rights Agreement and (b) PubCo, Betters and the Sponsor shall enter into the Registration Rights Agreement.

Article X
CONDITIONS TO CLOSING

10.1         Conditions to Obligations of all Parties. The obligation of each Party to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by SPAC and Betters (on behalf of itself and the other Betters Companies):

(a)           SPAC Stockholders’ Approval. The SPAC Stockholders’ Approval shall have been obtained.

(b)           Regulatory Approvals. All Regulatory Approvals shall have been obtained.

(c)           Listing; Effectiveness of Proxy/Registration Statement. (i) The PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and (ii) the Proxy/Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Proxy/Registration Statement shall then remain in effect and no proceedings for the purpose of suspending the effectiveness of the Proxy/Registration Statement shall have been initiated by the SEC and not withdrawn.

(d)           No Law or Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(e)           No Action. There shall not be any Action initiated by any Governmental Authority of its own volition (and not acting at the direction, suggestion, or recommendation, whether directly or indirectly, by or on behalf of any Party hereto) that remains pending and is reasonably expected to enjoin or otherwise restrict the consummation of the Transactions.

(f)            PIPE Investment. The PIPE Investment shall have been consummated substantially concurrently with the Closing.

(g)           Net Tangible Assets. After giving effect to the Closing (including the consummation of the PIPE Investment), SPAC shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.

10.2         Conditions to Obligations of SPAC. The obligation of SPAC to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by SPAC:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties (A) of the Target Companies contained in Sections 3.1 (Due Organization; Good Standing; Power and Authority), 3.2 (Due Authorization), 3.4 (Subsidiaries of the Company) and 3.17 (No Brokers), (B) of Betters contained in Sections 5.1, (Due Organization; Good Standing; Power and Authority), 5.2 (Due Authorization) and 5.8 (No Brokers) and (C) of the Acquisition Entities contained in Sections 6.1, (Due Organization; Good Standing; Power and Authority), 6.2 (Due Authorization) and 6.8 (No Brokers) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.

(ii)           Each of the representations and warranties (A) of the Target Companies contained in Section 3.3 (Capitalization), (B) of Betters contained in Section 5.3, (Ownership) and (C) of the Acquisition Entities contained in Section 6.3 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.

(iii)          All of the other representations and warranties (A) of the Target Companies contained in Article III, (B) of Betters contained in Article V and (C) of the Acquisition Entities contained in Article VI shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, any failures to be so true and correct that (without giving effect to any limitation as to “materiality” or “Betters Material Adverse Effect” or any other similar materiality qualification set forth herein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Betters Material Adverse Effect.

(b)           Covenants, Obligations and Agreements. Each of the covenants and obligations of each of the Betters Parties to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

(c)           No Betters Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Betters Material Adverse Effect that is continuing.

(d)           Approvals. All approvals, waiver or consents from any third parties set forth and described in Section 10.2(d) of the Betters Disclosure Letter shall have been obtained.

(e)           Closing Deliverables. (i) Betters and PubCo shall have delivered to SPAC each of the items listed in Section 2.4(a), and (ii) PubCo shall have paid the items contemplated by Section 2.4(c).

(f)            Share Contribution. The Share Contribution shall have been consummated, and Betters shall have provided SPAC with evidence reasonably acceptable to SPAC of the consummation of the Share Contribution.

10.3         Conditions to the Obligations of the Betters Companies. The obligation of each of the Betters Companies to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by Betters (on behalf of itself and each of the other Betters Companies):

(a)           Representations and Warranties.

(i)            Each of the representations and warranties of SPAC contained in Sections 4.1 (Due Organization; Good Standing; Power and Authority), 4.2 (SPAC Subsidiaries), 4.4 (Due Authorization) and 4.18 (No Brokers) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.

(ii)           Each of the representations and warranties of SPAC contained in Section 4.3 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.

(iii)          All of the other representations and warranties of SPAC contained in Article IV shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, any failures to be so true and correct that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any other similar materiality qualification set forth herein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

(b)           Covenants, Obligations and Agreements. Each of the covenants and obligations of SPAC to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

(c)           No SPAC Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a SPAC Material Adverse Effect that is continuing.

(d)           Closing Deliverables. SPAC shall have delivered to PubCo each of the items listed in Section 2.4(b).

(e)           SPAC Closing Cash. The SPAC Closing Cash shall not be less than $15,000,000.

10.4         Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or, with respect to the Company, any Target Company or Betters) to act in good faith or to take such actions as may be necessary to cause the conditions of the other Parties hereto to be satisfied as required by Section 9.3.

Article XI
TERMINATION

11.1         Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)           by mutual written consent of Betters and SPAC;

(b)           by written notice from Betters or SPAC to the other if any of the conditions set forth in Article X have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if a breach or violation by such Party or its Affiliates (or with respect to Betters, any of the Betters Companies) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)           by written notice from Betters or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has become final and nonappealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions;

(d)           by written notice from Betters to SPAC within 10 Business Days after there has been a SPAC Modification in Recommendation;

(e)           by written notice from Betters or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote of the SPAC Stockholders at the SPAC Stockholder Meeting or at any adjournment or postponement thereof;

(f)            by written notice from SPAC to Betters if either the Betters Resolutions or the Merger Sub Written Consent has not been delivered to SPAC within five Business Days after the execution of this Agreement;

(g)           by written notice from SPAC to Betters if (i) there has been a breach by any of the Betters Parties of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Betters Breach”) (or, if such Terminating Betters Breach is curable by the Betters Parties through the exercise of reasonable best efforts, then, for a period of up to 20 Business Days after receipt by Betters of written notice from SPAC of such Terminating Betters Breach (the “Betters Cure Period”)), and (ii) the Terminating Betters Breach is incapable of being cured or is not cured within the earlier of (A) the Betters Cure Period or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(g) if at such time SPAC is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Sections 10.3(a) or 10.3(b) to be satisfied at the Closing; or

(h)           by written notice to SPAC from Betters if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in each case, such that the conditions specified in Section 10.3(a) or Section 10.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”) (or, if such Terminating SPAC Breach is curable by SPAC through the exercise of reasonable best efforts, then, for a period of up to 20 Business Days after receipt by SPAC of written notice from Betters of such Terminating SPAC Breach (the “SPAC Cure Period”)), and (ii) the Terminating SPAC Breach is incapable of being cured or is not cured within the earlier of (A) the SPAC Cure Period or (B) the Outside Date; provided, that Betters shall not have the right to terminate this Agreement pursuant to this Section 11.1(h) if at such time any Betters Party is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Sections 10.2(a) or 10.2(b) to be satisfied at the Closing.

11.2         Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no further force or effect, without any Liability on the part of any Party or its Affiliates or its and their respective officers, directors, managers, stockholders, shareholders, members, partners or other Representatives, except that (i) the provisions of this Section 11.2 and Article XII and the NDA shall survive any termination of this Agreement and (ii) nothing in this Section 11.2 shall be deemed to release any Party from any Liability (A) for any willful and material breach of this Agreement occurring prior to such termination or (B) in respect of any claim for Fraud.

(b)            In the event of the termination of this Agreement by Betters pursuant to Section 11.1(b) (unless a breach or violation by SPAC or the Sponsor (in the case of the Sponsor Support Agreement) of any representation, warranty, covenant or obligation under this Agreement or any Ancillary Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date), Betters shall pay to SPAC, within five Business Days after termination of this Agreement by SPAC, a break-up fee (the “Break-Up Fee”) in an amount in cash equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of SPAC in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which SPAC is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including but not limited to due diligence costs, attorneys’ fees and filing fees payable to the SEC in connection with SPAC’s reporting requirements or in connection with extending the SPAC Business Combination Deadline (but for the avoidance of doubt, excluding any expenses, costs or fees relating to any negotiations with other possible target businesses for a Business Combination), and (ii) $6,000,000 (and for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the amount payable by Betters in connection with any Break-Up Fee exceed $6,000,000 in the aggregate).

Article XII
MISCELLANEOUS

12.1         Trust Account Waiver. Each of the Betters Parties, on behalf of itself and its Affiliates, acknowledges that, as described in the final prospectus of SPAC, dated October 20, 2021 and filed with the SEC on October 10, 2021 (File No: 333-260038) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the SPAC IPO and private placements of its securities occurring simultaneously with the SPAC IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in the Trust Account for the benefit of the Public Stockholders (including overallotment shares acquired by the underwriters of SPAC). Each Betters Party understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their shares of SPAC Stock if SPAC completes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within the applicable deadline after the closing of the SPAC IPO (as such date has been and may be further extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders) and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Betters Party, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, nor shall such Persons make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any Betters Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereinafter as the “Released Claims”). Each Betters Party, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and agrees to not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Each Betters Party, on behalf of itself and its Affiliates, hereby acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and such Betters Party further intends and understands such waiver to be valid, binding and enforceable against it and each of its Affiliates under applicable Law. To the extent that any Betters Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, such Betters Company, on its own behalf and on behalf of its Affiliates, hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit it or any of its Affiliates (or any Person claiming on behalf of any of the foregoing or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit any of the Betters Parties from pursuing a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any SPAC Redemption) in accordance with the terms of this Agreement, including Section 8.1, and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate any SPAC Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Betters Parties may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

12.2         Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of another Party hereto that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

12.3         Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)            If to SPAC, to:

ExcelFin Acquisition Corp.
473 Jackson St., Suite 300
San Francisco, California 94111
Email: JRagan@paperexcellence.com
Attention: Joe Ragan

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Email: Alain.Dermarkar@shearman.com
Attention: Alain Dermarkar

and

Shearman & Sterling LLP
Bank of America Tower
800 Capitol Street, Suite 2200
Houston, Texas 77002
Email: Bill.Nelson@shearman.com
Attention: Bill Nelson

(b)            If to any Betters Party, to:

Room 202, 2/F, Baide Building, Building 11, No.15
Rongtong Street, Yuexiu District, Guangzhou
Email: Qiuquan@baidemed.com
Attention: Quan Qiu

with copies (which shall not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 12.3.

12.4         Assignment. No Betters Party shall assign this Agreement or any part hereof without the prior written consent of SPAC, and SPAC shall not assign this Agreement or any part hereof without the prior written consent of Betters, and any of the foregoing transfers without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.5         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Target Company, or any participant in any Company Benefit Plan or other Contract (or any dependent or beneficiary thereof)), other than the Parties, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Company Benefit Plan or any Contract or (c) limit the right of PubCo or any Target Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other Contract following the Closing.

12.6         Expenses. Except as otherwise set forth in this Agreement, including in Section 7.6(b), Section 9.2(a)(iii) and Section 11.2(b), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, in accordance with Section 2.4(c), PubCo shall pay or cause to be paid the Betters Transaction Expenses and the SPAC Transaction Expenses.

12.7         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the Betters Board shall be governed by the Laws of the Cayman Islands.

12.8         Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.9         Disclosure Letters. The Betters Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are hereby incorporated as a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

12.10       Entire Agreement. This Agreement (together with the Betters Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of April 3, 2023, as amended pursuant to that certain Letter Amendment between SPAC and the Company, dated as of May 5, 2023). No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement (together with the Betters Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements.

12.11       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 and which makes reference to this Agreement.

12.12       Publicity.

(a)           Prior to the Closing, all press releases or other public communications or announcements relating to the Transactions, and the method and timing of the release for publication thereof, shall be subject to the prior mutual approval of SPAC and Betters, which approval shall not be unreasonably withheld, conditioned or delayed by either Party; provided, that each of SPAC and Betters may make any such press release, public communication or announcement which it in good faith believes is required to comply with any applicable Law (including pursuant to the rules of any national securities exchange), in which case SPAC or Betters, as applicable, shall use their commercially reasonable efforts to coordinate such press release, public communication or other announcement with the other Party prior to announcement or issuance thereof, and allow the other Party a reasonable opportunity to comment thereon (which such comments shall be considered by SPAC or Betters, as applicable, in good faith); provided, further, that no Party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed press release or statement is substantially equivalent to any press release or other public communication or announcement that has previously been made public without breach of the obligations under this Section 12.12(a). For the avoidance of doubt, nothing contained in this Section 12.12 shall prevent SPAC or Betters or their respective Affiliates from making non-public announcements or furnishing customary summarized information regarding this Agreement and the transactions contemplated hereby to their current and prospective investors.

(b)           The restrictions in Section 12.12(a) shall not apply to the extent that a public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making such required announcement shall, if permitted by applicable Law, use its reasonable best efforts to consult with the other Party in advance as to its form, content and timing and consider in good faith any comments of the other Party. Disclosures resulting from the Parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any related filing shall be deemed not to violate this Section 12.12.

12.13       Severability. If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the Parties shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the Parties.

12.14       Jurisdiction; Waiver of Jury Trial.

(a)            Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14.

(b)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICBALE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

12.15       Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

12.16       Non-Recourse.

(a)            Solely with respect to the Parties, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties as named parties hereto; and

(b)            Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or other Representative of any Target Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, shareholder, Affiliate (including the Sponsor), agent, attorney, advisor or other Representative of a Company Non-Recourse Party or a SPAC Non-Recourse Party shall have any Liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

12.17       Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 11.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and the foregoing shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing, including but not limited to the covenants and agreements contained in Section 7.6, Section 9.4(a) and Section 9.4(b), and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.18       Conflicts and Privilege.

(a)           SPAC and the Betters Parties hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Surviving Corporation or the Sponsor, on the one hand, and any Betters Company, on the other hand, that Shearman & Sterling LLP (or any of its successors that represented SPAC or the Sponsor prior to the Closing (“Prior SPAC Counsel”)) may represent the Sponsor in such dispute even though the interests of the Sponsor may be directly adverse to those of the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC or the Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and the Surviving Corporation or the Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Party or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by any Betters Company prior to the Closing with SPAC or the Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of such Betters Company following the Closing.

(b)           Each of the Betters Parties further agrees, on behalf of itself and its Affiliates, that, after the Closing, all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned by the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Company or the Surviving Corporation after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Company or the Surviving Corporation after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)           Notwithstanding the foregoing, in the event that a dispute arises between any Betters Company or the Surviving Corporation, on the one hand, and a third party other than the Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party, and no Betters Company nor the Surviving Corporation may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Sponsor. In the event that any Betters Company or the Surviving Corporation is legally required by Governmental Order to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall, as promptly as practicable (and, in any event, within two Business Days after becoming aware thereof) notify the Sponsor in writing (including by making specific reference to this Section 12.18) so that the Sponsor can seek a protective order; provided, further, that the Betters Companies and the Surviving Corporation agree to use all commercially reasonable efforts to assist therewith.

(d)           To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only the Sponsor shall hold such property rights, and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and any Betters Company or the Surviving Corporation after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)           Betters agrees, on behalf of itself and each of the Betters Companies and the Surviving Corporation after the Closing, (i) to the extent that the Surviving Corporation or any Betters Company after the Closing receives or takes physical possession of any SPAC Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by the Sponsor or any other Person of the privileges or protections described in this Section 12.18, and (B) none of the Betters Companies nor the Surviving Corporation after the Closing shall assert any claim that the Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Corporation or any Betters Company waive the attorney-client or other privilege, or by otherwise asserting that the Surviving Corporation or any Betters Company after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)            Each of the Parties acknowledges and agrees that Dechert LLP (“Prior Company Counsel”) has acted as counsel to the Betters Companies in various matters involving a range of issues and as counsel to the Betters Companies in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Betters Companies and (ii) Prior Company Counsel’s representation of any member of the Betters Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g)           SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, any of the Betters Companies, or any of their respective Representatives that relate in any way to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Surviving Corporation and the Company Advised Parties, shall be controlled by PubCo on behalf of the Surviving Corporation and the Company Advised Parties and shall not pass to or be claimed the Sponsor. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to PubCo, shall be controlled by PubCo on behalf of the Surviving Corporation and the Company Advised Parties and shall not pass to or be claimed by the Sponsor; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h)           Notwithstanding the foregoing, in the event that a dispute arises between the Sponsor, on the one hand, and a third party other than any Company Advised Party or the Surviving Corporation, on the other hand, PubCo may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party.

(i)            To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Surviving Corporation and the Company Advised Parties shall hold such property rights, and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Surviving Corporation and the Company Advised Parties after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

ExcelFin Acquisition Corp.

By:	/s/ Joe Ragan
	Name:	Joe Ragan
	Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

BETTERS:

Betters Medical Investment Holdings Limited

By:	/s/ Haimei Wu
	Name:	Haimei Wu
	Title:	Director

COMPANY:

Tycoon Choice Global Limited

By:	/s/ Haimei Wu
	Name:	Haimei Wu
	Title:	Director

PUBCO:

Baird Medical Investment Holdings Limited

By:	/s/ Haimei Wu
	Name:	Haimei Wu
	Title:	Sole Director

MERGER SUB:

Betters Medical Merger Sub, Inc.

By:	/s/ Haimei Wu
	Name:	Haimei Wu
	Title:	Sole Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Warrant Assignment, Assumption and Amendment Agreement

Exhibit A

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated [●], 2023, is made by and among ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Public Warrant Agreement, dated October 20, 2021, by and between SPAC and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued 23,000,000 Units, each consisting of one share of Class A Common Stock of SPAC, par value $0.0001 per share (“SPAC Class A Common Stock”) and one-half of one whole public warrant (the “Warrants”);

WHEREAS, on June 26, 2023, SPAC, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), PubCo, Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned subsidiary of Betters (the “Company”), entered into a business combination agreement (as amended, modified or supplemented, from time to time, the “Business Combination Agreement”);

WHEREAS, SPAC and the Warrant Agent entered into that certain Private Warrant Agreement, dated as of October 21, 2021 (the “Private Warrant Agreement”);

WHEREAS, pursuant to the Business Combination Agreement and that certain Sponsor Support Agreement, dated as of June 26, 2023, by and among Sponsor, SPAC and PubCo (the “Sponsor Support Agreement”), Sponsor, as the record holder of all of the Private Placement Warrants (as defined in the Private Warrant Agreement), shall cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in the Sponsor Support Agreement;

WHEREAS, SPAC and the Warrant Agent wish to terminate the Private Warrant Agreement, with such termination effective as of the date hereof;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo (as defined in the Business Combination Agreement, the “Merger”), and as a result of the Merger, the holders of shares of SPAC Stock (as defined in the Business Combination Agreement) shall become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”);

WHEREAS, upon the consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of SPAC Class A Common Stock but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended hereby) for PubCo Ordinary Shares;

WHEREAS, the SPAC Board (as defined in the Business Combination Agreement) has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignments; and

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend such Existing Warrant Agreement without the consent of any Registered Holders as the parties thereto may deem necessary or desirable provided such amendment does not adversely affect the rights of the Registered Holders in any material respect under such Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent

1.1            Assignment and Assumption. As of and with effect on and from the Closing (as defined in the Business Combination Agreement, the “Closing”): SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.

1.2            Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by SPAC to PubCo pursuant to Section 1.1 hereof and the assumption of the Existing Warrant Agreement by PubCo from SPAC pursuant to Section 1.1 hereof, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.

2.	Amendment of Existing Warrant Agreement

2.1            Effective as of the Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Merger and the transactions contemplated by the Business Combination Agreement).

2.2            Conversion of SPAC Warrants. Pursuant to Section 2.2(g)(iii) of the Business Combination Agreement, each Warrant that is outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall automatically be converted at the Effective Time into a PubCo Warrant (as defined in the Business Combination Agreement), without interest, representing a right to acquire that number of PubCo Ordinary Shares equal to the number of shares of SPAC Class A Common Stock set forth in such Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the Existing Warrant Agreement.

2.3            Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4            References to the “Company”. All references to “the Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo”.

2.5            References to Shares of Common Stock. All references to “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo Ordinary Shares”.

2.6            References to the Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and all references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing.

2.7            Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:

If to PubCo, to:

Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou

Attention: Quan Qiu

Email: Qiuquan@baidemed.com

with a copy (which shall not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020

Attention: Yang Wang; Stephen Leitzell

Email: yang.wang@dechert.com; stephen.leitzell@dechert.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by PubCo to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with PubCo), as follows:

 American Stock Transfer & Trust Company, LLC

 6201 15th Avenue

 Brooklyn, NY 11219

  Attention: Felix Orihuela

 Email: FOrihuela@astfinancial.com

3.	Miscellaneous Provisions.

3.1            Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2            Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3            Applicable Law; Jurisdiction. The validity, interpretation, and performance of this Agreement and the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. PubCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. PubCo hereby waives any objection to such exclusive jurisdiction and any argument that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce (i) any liability or duty created by the Exchange Act or the rules and regulations thereunder for which Section 27 of the Exchange Act creates exclusive federal jurisdiction, (ii) with respect to suits brought in federal courts, any duty or liability created by the Securities Act or the rules and regulations thereunder for which Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts or (iii) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder of the Warrants shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of the Warrants in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holders of the Warrants.

3.4            Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

3.5            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7            Termination of Private Warrant Agreement. SPAC and the Warrant Agent hereby agree that, effective as of the Closing, the Private Warrant Agreement is hereby terminated and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXCELFIN ACQUISITION CORP.

By:
Name:
Title:

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT B

Form of Betters Shareholder Support Agreement

Exhibit B

BETTERS SHAREHOLDER SUPPORT AGREEMENT

This BETTERS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2023, by and among Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), the person(s) identified on Schedule A hereto who hold Betters Shares (as defined below) (each, a “Betters Shareholder” and collectively the “Betters Shareholders”) and ExcelFin Acquisition Corp., a Delaware corporation (the “SPAC”).

WHEREAS, PubCo, SPAC, Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), Betters and the Company are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, (a) prior to the Closing, Betters will contribute all of the issued and outstanding shares of the Company (the “Company Shares”) to PubCo such that the Company will become a direct, wholly owned Subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with the terms of the Business Combination Agreement and the PubCo Governing Documents, and (b) Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving corporation and as a direct, wholly-owned Subsidiary of PubCo (the “Merger”);

WHEREAS, each Betters Shareholder is, as of the date of this Agreement, the sole legal owner of the number of outstanding shares of Betters (“Betters Shares”) set forth opposite such Betters Shareholder’s name on Schedule A hereto (such Betters Shares owned by the Betters Shareholders, together with any additional Betters Shares or other Equity Securities of Betters (including any securities convertible into or exercisable for Betters Shares or other share capital of Betters), whether by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Betters Shareholders after the date hereof and prior to the Outside Date being collectively referred to herein as the “Betters Shareholder Shares”);

WHEREAS, Betters is, as of the date of this Agreement, the sole legal owner of all of the Company Shares; and

WHEREAS, in order to induce SPAC to enter into the Business Combination Agreement and the Sponsor to enter into the Sponsor Support Agreement, PubCo, Betters, the Company and the Betters Shareholders desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of Betters Shareholders

Each Betters Shareholder hereby represents and warrants, severally and not jointly, to Betters, the Company, PubCo and the SPAC as follows:

1.1            Organization and Standing; Authorization. Such Betters Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Betters Shareholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Betters Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Betters Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2            Binding Agreement. This Agreement has been duly and validly executed and delivered by such Betters Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of such Shareholder, enforceable against such Betters Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3            Governmental Approvals. No consent of or filing or notification with any Governmental Authority on the part of such Betters Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Betters Shareholder of this Agreement or the consummation by such Betters Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Betters Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Betters Shareholder will not (a) conflict with or violate any provision of the Governing Documents of such Betters Shareholder, if and as applicable, (b) conflict with or violate any Law or required Approval applicable to such Betters Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Betters Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Betters Shareholder under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Betters Shareholder, except, (1) in each case, as otherwise set forth in that certain shareholders’ agreement, dated July 5, 2021 (the “Betters Shareholders Agreement”), among Betters and one or more of its shareholders (which the parties hereto understand is being amended and restated in connection with the Transaction), and (2) for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Betters Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5            Betters Shareholder Shares. As of the date of this Agreement, such Betters Shareholder has sole legal and beneficial ownership of the Betters Shareholder Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Betters Shareholder Shares are owned by such Shareholder free and clear of all Liens, other than Permitted Liens, Liens pursuant to the Betters Shareholders Agreement, the Betters Governing Documents or applicable federal or state securities Laws. Other than the Betters Shareholder Shares, such Betters Shareholder does not legally or beneficially own any ordinary shares, preference shares or any other share capital of Betters or securities that are convertible into or exercisable for ordinary shares, preference shares or other share capital of Betters. Such Betters Shareholder has the sole right to vote the Betters Shareholder Shares, and none of the Betters Shareholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Betters Shareholder Shares, except as contemplated by this Agreement, the Betters Shareholders Agreement, or the Betters Governing Documents.

1.6            Business Combination Agreement. Such Betters Shareholder understands and acknowledges that PubCo, SPAC, Betters and the Company are entering into the Business Combination Agreement in reliance upon such Betters Shareholder’s execution and delivery of this Agreement.

1.7            Adequate Information. Such Betters Shareholder has adequate information concerning the business of SPAC, PubCo, Betters and the Company to make an informed decision regarding this Agreement and the Transactions and has independently, and based on such information as such Betters Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Betters Shareholder acknowledges that SPAC, PubCo, Betters and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Betters Shareholder acknowledges that the agreements contained herein with respect to the Betters Shareholder Shares held by such Betters Shareholder are irrevocable unless the Business Combination Agreement is terminated in accordance with its terms and shall only terminate upon the termination of this Agreement.

ARTICLE II
Representations and Warranties of Betters

Betters hereby represents and warrants to the Betters Shareholders, PubCo, the Company and SPAC as follows:

2.1            Organization and Standing. Betters is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Betters has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Betters is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.

2.2            Authorization; Binding Agreement. Betters has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Betters Board and, other than the Betters Resolutions, no other corporate proceedings on the part of Betters are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Betters and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Betters, enforceable against Betters in accordance with its terms, subject to the Enforceability Exceptions.

2.3            Governmental Approvals. No consent of or filing or notification with any Governmental Authority on the part of Betters is required to be obtained or made in connection with the execution, delivery or performance by Betters of this Agreement or the consummation by Betters of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.

2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Betters will not (a) conflict with or violate any provision of the Betters Governing Documents, (b) conflict with or violate any Law or required Approval applicable to Betters or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Betters under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Betters under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Betters, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.

2.5            Company Shares. As of the date of this Agreement, Betters has sole legal and beneficial ownership of the Company Shares set forth opposite Betters’ name on Schedule A hereto, and all the Company Shares are owned by Betters free and clear of all Liens, other than Permitted Liens, Liens pursuant to the Company Governing Documents or applicable federal or state securities Laws. Other than the Company Shares, Betters does not legally or beneficially own any ordinary shares, preference shares or any other share capital of the Company or securities that are convertible into or exercisable for ordinary shares, preference shares or other share capital of the Company. Betters has the sole right to vote the Company Shares, and none of the Company Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Company Shares, except as contemplated by this Agreement or the Company Governing Documents.

2.6            Adequate Information. Betters is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC, PubCo and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC, PubCo or the Company, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Betters acknowledges that SPAC, PubCo and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Betters acknowledges that the agreements contained herein with respect to the Company Shares held by it are irrevocable unless the Business Combination Agreement is terminated in accordance with its terms and shall only terminate upon the termination of this Agreement.

ARTICLE III
Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Betters Shareholders, PubCo, Betters and the Company as follows:

3.1            Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a SPAC Material Adverse Effect.

3.2            Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the SPAC Board and, other than obtaining the SPAC Stockholders’ Approval, no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms and subject to the Enforceability Exceptions.

3.3            Governmental Approvals. No consent of or filing or notification with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

3.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of any SPAC Governing Documents, (b) conflict with or violate any Law or required Approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

ARTICLE IV
Representations and Warranties of the Company

The Company hereby represents and warrants to the Betters Shareholders, PubCo, Betters and SPAC as follows:

4.1            Organization and Standing. The Company is a business company limited by shares duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.

4.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and Betters, as the sole shareholder of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3            Governmental Approvals. No consent of or filing or notification with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transaction as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.

4.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of the Company Governing Documents, (b) conflict with or violate any Law or required Approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.

ARTICLE V
Representations and Warranties of PubCo

PubCo hereby represents and warrants to the Betters Shareholders, Betters, the Company and SPAC as follows:

5.1            Organization and Standing. PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. PubCo has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.

5.2            Authorization; Binding Agreement. PubCo has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the PubCo Board, and no other corporate proceedings on the part of PubCo are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

5.3            Governmental Approvals. No consent of or filing or notification with any Governmental Authority on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Agreement or the consummation by PubCo of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, Betters Material Adverse Effect.

5.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by PubCo will not (a) conflict with or violate any provision of the PubCo Governing Documents, (b) conflict with or violate any Law or required Approval applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of PubCo under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of PubCo, except for any deviations from clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.

ARTICLE VI

Agreement to Vote; Certain Other Covenants of the Betters Shareholders

Each Betters Shareholder covenants and agrees with SPAC, PubCo, Betters and the Company during the term of this Agreement as follows:

6.1            Agreement to Vote.

(a)            In Favor of the Business Combination Agreement and the Transactions. At any meeting of the shareholders of Betters called to seek the adoption and approval of the Business Combination Agreement and the Transactions (the “Betters Special Resolution”), or at any adjournment thereof, or in connection with any written consent of the shareholders of Betters or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Agreements, the Share Contribution, the Merger, or any other Transactions is sought, each Betters Shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause its Betters Shareholder Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted its Shareholder Shares in favor of granting the Betters Special Resolution or such action by written consent or, if there are insufficient votes in favor of granting the Betters Special Resolution and no such written consent can be obtained, in favor of the adjournment or postponement of such meeting of the shareholders of Betters to a later date but not past the Outside Date.

(b)            Against Other Transactions. At any meeting of shareholders of Betters or at any adjournment thereof, or in connection with any written consent of the shareholders of Betters or in any other circumstances upon which such Betters Shareholder’s vote, consent or other approval is sought, such Betters Shareholder shall vote (or cause to be voted) its Betters Shareholder Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Transactions), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Betters or the Company or any public offering of any shares of Betters or the Company, or, in case of a public offering only, a newly-formed holding company of Betters or the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Alternative Transaction relating to Betters or the Company, and (iii) other than any amendment to the Betters Governing Documents expressly permitted under the terms of, consented to under, or required in connection with the Transactions under the Business Combination Agreement, any amendment of the Betters Governing Documents.

6.2            No Transfer. Other than (x) pursuant to this Agreement or the Business Combination Agreement, (y) upon the written consent of Betters and SPAC or (z) to an Affiliate of such Betters Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC and Betters agreeing to be bound by this Agreement to the same extent as such Betters Shareholder was with respect to such transferred Betters Shareholder Shares), from the date of this Agreement until the earlier of (1) the date of termination of this Agreement and (2) the Closing Date, such Betters Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of (including by gift, tender or exchange offer, merger or operation of law), directly or indirectly, encumber or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any Betters Shareholder Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Betters Shareholder Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Betters Shareholder Shares to any Person other than in accordance with the Business Combination Agreement and the Transactions, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Betters Shareholder Shares), or enter into any other agreement, with respect to any Betters Shareholder Shares, in each case, other than as set forth in this Agreement, the Business Combination Agreement, any shareholders’ agreement to be entered into in place of the Betters Shareholders Agreement (if applicable), or the voting and other arrangements under the Betters Governing Documents, (iii) take any action that would make any representation or warranty of such Betters Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Betters Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that makes any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or materially delaying such Betters Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Betters Shareholder agrees, and covenants to, SPAC, PubCo, Betters and the Company, that such Betters Shareholder shall not request that Betters register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Betters Shareholder Shares, and Betters shall not recognize any such Transfer.

6.3            Waiver of Appraisal and Dissenters’ Rights. Each of the Betters Shareholders hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Cayman Islands Law and any other similar statute in connection with the Transactions and the Business Combination Agreement.

6.4            Revocation of Prior Proxies. Each Betters Shareholder represents and warrants that any proxies heretofore given in respect of the Betters Shareholder Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked to the extent such prior proxies conflict with the proxy granted in Section 8.2.

ARTICLE VII
Covenants of Betters

Betters covenants and agrees with SPAC, the Company and PubCo during the term of this Agreement as follows:

7.1            No Transfer. Other than (x) pursuant to this Agreement or the Business Combination Agreement or (y) upon the written consent of SPAC and PubCo, from the date of this Agreement until the earlier of (1) the date of termination of this Agreement and (2) the Closing Date, Betters shall not, directly or indirectly, (i) Transfer or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Company Shares to any Person other than pursuant to the Share Contribution, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Company Shares), or enter into any other agreement, with respect to any Company Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Company Governing Documents, (iii) take any action that would make any representation or warranty of Betters untrue or incorrect in any material respect, or have the effect of preventing or disabling Betters from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Betters from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence shall be null and void. Betters agrees, and covenants to, SPAC and PubCo, that Betters shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Company Shares, and the Company shall not recognize any such Transfer.

ARTICLE VIII
Additional Agreements of the Parties

8.1            Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the unanimous written agreement of all the parties hereto and (c) the termination of the Business Combination Agreement in accordance with its terms (the earliest such date under clauses (a), (b) and (c) being referred to herein as the “Termination Date”), and upon such termination, no party hereto shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other parties hereto resulting from a willful breach of this Agreement.

8.2            Appointed Representative. Each Betters Shareholder hereby grants an irrevocable power of attorney to, and constitutes and appoints as its proxy, Betters (the “Appointed Representative”), with full power and authority in its name and on its behalf to (a) act in the absolute discretion of the Appointed Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment of, or supplement to, this Agreement, any waiver of any condition under, or right arising out of, this Agreement, and any termination of this Agreement; (b) in general, do all things and to perform all acts, including negotiating, executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable to complete the transactions contemplated by, this Agreement; (c) vote its Betters Shareholder Shares as contemplated in Section 6.1; and (d) perform its duties and fulfill the obligations of such Betters Shareholder under this Agreement, including but not limited to, its obligations under Article VI. The appointment of the Appointed Representative and the irrevocable power of attorney and proxy granted pursuant to this Section 8.2 (i) shall be in addition to, and shall not be deemed to supersede or revoke, any other power of attorney or proxy granted hereunder, (ii) is coupled with an interest and bestows on Betters full power to vote and act for such Betters Shareholder with respect to the aforementioned matters, (iii) shall be effective as of the date hereof and will terminate immediately on the Termination Date and (iv) shall not, without the prior written consent of Betters, be superseded or revoked by any power of attorney or proxy granted by such Betters Shareholder simultaneously herewith or subsequent hereto. The Appointed Representative shall not be liable for any act done or omitted hereunder as Appointed Representative while acting in good faith and in the exercise of reasonable judgment. Each Betters Shareholder shall severally in equal proportion indemnify the Appointed Representative and hold the Appointed Representative harmless against any loss or expense incurred without negligence or bad faith on the part of the Appointed Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

8.3            Further Assurances. Each Betters Shareholder shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC, PubCo, Betters or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement, the other Ancillary Agreements and the Transactions and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Betters Governing Documents or the Companies Act of the Cayman Islands) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

8.4            Enforcement of Rights under Repurchase Agreement. Each of Betters and Auto King (as defined on Schedule A) hereby covenants and agrees to enforce all of its rights and remedies under that certain Shares Repurchase Agreement, dated as of even date herewith, by and among BOCI Investment Limited, a company incorporated under the Laws of Hong Kong, whose registered office is at 26/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (“BOCI”), Auto King, Ms. Wu Haimei and Betters (the “Repurchase Agreement”), to cause BOCI to comply with its covenants and agreements under, and to consummate the transactions contemplated by, the Repurchase Agreement, in each case, in accordance with the terms and conditions set forth therein. Each of Betters and Auto King acknowledges and agrees that (a) the terms and conditions set forth in this Section 8.4 are a material inducement for SPAC to enter into the Business Combination Agreement and (b) if either Betters or Auto King fails to comply with its obligations under this Section 8.4, the SPAC shall be entitled an injunction or injunctions, specific performance or other equitable relief to cause each of Betters and Auto King to exercise all of its rights and remedies under the Repurchase Agreement.

ARTICLE IX
General Provisions

9.1            Notice. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, to the Company, PubCo, Betters and SPAC in accordance with Section 12.3 of the Business Combination Agreement and to such Betters Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party hereto as shall be specified by like notice).

9.2            Disclosure. Each of the Betters Shareholders authorizes SPAC, PubCo, Betters and the Company to publish and disclose in any announcement or disclosure required by the SEC or the Nasdaq, such Betters Shareholder’s identity and ownership of the Betters Shareholder Shares and the nature of such Betters Shareholder’s obligations under this Agreement.

9.3            Miscellaneous. The provisions of Sections 12.4 – 12.8, 12.10 – 12.17 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.

PubCo:

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

Signature:
Name:	Haimei Wu
Title:	Director

[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.

Betters:

BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED

Signature:
Name:	Haimei Wu
Title:	Director

[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.

Company:

TYCOON CHOICE GLOBAL LIMITED

Signature:
Name:	Haimei Wu
Title:	Director

[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.

SPAC:

EXCELFIN ACQUISITION CORP.

Signature:
Name:	Joe Ragan
Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.

Betters Shareholder:

AUTO KING INTERNATIONAL LIMITED

Signature:
Name:	Haimei Wu
Title:	Director

[Signature Page to Betters Shareholder Support Agreement]

Schedule A

Betters Shares

Betters Shareholder & Notice Address	Number of Betters Shares
Auto King International Limited (“Auto King”)	6,010,191

Company Shares

Company Shareholder & Notice Address	Number of Company Shares
Betters Medical Investment Holdings Limited	1

Schedule A

EXHIBIT C

Form of Sponsor Support Agreement

Exhibit C

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of June 26, 2023 (this “Agreement”), is made and entered into by and among ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”).

WHEREAS, SPAC, PubCo, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), propose to enter into, concurrently herewith, a business combination agreement (the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement), which provides for, among other things, a business combination between SPAC and the Company;

WHEREAS, as of the date hereof, the Sponsor owns of record 5,750,000 shares of SPAC Class B Common Stock (all such shares of SPAC Stock and any shares of SPAC Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, as of the date hereof, the Sponsor owns of record all of the Private Placement Warrants, and the Sponsor agrees to cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in this Agreement;

WHEREAS, as of the date hereof, the Sponsor is the lender under the Sponsor Loans, and the parties hereto agree that all of the Sponsor Loans shall be converted into the right of the Sponsor to receive PubCo Ordinary Shares at the Effective Time, subject to and in accordance with the terms set forth in this Agreement; and

WHEREAS, in order to induce SPAC, PubCo and the Company to enter into the Business Combination Agreement and the Key Betters Shareholders to enter into the Betters Shareholder Support Agreement, the Sponsor desires to enter into this Agreement with respect to the Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Agreement to Vote. The Sponsor hereby agrees to vote, at any meeting of the SPAC Stockholders, including the SPAC Stockholder Meeting, and in any action by written consent of the SPAC Stockholders, all Shares held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and the Transactions and all other Transaction Proposals.

2. Warrant Cancellation. The Sponsor hereby agrees that, immediately prior to the Effective Time, but subject to consummation of the Merger, all of the Private Placement Warrants, which are owned of record by the Sponsor, shall be surrendered to SPAC for no consideration and cancelled by SPAC effective as of immediately prior to the Effective Time.

3.  Conversion of Sponsor Loans. Each of the parties hereto agrees that, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the unpaid balances under the Sponsor Loans shall be converted, as full repayment therefor, into the right of the Sponsor to receive from PubCo a number of validly issued, fully paid and non-assessable PubCo Ordinary Shares equal to (a) the aggregate amount outstanding under its Sponsor Loans, divided by (b) $10.20.

4.  Transfer of Shares. The Sponsor agrees that it shall not, prior to the Closing, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement, (b) deposit any Shares into a voting trust or enter into a voting Contract or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of any Shares by the Sponsor to one or more of its Affiliates, but only if such Affiliate executes this Agreement or a joinder agreeing to become a party to this Agreement.

5.  No Redemption of Sponsor Shares. The Sponsor hereby agrees to abstain from exercising any redemption rights of any Shares held by it in connection with the SPAC Stockholders’ Approval.

6.  Waiver of Anti-Dilution Protections. The Sponsor hereby waives, subject to, and conditioned upon, the occurrence of the Closing, its right to an adjustment of the Conversion Ratio (as defined in Section 4.3(b) of the SPAC Charter) with respect to any conversion of its shares of SPAC Class B Common Stock in connection with the Transactions.

7.  Earnout Shares. The parties hereto hereby agree that (x) 3,150,000 PubCo Ordinary Shares, representing 70% of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time, shall be fully vested and freely tradable, subject only to the restrictions set forth in that certain Letter Agreement, dated as of October 20, 2021, by and among SPAC, the Sponsor and the individuals signatory thereto, (as amended by that certain Insider Letter Amendment, dated June 26, 2023, the “Insider Letter”), and (y) 1,350,000 PubCo Ordinary Shares, representing the remaining 30% of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time, shall be subject to vesting and forfeiture as described below (the “Earnout Shares”).

(a)            The Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period (the “Triggering Event”); provided, that the Price Target shall be equitably adjusted for any share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

(b)            In the event that there is a Change of Control of PubCo after the Effective Time and prior to the date that is the fifth anniversary of the Effective Time, the Earnout Shares (to the extent not already fully vested in connection with the Triggering Event) shall become fully vested immediately prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such Change of Control the consideration which would have been issuable or payable to them in such Change of Control (including the right to elect to receive different forms of consideration) if they had held the Earnout Shares immediately prior to the consummation thereof. For purposes hereof, a “Change of Control” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the PubCo board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.

(c)            Within five Business Days after the occurrence of the Triggering Event or a Change of Control of PubCo, PubCo shall cause its transfer agent to note the vesting of the Earnout Shares on its share ledger records. If any of the Earnout Shares are represented by certificates, within the five Business Day time period set forth in the foregoing sentence, PubCo shall issue new certificates without any restrictive legends to the holders thereof in exchange for the legended certificates.

(d)            If by the fifth anniversary of the Effective Time the Earnout Shares shall not have vested, the Earnout Shares shall be forfeited and shall be delivered in certificated or book-entry form to PubCo for cancellation for no consideration and shall cease to represent any interest in PubCo, effective as of such date.

8.  Representations and Warranties. The Sponsor hereby represents and warrants to SPAC and PubCo as follows:

(a)            The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to the Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Business Combination Agreement and the other Ancillary Agreements), or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of the Governing Documents of the Sponsor.

(b)            As of the date of this Agreement, the Sponsor owns exclusively of record and has good and valid title to 5,750,000 shares of SPAC Class B Common Stock, free and clear of any Liens, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the SPAC Governing Documents and (iv) the Insider Letter, and as of the date of this Agreement, the Sponsor has the sole power (as currently in effect) to vote and the right, power and authority to sell, transfer and deliver such Shares, and the Sponsor does not own, directly or indirectly, any other Shares.

(c)            The Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by the Sponsor.

9.  Termination. This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual written agreement of all the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or Liabilities under this Agreement; provided, however, that such termination shall not relieve any party hereto from any Liability for a willful and material breach of this Agreement occurring prior to its termination.

10.  Miscellaneous.

(a)             Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)            All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to the Sponsor or, prior to the Closing, SPAC, to:

ExcelFin Acquisition Corp.
ExcelFin SPAC LLC
473 Jackson St., Suite 300
San Francisco, California 94111
Email: JRagan@paperexcellence.com
Attention: Joe Ragan

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Email: Alain.Dermarkar@shearman.com
Attention: Alain Dermarkar

and

Shearman & Sterling LLP
Bank of America Tower
800 Capitol Street, Suite 2200
Houston, Texas 77002
Email: Bill.Nelson@shearman.com
Attention: Bill Nelson

If to PubCo or SPAC from and after the Closing, to:

Baird Medical Investment Holdings Limited

Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou
Email: Qiuquan@baidemed.com
Attention: Quan Qiu

with copies (which shall not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell

or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 10(b).

(c)            If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.

(d)            (i) Unless the context of this Agreement otherwise requires or unless otherwise specified, (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. (iv) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (v) Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (vi) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vii) Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation. (viii) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(e)            This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f)            This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto.

(g)            This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all of the parties hereto in accordance with the specifications contained in Section 10(l) and which makes reference to this Agreement.

(h)            No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(i)             The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at Law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(j)             This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(k)            Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10(k).

(l)             This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(m)           Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)            This Agreement shall not be effective or binding upon any party hereto until after such time as the Business Combination Agreement is executed and delivered by the Parties.

(o)            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICBALE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(O).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXCELFIN SPAC LLC

By:
Name: Joe Ragan
Title: Authorized Signatory

EXCELFIN ACQUISITION CORP.

By:
Name: Joe Ragan
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name: Haimei Wu
Title: Director

[Signature Page to Sponsor Support Agreement]

EXHIBIT D

Form of Betters Lock-Up Agreement

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023, by and between Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (the “Holder”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, PubCo, the Holder, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of the Holder (the “Company”), entered into a business combination agreement, dated as of June 26, 2023 (the “Business Combination Agreement”), which provides for, among other things, a business combination between SPAC and the Company, and immediately following the consummation of such transactions, the Holder will hold 29,411,764 PubCo Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, PubCo and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Definitions. For purposes of this Agreement:

(a)            the term “Change of Control” means the occurrence, after the Closing Date, of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; or (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.

(b)            the term “Immediate Family” means, with respect to any natural person, any of the following: (i) such person’s spouse; (ii) the siblings of such person and his or her spouse; and (iii) the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)            the term “Lock-Up Period” means the period beginning on the date of the consummation of the Share Contribution and ending on the earlier of: (i) the date that is six months after the Closing Date; or (ii) the consummation of a Change of Control of PubCo;

(d)            the term “Lock-Up Shares” means the Shares, and for the avoidance of any doubt shall exclude (i) PubCo Ordinary Shares acquired in the public market after the Closing Date and (ii) PubCo Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act after the Closing Date;

(e)            the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(f)             the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, or agree to dispose of, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.            Lock-Up Provisions.

(a)            Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers, directors, managers or management committee members; (ii) to any Affiliates of the Holder or such Affiliate’s officers, directors, managers or management committee members; (iii) in the case of any such Permitted Transferee being an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in the case of any such Permitted Transferee being an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of any such Permitted Transferee being an individual, pursuant to a qualified domestic relations order; (vi) to any partners (general or limited), members, shareholders or holders of similar Equity Securities of the Holder (or, in each case, its nominee or custodian) or any of their respective Affiliates; (vii) by virtue of applicable Law or the Holder’s Governing Documents upon liquidation or dissolution of the Holder; (viii) in connection with any pledge, hypothecation or other granting of a security interest in the Lock-Up Shares to one or more lending institutions as collateral or security for any borrowing or the incurrence of any indebtedness by the Holder (provided, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or Equity Securities issued by multiple issuers); (ix) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case, made to all holders of PubCo Ordinary Shares, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, all Lock-Up Shares shall remain subject to the provisions of Section 2(b); or (x) to the Holder; provided, however, that, in the case of clauses (i) through (ix), any such Permitted Transferees shall enter into a written agreement agreeing to be bound by the provisions set forth in this Section 2 prior to or concurrently with such Transfer.

(b)            The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees to not, Transfer any Lock-Up Shares during the Lock-Up Period.

(c)            During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Lock-Up Shares, including issuing new share certificates (if any are issued) in respect of the Lock-Up Shares.

(d)            For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.            Miscellaneous.

(a)            Adjustment. The share prices of the Lock-Up Shares will be equitably adjusted on account of any changes in the equity securities of PubCo that occur after the Closing Date by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)            Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Lock-Up Shares as one of its shareholders for any purpose. In order to enforce this Section 3(b), PubCo may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the expiration of the Lock-Up Period.

(c)            Binding Effect; Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)            Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party hereto in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(e)            Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3(e).

(f)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICBALE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(F).

(g)            Interpretation. (i) Unless the context of this Agreement otherwise requires or unless otherwise specified: (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (iv) Time periods within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (v) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vi) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(h)            Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to the Holder, to:

18/F, Ovest, 77 Wing Lok Street

Sheung Wan, Hong Kong
Email: Quan Qiu
Attention: Qiuquan@baidemed.com

with copies (which shall not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;

stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell

If to PubCo, to:

Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou

Attention: Quan Qiu

Email: Qiuquan@baidemed.com

with copies (which shall not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com
Attention: Yang Wang

or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 3(h).

(i)             Severability. If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.

(j)             Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that PubCo shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Holder shall not allege, and the Holder hereby waives the defense, that there is an adequate remedy at Law, and the Holder agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(k)            Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under any other agreement between the Holder and PubCo, or any certificate or instrument executed by the Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

(l)             Further Assurances. Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)           Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(n)            Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOLDER:

BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

PUBCO:

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT E

Form of Insider Letter Amendment

Exhibit E

June 26, 2023

ExcelFin Acquisition Corp.

473 Jackson St., Suite 300

San Francisco, California 94111

Re: Insider Letter Amendment

Ladies and Gentlemen:

This amendment (this “Amendment”) is being delivered to you in accordance with Section 12 of that certain Letter Agreement, dated as of October 20, 2021 (the “Letter Agreement”), by and among ExcelFin Acquisition Corp., a Delaware corporation (the “Company”), ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), and the individuals signatory thereto, each of whom is an officer, director or board advisor of the Company (each, an “Insider” and collectively, the “Insiders”).

In connection with that certain business combination agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among the Company, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters, the parties hereto desire to amend certain provisions of the Letter Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

In connection with the Business Combination Agreement, and simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor will enter into a Sponsor Support Agreement with PubCo and the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor will agree to (a) vote its shares of SPAC Stock and any additional shares of SPAC Stock it acquires prior to the SPAC Stockholder Meeting in favor of each of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of the Business Combination Agreement, (b) refrain from transferring any of its shares of SPAC Stock prior to the Closing, (c) refrain from redeeming any of its shares of SPAC Stock in connection with the Merger, (d) waive its anti-dilution rights under the SPAC Charter in connection with the Transactions, (e) subject a portion of its shares of Outstanding SPAC Class B Stock to certain vesting and forfeiture terms as set forth in the Sponsor Support Agreement, (f) surrender to the Company for no consideration, and the Company shall cancel, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the Private Placement Warrants, and (g) convert the Sponsor Loans into the right to receive PubCo Ordinary Shares in accordance with the terms set forth in the Sponsor Support Agreement.

As an inducement to the Parties to enter into the Business Combination Agreement and proceed with the Transactions, and as an inducement for the Sponsor to enter into the Sponsor Support Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor and the Insiders hereby agrees with the Company as follows:

1.	Amendment to Paragraph 7. Paragraph 7(a) of the Letter Agreement is hereby deleted in its entirety and shall be replaced with the following:

“The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Class A Common Stock issuable upon conversion thereof, or any securities into which Founder Shares are converted or exchangeable pursuant to a Business Combination) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) the date on which the Company (or any company of which the Company becomes a direct or indirect wholly owned Subsidiary pursuant to such Business Combination) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to a Business Combination) for cash, securities or other property, or (y) if the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination (the “Founder Shares Lock-Up Period”).” For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

2.	Effect on Letter Agreement. Except as expressly amended by this Amendment, this Amendment shall not be construed as an amendment or modification of any of the terms and conditions of the Letter Agreement, which such terms and conditions shall remain unmodified and in full force and effect. In the event of any inconsistency between the terms of this Amendment and the Letter Agreement, this Amendment shall control.

3.	Entire Agreement. This Amendment, together with the Letter Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

4.	Third-Party Beneficiaries. The parties hereto acknowledge and agree that PubCo is a third-party beneficiary as to the covenants, obligations, representations, and warranties undertaken by the Sponsor and the Insiders under the Letter Agreement, as amended hereby, and as to the rights and privileges to which the SPAC is entitled pursuant to the Letter Agreement, as amended, and that PubCo is entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Amendment does not, and is not intended to, create any other third-party beneficiary, or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than PubCo and their respective successors and permitted assigns.

5.	Governing Law; Submission to Jurisdiction. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

Sincerely,

EXCELFIN SPAC LLC

By:
Name: Joe Ragan
Title: Authorized Signatory

[Signature Page to Insider Letter Amendment]

By:
Name: Jennifer Hill

[Signature Page to Insider Letter Amendment]

By:
Name: Logan Allin

[Signature Page to Insider Letter Amendment]

By:
Name: Ren Riley

[Signature Page to Insider Letter Amendment]

By:
Name: Joe Ragan

[Signature Page to Insider Letter Amendment]

By:
Name: Brian (Zhouchuan) Sun

[Signature Page to Insider Letter Amendment]

By:
Name: Gary Meltzer

[Signature Page to Insider Letter Amendment]

By:
Name: Neil Wolfson

[Signature Page to Insider Letter Amendment]

By:
Name: Goh Lin Piao

[Signature Page to Insider Letter Amendment]

By:
Name: Alka Gupta

[Signature Page to Insider Letter Amendment]

Exos Capital LLC

By:
Name: Brady Dougan
Title: Authorized Signatory

[Signature Page to Insider Letter Amendment]

Acknowledged and Agreed:

EXCELFIN ACQUISITION CORP.

By:
Name: Joe Ragan
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Insider Letter Amendment]

EXHIBIT F

Form of Registration Rights Agreement

Exhibit F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2023, by and among (i) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”), (ii) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”) (iii) the parties listed on Schedule A hereto (each such party, together with ExcelFin SPAC LLC, a Delaware limited liability company (“Sponsor”) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”), and (iv) for the limited purpose set forth in Section 5.5 of this Agreement, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”). Certain capitalized terms used and not otherwise defined herein shall have the meanings set forth the Business Combination Agreement (as defined below).

WHEREAS, (a) PubCo; (b) SPAC; (c) Betters; (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”); and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), have entered into that certain Business Combination Agreement dated as of June 26, 2023 (the “Business Combination Agreement”), pursuant to which, among other things, (i) prior to the Closing, Betters will contribute all of the issued and outstanding Company Shares to PubCo such that the Company will become a direct, wholly owned subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with the Business Combination Agreement and the PubCo Governing Documents and, (ii) at the Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo, as a result of which, among other things, (A) the issued and outstanding shares of SPAC Stock shall be exchanged for PubCo Ordinary Shares and (B) the Public Warrants shall be exchanged for warrants issued by PubCo and exercisable for PubCo Ordinary Shares;

WHEREAS, the Holders are the holders of PubCo Ordinary Shares (or Public Warrants to acquire PubCo Ordinary Shares) set forth in Schedule A to this Agreement;

WHEREAS, at the consummation of the Share Contribution, Betters will enter into a lock-up agreement with PubCo (the “Betters Lock-Up Agreement”), pursuant to which, among other things, Betters will agree to not sell, dispose of or otherwise transfer (except as set forth therein), for the period set forth therein, any of the PubCo Ordinary Shares that it will receive as consideration for the Share Contribution;

WHEREAS, pursuant to the Business Combination Agreement and the Sponsor Support Agreement, Sponsor, as the record holder of all of the Private Placement Warrants, will cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement, the Sponsor Members and SPAC have entered into an amendment to that certain Letter Agreement, dated as of October 20, 2021, by and between Sponsor, the Insiders and SPAC to modify the lock-up restrictions set forth therein (such agreement, as amended, the “Insider Letter Amendment” and together with the Betters Lock-Up Agreement, the “Lock-Up Agreements”);

WHEREAS, SPAC and the Sponsor Members entered into that certain Registration Rights Agreement, dated as of October 21, 2021 (the “Sponsor Registration Rights Agreement”);

WHEREAS, SPAC and the Sponsor Members, as the holders of at least a majority in interest of the Registrable Securities (as defined in the Sponsor Registration Rights Agreement), wish to terminate the Sponsor Registration Rights Agreement, with such termination effective as of the date hereof, in order to provide Sponsor the registration rights included herein;

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein), as set forth in this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. The terms defined in this Article 1 shall, for all purposes of this agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of any officer or a majority of the directors of PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall mean this Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Betters” shall have the meaning given in the Recitals hereto.

“Betters Lock-Up Agreement” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in Section 2.1.

“Demanding Holder” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble hereto.

“Insider Letter Agreement” shall have the meaning given in the Recitals hereto.

“Lock-Up Agreement” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

“PubCo Ordinary Shares” shall mean the ordinary shares, with a par value of US$0.0001, of PubCo.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period in the applicable Lock-Up Agreement and any other applicable agreement between such Holder and PubCo, and to any subsequent transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2(a).

“PIPE Subscription Agreements” means those certain subscription agreements, each dated [●], 2023, entered into by and among PubCo, SPAC and the persons identified therein as “Subscribers”.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble hereto.

“Registrable Security” shall mean the PubCo Ordinary Shares and securities set forth on Schedule A (including any warrants, shares of capital stock or other securities of PubCo issued as a dividend or other distribution with respect to or in exchange for or in replacement of such PubCo Ordinary Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act after the date of this Agreement and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the PubCo Ordinary Shares are then listed;

(b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for PubCo;

(e)	reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(f)	reasonable and documented out-of-pocket fees and expenses of one (1) outside legal counsel (the choice of which shall be subject to PubCo’s approval, not to be unreasonably withheld, conditioned, or delayed) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1(b).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Share Contribution” shall have the meaning given in the Recitals hereto.

“Shelf Registration” and “Shelf Registration Statement” shall have the meaning given in Section 2.1(a).

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

2.	Registrations.

2.1	Demand Registration.

(a)	As soon as practicable but no later than thirty (30) Business Days following the Closing Date, PubCo shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the one hundred and twentieth (120th) calendar day if the Commission notifies PubCo that it will “review” the Shelf Registration Statement) following the Closing Date and (y) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. PubCo shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 as soon as practicable after PubCo is eligible to use Form F-3.

(b)	Request for Registration. Subject to the provisions of Section 2.1(e) hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities with a fair market value of at least $50 million, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, within thirty (30) calendar days of PubCo’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within three (3) Business Days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, but not more than sixty (60) calendar days after PubCo’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall PubCo be obligated to effect more than one (1) Registration in any 12-month period pursuant to a Demand Registration under this Section 2.1(b) with respect to any or all Registrable Securities. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of PubCo or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(c)	Effective Registration. Notwithstanding the provisions of Section 2.1(b) above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) PubCo has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided further that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently enjoined by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing of such election not later than five (5) days following such removal, rescinding or termination; provided further that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d)	Underwritten Offering. Subject to the provisions of Section 2.1(e) hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1(c) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

(e)	Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell and the PubCo Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

(f)	Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority- in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1(b) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least seven (7) Business Days prior to the time of pricing of the applicable offering).

2.2	Piggyback Registration.

(a)	Piggyback Rights. If, at any time on or after the date hereof, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan (including the PubCo Equity Incentive Plan), (ii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (vi) for a dividend reinvestment plan, or (vii) filed pursuant to and in connection with the transactions contemplated by the Business Combination Agreement, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. PubCo shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2(a) before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.

(b)	Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the PubCo Ordinary Shares that PubCo desires to sell, taken together with (i) the PubCo Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration: (A) first, the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration: (A) first, the PubCo Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)	Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) Business Days prior to the time of pricing of the applicable offering). PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)	Piggyback Registration Rights Separate from Demand Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3	Restrictions on Registration Rights. If: (a) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo-initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1(a) and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case PubCo shall notify such Holders that, in the good faith judgment of the Board, it would be seriously detrimental to PubCo for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, PubCo shall have the right to defer such filing for a period of not more than sixty (60) calendar days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

3.	PubCo Procedures.

3.1	General Procedures. If at any time on or after the date hereof PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as reasonably possible:

(a)	prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to one hundred eighty (180) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

(b)	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)	prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)	prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)	cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)	advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)	at least two (2) days prior to the filing of any Registration Statement or Prospectus or any material amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i)	notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)	permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k)	obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

(l)	on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(m)	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n)	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

(o)	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

3.2	Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo; provided, however, that PubCo shall not be required to pay for more than one (1) registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by PubCo pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3	Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time (as determined in good faith by PubCo). In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5	Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to PubCo), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.	Indemnification and Contribution.

4.1	Indemnification.

(a)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.1(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

(c)	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

(e)	If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party hereto as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1(a), 4.1(b) and 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

5.	Miscellaneous.

5.1	Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

To PubCo:

Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou

Email: Qiuquan@baidemed.com
Attention: Quan Qiu

With a copy (which will not constitute notice) to:

Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com; stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell

To a Holder: to the address set forth beside such Holder’s name on Schedule A hereto.

5.2	Assignment; No Third Party Beneficiaries.

(a)	This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

(b)	Prior to the expiration of the lock-up period in the applicable Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to PubCo agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities.

(c)	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d)	This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

(e)	No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3	Severability. If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.

5.4	Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.5	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement. Without limiting the generality of the foregoing, SPAC and the Sponsor Members, as the holder of at least a majority in interest of the Registerable Securities (as defined in the Sponsor Registration Rights Agreement), hereby agree that the Sponsor Registration Rights Agreement is hereby terminated and of no further force or effect.

5.6	Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

5.7	Jurisdiction; Waiver of Jury Trial.

(a)	Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable law or to commence actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.7.

(b)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8	Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party hereto. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9	Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10	Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11	Remedies Cumulative. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12	Term. This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article 4 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

BETTERS:

BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SPAC:

EXCELFIN ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Holder	Address	Number of PubCo Ordinary Shares or securities

EXHIBIT G

Form of Certificate of Merger

Exhibit G

CERTIFICATE OF MERGER

OF

BETTERS MEDICAL Merger sub, INc.

(a Delaware corporation)

with and into

ExcelFin Acquisition Corp.

(a Delaware corporation)

[●], 2023

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), ExcelFin Acquisition Corp., a Delaware corporation, does hereby certify the following information in connection with the merger of Betters Medical Merger Sub, Inc., a Delaware corporation, with and into ExcelFin Acquisition Corp. (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
ExcelFin Acquisition Corp.	Delaware
Betters Medical Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement, dated as of June 26, 2023, by and among ExcelFin Acquisition Corp., Betters Medical Investment Holdings Limited, Baird Medical Investment Holdings Limited, Betters Medical Merger Sub, Inc. and Tycoon Choice Global Limited (as amended, modified or supplemented from time to time, the “Business Combination Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL (and with respect to Betters Medical Merger Sub, Inc. by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be ExcelFin Acquisition Corp.

FOURTH: The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, is hereby amended and restated in its entirety at the effective time of the Merger as set forth in Annex A attached hereto until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Business Combination Agreement is on file at a place of business of the Surviving Corporation. The address of such place of business of the Surviving Corporation is: 473 Jackson Street, Suite 300, San Francisco, CA 94111.

SIXTH: A copy of the Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

G-1

SEVENTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 and Section 251(c) of the DGCL.

[Remainder of Page Left Blank Intentionally]

G-2

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

ExcelFin Acquisition Corp.

By:
Name: [●]
Title: [●]

[Signature Page to Certificate of Merger]

ANNEX A

Surviving Corporation Charter

(Attached)

A-1

EXHIBIT H

Form of Surviving Corporation Charter

Exhibit H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ExcelFin Acquisition Corp.

Article I

Name

The name of the corporation is ExcelFin Acquisition Corp. (the “Corporation”).

Article II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

Article III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

Article IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.0001 per share.

Article V

Directors

(1)            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.

(2)            Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

(3)            To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article V shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article V shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article VI

Indemnification of Directors, Officers and Others

(1)            To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless any person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section (3) of this Article VI with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(2)            In addition to the right to indemnification conferred in Section (1) of this Article VI, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

(3)            If a claim under Sections (1) or (2) of this Article VI is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

(4)            The rights provided to any Indemnitee pursuant to this Article VI shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, this Certificate of Incorporation, the bylaws of the Corporation, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(5)            The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(6)            This Article VI shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of Indemnitees under this Article VI.

(7)            Any repeal or amendment of this Article VI by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(8)            For purposes of this Article VI, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the General Corporation Law.

(9)            The rights provided to Indemnitees pursuant to this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Article VII

Bylaws

In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power and are expressly authorized to adopt, amend or repeal the bylaws of the Corporation as in effect from time to time, pursuant to a vote of the directors or by unanimous written consent of the directors.

Article VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article IX

Forum Selection and Personal Jurisdiction

(1)            Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. This Article IX shall not apply to any complaint asserting a cause of action arising under the Securities Exchange Act of 1934, as amended, or any other cause of action where the federal district courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Common Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

(2)            If any action the subject matter of which is within the scope of Section (1) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section (1) immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Article X

Invalidity, Illegality or Unenforceability

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article XI

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.

**********

EXHIBIT I

Form of Surviving Corporation Bylaws

Exhibit I

AMENDED AND RESTATED

BYLAWS

OF

ExcelFin Acquisition Corp.

Section	Page

ARTICLE I
OFFICES

Section 1.01. Registered Office	1
Section 1.02. Other Offices	1

ARTICLE II
MEETINGS OF STOCKHOLDERS

ARTICLE III
BOARD

ARTICLE IV
OFFICERS

i

Section 4.08. President	8
Section 4.09. Vice Presidents	8
Section 4.10. The Secretary	8
Section 4.11. Assistant Secretaries	8
Section 4.12. The Treasurer	9
Section 4.13. Assistant Treasurers	9

ARTICLE V
CHECKS, DRAFTS, NOTES, AND PROXIES

Section 5.01. Checks, Drafts and Notes	9
Section 5.02. Execution of Proxies	9

ARTICLE VI
SHARES AND TRANSFERS OF SHARES

Section 6.01. Certificates Evidencing Shares	9
Section 6.02. Stock Ledger	10
Section 6.03. Transfers of Shares	10
Section 6.04. Addresses of Stockholders	10
Section 6.05. Lost, Destroyed and Mutilated Certificates	10
Section 6.06. Regulations	10
Section 6.07. Fixing Date for Determination of Stockholders of Record	10

ARTICLE VII
SEAL

Section 7.01. Seal	11

ARTICLE VIII
FISCAL YEAR

Section 8.01. Fiscal Year	11

ARTICLE IX
INDEMNIFICATION AND INSURANCE

Section 9.01. Indemnification	11
Section 9.02. Insurance for Indemnification	13

ARTICLE X
Limitations of Ownership by Non-Citizens

Section 10.01. Definitions	14
Section 10.02. Non-Citizen Ownership	14
Section 10.03. Foreign Stock Record	14
Section 10.04. Suspension of Voting Rights	14
Section 10.05. Notice of Meetings	14

ii

ARTICLE XI
AMENDMENTS

Section 11.01. Amendments	15

iii

AMENDED AND RESTATED

BYLAWS

OF

EXCELFIN ACQUISITION CORP.

ARTICLE I

OFFICES

Section  1.01. Registered Office. The registered office of ExcelFin Acquisition Corp. (the “Corporation”) in the State of Delaware shall be at the office of Corporation Service Company, 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808 and the registered agent in charge thereof shall be Corporation Service Company.

Section  1.02. Other Offices. The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section  2.01. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting in accordance with these Bylaws, shall be held at such place, date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting; provided, however, that no annual meeting of stockholders need be held if all actions, including the election of directors, required by the General Corporation Law of Delaware (the “General Corporation Law”) to be taken at such annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.09 hereof.

Section  2.02. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board (the “Chairman”), the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or the Secretary of the Corporation (the “Secretary”) or by the recordholders of at least a majority of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.

Section  2.03. Notice of Meetings.

(a)             Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally, by internationally recognized overnight courier service, or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, not less than 10 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If sent by internationally recognized courier service, such notice shall deemed to be given when deposited with such courier service, carriage and delivery prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears in the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

(b)            Notice of a special meeting of stockholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

Section  2.04. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened, or notice of such meeting was inadequate or improperly given.

Section  2.05. Adjournments. Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section  2.06. Quorum. Except as otherwise provided by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the chairman of the meeting or the stockholders present and entitled to vote thereat may, by the vote of the recordholders of a majority of the shares held by such present stockholders, adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.

Section  2.07. Voting. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote, in person or by proxy, for each share of stock held by such stockholder which has voting power upon the matter in question. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, when a quorum is present at any meeting of stockholders, the vote of the recordholders of a majority of the shares constituting such quorum shall decide any question brought before such meeting.

Section  2.08. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express, in writing, consent to or dissent from any action of stockholders without a meeting may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders or such action of stockholders without a meeting, at such time as the Board may require. No proxy shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.

Section  2.09. Stockholders’ Consent in Lieu of Meeting. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.

Section  2.10. Action by Means of Telephone or Similar Communications Equipment. Annual or special meetings of stockholders may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE III

BOARD

Section  3.01. General Powers. The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by stockholders.

Section  3.02. Number and Term of Office. The number of directors shall be two or such other number as shall be fixed from time to time by the Board. Directors need not be stockholders. Directors shall be elected at the annual meeting of stockholders or, if, in accordance with Section 2.01 hereof, no such annual meeting is held, by written consent in lieu of meeting pursuant to Section 2.09 hereof, and each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death or resignation or removal in the manner hereinafter provided.

Section  3.03. Resignation. Any director may resign at any time by delivering his written resignation to the Board, the Chairman or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Section  3.04. Removal. Any or all of the directors may be removed, with or without cause, at any time by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of the recordholders of shares pursuant to Section 2.09 hereof.

Section  3.05. Vacancies. Vacancies occurring on the Board as a result of the removal of directors pursuant to Section 3.04 hereof may be filled only by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of such recordholders pursuant to Section 2.09 hereof. Vacancies occurring on the Board for any other reason, including, without limitation, vacancies occurring as a result of the creation of new directorships that increase the number of directors, may be filled by such vote or written consent or by vote of the Board or by written consent of the directors pursuant to Section 3.08 hereof. If the number of directors then in office is less than a quorum, such other vacancies may be filled by vote of a majority of the directors then in office or by written consent of such directors pursuant to Section 3.08 hereof. Unless earlier removed pursuant to Section 3.04 hereof, each director chosen in accordance with this Section 3.05 shall hold office until the next annual election of directors by the stockholders and until such director’s successor shall be elected and qualified.

Section  3.06. Meetings.

(a)            Annual Meetings. As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.08 hereof.

(b)            Other Meetings. Other meetings of the Board shall be held at such times as the Chairman, the Chief Executive Officer, the Secretary or a majority of the Board shall from time to time determine.

(c)            Notice of Meetings. The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him at such place by telecopy, telegraph, cable, or other form of recorded communication, or be delivered personally or by an internationally recognized courier service or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

(d)            Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.

(e)            Quorum and Manner of Acting. One-half of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f)             Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

1)	the Chairman;

2)	the Chief Executive Officer;

3)	any director chosen by a majority of the directors present.

The Secretary or, in the case of the Secretary’s absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

Section  3.07. Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Sections 251, 252, 254, 255, 256, 257, 258, 263 or 264 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution, or amending these Bylaws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.

Section  3.08. Directors’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section  3.09. Action by Means of Telephone or Similar Communications Equipment. Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section  3.10. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors, and may delegate the power to determine the compensation of directors to a committee. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section  4.01. Officers. The officers of the corporation shall be chosen by the Board and shall be at least a chief executive officer and a secretary (provided that, if no secretary shall have been appointed, the chief executive officer shall serve as acting secretary). The Board may elect from among its members a Chairman of the Board and a Vice Chairman. The Board of Directors may also choose a president, chief financial officer, chief operating officer, treasurer and controller or one or more vice-presidents, assistant secretaries, assistant controllers and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

Section  4.02. Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by resolution of the Board.

Section  4.03. Term of Office, Resignation and Removal.

(a)            Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until such officer’s successor has been appointed and qualified or such officer’s earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of such officer’s duties.

(b)            Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the Chief Executive Officer or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(c)            All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the shares entitled to vote thereon.

Section  4.04. Vacancies. Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of such officer’s predecessor expires unless reappointed by the Board.

Section  4.05. Chairman. The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to the Chairman by the Board or these Bylaws.

Section  4.06. Chief Executive Officer. The Chief Executive Officer shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and all such other duties as may from time to time be assigned to the Chief Executive Officer by the Board or these Bylaws.

Section  4.07. Chief Financial Officer. The Chief Financial Officer, if any, shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Financial Officer shall perform all duties incident to the office of Chief Financial Officer and all such other duties as may from time to time be assigned to the Chief Financial Officer by the Board or these Bylaws.

Section  4.08. President. The President, if any, shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board, the Chair of the Board, the Chief Executive Officer or these bylaws. The positions of President and Chief Executive Officer may be held by the same person.

Section  4.09. Vice Presidents. Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board or the President shall prescribe, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

Section  4.10. Secretary. The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. The Secretary shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman or the Chief Executive Officer and shall act under the supervision of the Chairman. The Secretary shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by the Secretary’s signature or by the signature of the Treasurer of the Corporation (the “Treasurer”) or an Assistant Secretary or Assistant Treasurer of the Corporation. The Secretary shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the Chief Executive Officer may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board, the Chairman or the Chief Executive Officer.

Section  4.11. Assistant Secretaries. Assistant Secretaries of the Corporation (“Assistant Secretaries”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

Section  4.12. Treasurer. The Treasurer, if any, shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. The Treasurer shall disburse the funds of the Corporation under the direction of the Board and the Chief Executive Officer. The Treasurer shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of the Treasurer’s accounts whenever the Board, the Chairman or the Chief Executive Officer shall so request. The Treasurer shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, the Treasurer shall give bonds for the faithful discharge of the Treasurer’s duties in such sums and with such sureties as the Board shall approve.

Section  4.13. Assistant Treasurers. Assistant Treasurers of the Corporation (“Assistant Treasurers”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

CHECKS, DRAFTS, NOTES, AND PROXIES

Section  5.01. Checks, Drafts and Notes. All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

Section  5.02. Execution of Proxies. The Chairman, the Chief Executive Officer or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the Chief Executive Officer or any Vice President.

ARTICLE VI

SHARES AND TRANSFERS OF SHARES

Section  6.01. Certificates Evidencing Shares. Shares may be evidenced by certificates in such form or forms as shall be approved by the Board. If issued, such certificates shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman, the Chief Executive Officer or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. If such a certificate is manually signed by one such officer, any other signature on the certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

Section  6.02. Uncertificated Shares. At the discretion of the Board, the shares of the Corporation may be uncertificated. The Corporation shall, within a reasonable time after the issuance or transfer of uncertificated shares, send to the registered owner of the shares a written notice containing the information required by law to be set forth or stated on certificates. No shares shall be issued until the consideration therefor, fixed as provided by law, has been fully paid.

Section  6.03. Stock Ledger. A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, corporation or other entity owning shares issued by the Corporation, the number of shares owned by each such person, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder of such shares for all purposes.

Section  6.04. Transfers of Shares. Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of any certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

Section  6.05. Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

Section  6.06. Lost, Destroyed and Mutilated Certificates. Each recordholder of shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any share or shares of which such recordholder is the recordholder. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the recordholder of the shares evidenced by the lost, stolen or destroyed certificate or such recordholder’s legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section  6.07. Regulations. The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates evidencing shares.

Section  6.08. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE VII

SEAL

Section  7.01. Seal. The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.

ARTICLE VIII

FISCAL YEAR

Section  8.01. Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

Section  9.01. Indemnification.

(a)            To the fullest extent permitted by applicable laws the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 9.01(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)            In addition to the right to indemnification conferred in Section 9.01(a), an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article IX or otherwise.

(c)             If a claim under Section 9.01(a) or Section 9.01(b) is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

(d)            The rights provided to any Indemnitee pursuant to this Article IX shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(e)            The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(f)             This Article IX shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of Indemnitees under this Article IX.

(g)            Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article IX shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

(h)            For purposes of this Article IX, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the General Corporation Law.

(i)             The rights provided to Indemnitees pursuant to this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(j)             If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE X

AMENDMENTS

Section  10.01. Amendments. Any Bylaw (including these Bylaws) may be altered, amended or repealed by the vote of the recordholders of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders pursuant to Section 2.09 hereof, or by vote of the Board or by a written consent of directors pursuant to Section 3.08 hereof.

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EXHIBIT J

Form of Post-Closing PubCo Memorandum

Exhibit J

THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

(Conditionally adopted by way of a special resolution passed on [●] 2023 and to become effective immediately prior to the listing of the Company’s ordinary shares on NASDAQ with effect from [●] 2023)

1.	The name of the Company is Baird Medical Investment Holdings Limited.

2.	The registered office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, without limitation:

(a)	to act and perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company; and

(b)	to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

J-1

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member's shares.

8.	The share capital of the Company is US$[●] divided into [●] ordinary shares of a nominal or par value of US$0.0001 each with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

J-2

EXHIBIT K

Form of Post-Closing PubCo Articles

Exhibit K

The Companies Act (As Revised)

Exempted Company Limited by Shares

THE AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Baird Medical Investment Holdings Limited

(Conditionally adopted by way of a special resolution passed on [●] 2023 and to become effective immediately prior to the listing of the Company’s ordinary shares on NASDAQ with effect from [●] 2023)

I N D E X

SUBJECT	Article No.

Table A	1
Interpretation	2
Share Capital	3
Alteration Of Capital	4-7
Share Rights	8-10
Variation Of Rights	11-12
Shares	13-16
Share Certificates	17-22
Lien	23-25
Calls On Shares	26-34
Forfeiture Of Shares	35-43
Register Of Members	44-45
Record Dates	46
Transfer Of Shares	47-52
Transmission Of Shares	53-55
Untraceable Members	56
General Meetings	57-59
Notice Of General Meetings	60-61
Proceedings At General Meetings	62-66
Voting	67-78
Proxies	79-84
Corporations Acting By Representatives	85
No Action By Written Resolutions Of Members	86
Board Of Directors	87
Disqualification Of Directors	88
Executive Directors	89-90
Alternate Directors	91-94
Directors’ Fees And Expenses	95-98
Directors’ Interests	99-102
General Powers Of The Directors	103-108
Borrowing Powers	109-112
Proceedings Of The Directors	113-122
Audit Committee	123-125
Officers	126-129
Register of Directors and Officers	130
Minutes	131
Seal	132
Authentication Of Documents	133
Destruction Of Documents	134
Dividends And Other Payments	135-144
Reserves	145
Capitalisation	146-147
Subscription Rights Reserve	148
Accounting Records	149-153
Audit	154-160
Notices	161-163
Signatures	164
Winding Up	165-166
Indemnity	167-176
Financial Year End	177
Amendment To Memorandum and Articles of Association
And Name of Company	178
Information	179
Mergers and Consolidation	180-181
Exclusive Forum	182-184
General	185
Certain Tax Filings	186

THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

THE AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Baird Medical Investment Holdings Limited

TABLE A

1.                       The regulations in Table A in the Schedule to the Companies Act (As Revised) do not apply to the Company.

INTERPRETATION

2.          (1)         In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING

“Act”	The Companies Act, Cap. 22 (As Revised) of the Cayman Islands.

“Affiliate”	in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 123, or any successor audit committee.

“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.

“Beneficial Own”, “Beneficially Owned” or “Beneficial Ownership”	“beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.

“Betters Director”	has the meaning set forth in Article 86.

“Betters Member”	Betters Medical Investment Holdings Limited, an exempted company incorporated in the Cayman Islands with company number CT 370557.

“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.

“capital”	the share capital from time to time of the Company.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	Baird Medical Investment Holdings Limited.

“Compensation Committee”	the compensation committee of the Board established pursuant to these Articles, or any successor committee.

“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.

“Designated Stock Exchange”	the stock exchange in the United States of America on which any shares are listed for trading.

“dollars” and “$”	dollars, the legal currency of the United States of America.

“Effective Date”	being the Closing Date as defined in the Business Combination Agreement, dated June 26, 2023, made by and among ExcelFin Acquisition Corp., Betters Member, the Company, Betters Medical Merger Sub, Inc. and Tycoon Choice Global Limited.

“Exchange Act”	the Securities Exchange Act of 1934, as amended.

“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Independent Director”	a director who is an independent director as defined in the applicable rules and regulations of the Designated Stock Exchange.

“Member”	a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	the memorandum of association of the Company, as amended from time to time.

“month”	a calendar month.

“Nominating Committee”	the nominating committee of the Board established pursuant to these Articles, or any successor committee.

“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.

“Office”	the registered office of the Company for the time being.

“Officer”	any officer for the time being and from time to time of the Company.

“ordinary resolution”	a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60, or approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“paid up”	paid up or credited as paid up.

“Person”	any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Register”	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.
“SEC”	The United States Securities and Exchange Commission or any other federal agency for the time being administering the Securities Act.

“Securities Act”	mean the U.S. Securities Act 1933 as amended, or any similar federal statute and the rules and regulations of the SEC thereunder as the same shall be in effect from time to time.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“shares”	ordinary shares of par value US$0.0001 each.

“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60 or approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.

“Sponsor Director”	has the meaning set forth in Article 86.

“Sponsor Member”	ExcelFin SPAC LLC.

“Statutes”	the Act and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“Tax Filing Authorised Person”	such Person as any Director shall designate from time to time, acting severally.

“year”	a calendar year.

(2)	In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include both gender and the neuter;

(c)	words importing persons include companies, associations and bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive;

(ii)	“shall” or “will” shall be construed as imperative;

(e)	expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, email, facsimile, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, or represented by any other substitute or format for storage or transmission for writing or partly one and partly another provided that both the mode of service of the relevant document or Notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f)	any requirement as to delivery under the Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act of the Cayman Islands) or an electronic communication;

(g)	references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(h)	save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(i)	references to a document (including, but without limitation, a resolution in writing) being signed or executed include references to it being signed or executed under hand or under seal or by electronic communication or by electronic signature or by any other method and references to a Notice or document include a Notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not;

(j)	Sections 8 and 19 of the Electronic Transaction Act of the Cayman Islands, as amended from time to time, shall not apply to these Articles to the extent it imposes obligations or requirements in addition to those set out in these Articles;

(k)	where a Member is a corporation, any reference in these Articles to a Member shall, where the context requires, refer to a duly authorised representative of such Member; and

(l)	references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party.

SHARE CAPITAL

3.             (1)      The share capital of the Company at the date on which these Articles come into effect shall be divided into ordinary shares of a par value of US$0.0001 each.

(2)     Subject to the Act, the Company’s Memorandum and Articles of Association and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorized by these Articles for purposes of the Act. Subject to the Act, the Company is hereby authorized to make payments in respect of a redemption or purchase of its own shares in any manner authorized by the Act, including out of its capital. The purchase of any share shall not oblige the Company to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

(3)     The Company is authorised to hold treasury shares in accordance with the Act and may designate as treasury shares any of its shares that it purchases or redeems, or any share surrendered to it subject to the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority. Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred as the Board may determine on such terms and subject to such conditions as it in its absolute discretion thinks fits in accordance with the Act subject to the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority.

(4)     The Company may accept the surrender for no consideration of any fully paid share unless, as a result of such surrender, there would no longer be any issued shares of the Company other than shares held as treasury shares.

(5)     No share shall be issued to bearer.

ALTERATION OF CAPITAL

4.                              The Company may from time to time by ordinary resolution in accordance with the Act alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(c)	without prejudice to the powers of the Board under Article 13, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Act), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5.                              The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under Article 4 and, in particular but without prejudice to the generality of the foregoing, may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise any person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6.                              The Company may from time to time by special resolution, subject to any confirmation or consent required by the Act, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7.                              Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

8.                              Subject to the provisions of the Act, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and the Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 13, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

9.                              Subject to the Act, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and the Memorandum and Articles of Association, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that may be or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

10.                            Subject to Article 13(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally, be entitled to enjoy all of the rights attaching to shares.

VARIATION OF RIGHTS

11.                            Subject to the Act and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum (whatever the number of shares held by them));

(b)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

12.                            The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

13.            (1)            Subject to the Act, these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount to their nominal value.

(2)            Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association.

(3)            The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

14.                            The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Act. Subject to the Act, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

15.                            Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

16.                            Subject to the Act and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

17.                            Every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal printed thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

18.           (1)            In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2)            Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

19.                            The Company is not obligated to issue a share certificate to a Member unless the Member requests it in writing from the Company. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.

20.                            Share certificates shall be issued within the relevant time limit as prescribed by the Act or as the SEC or Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company. Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act, and shall be signed by any two Officers authorized to sign share certificates. The Chairman of the Board and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates.

21.           (1)            Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article 21. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2)            The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.                            If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Board may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

LIEN

23.                            The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually become due or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article 23.

24.                            Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

25.                            The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

26.                            Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

27.                            A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

28.                            A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

29.                            If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty percent (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest in whole or in part.

30.                            No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

31.                            On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

32.                            Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

33.                            On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

34.                            The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one (1) month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

35.           (1)            If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:

(a)	requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b)	stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2)            If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

36.                             When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.

37.                            The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

38.                            Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

39.                            A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Board shall in its discretion so requires) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty percent (20%) per annum) as the Board shall determine. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article 39 any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

40.                            A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

41.                            Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

42.                            The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

43.                            The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

44.           (1)            The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register; and

(c)	the date on which any person ceased to be a Member.

(2)            The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

45.                            The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or Registration Office or such other place at which the Register is kept in accordance with the Act. The Register including any overseas or local or other branch register of Members may, after compliance with any notice requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed for inspection at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

46.           (1)            For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may, by any means in accordance with the requirements of any Designated Stock Exchange, the SEC and/or any competent regulatory authority, fix, in advance, a date as the record date for any such determination of Members and may, subject to Article 52, provide that the register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

(2)            If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(3)            A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

47.           (1)            Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any competent regulatory authority or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. If the shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

(2)            Notwithstanding the provisions of subparagraph (1) above, for so long as any shares are listed on the Designated Stock Exchange, titles to such listed shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority that are or shall be applicable to such listed shares. The register of members of the Company in respect of its listed shares (whether the Register or a branch register) may be kept by recording the particulars required by Section 40 of the Act in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the Designated Stock Exchange that are or shall be applicable to such listed shares.

48.                            The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 47, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

49.           (1)            The Board, in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time, transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(2)            Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Act.

50.                            The Board may decline to recognise any instrument of transfer unless:

(a)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of share;

(c)	the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Act or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)	if applicable, the instrument of transfer is duly and properly stamped.

51.                            If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

52.                            The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority be suspended at such times and for such periods (not exceeding in the whole forty (40) days in any year) as the Board may determine. The period of forty (40) days may be extended for a further period or periods not exceeding forty (40) days in respect of any year if approved by the Members by ordinary resolution.

TRANSMISSION OF SHARES

53.                            If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

54.                            Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or the Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

55.                            A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 76(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

56.           (1)            Without prejudice to the rights of the Company under paragraph (2) of this Article 56, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2)            The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3)            To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

57.                            The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting of the Company shall be held at such time and place as may be determined by the Board in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

58.                            Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board. Notwithstanding any provisions in these Articles, any general meeting or any class meeting may be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting shall constitute presence at such meeting. Unless otherwise determined by the Directors, the manner of convening and the proceedings at a general meeting set out in these Articles shall, mutatis mutandis, apply to a general meeting held wholly by or in-combination with electronic means.

59.                            A majority of the Board or the Chairman of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

NOTICE OF GENERAL MEETINGS

60.           (1)            An annual general meeting and any extraordinary general meeting may be called by not more than sixty (60) nor less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Act, if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the issued shares giving that right.

(2)            The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors.

61.                            The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

62.           (1)            All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of:

(a)	the declaration and sanctioning of dividends;

(b)	consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet; and

(c)	the election of Directors.

(2)            No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, two (2) Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

63.                            If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

64.                            The Chairman of the Board shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be chairman.

65.                            Prior to the holding of a general meeting, the Board may postpone, and at a general meeting, the chairman, may (without consent of the meeting) or shall at the direction of the meeting adjourn the meeting, from time to time and from place to place, but no business shall be transacted at any adjourned or postponed meeting other than the business which might lawfully have been transacted at the meeting had the adjournment or postponement not taken place. When a meeting is adjourned or postponed for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned or postponed meeting shall be given specifying the time and place of the adjourned or postponed meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned or postponed meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment or postponement.

66.                            If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

67.             (1) Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless voting by way of a poll is required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a)	by the chairman of such meeting; or

(b)	by at least three Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(c)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and representing not less than one tenth of the total voting rights of all Members having the right to vote at the meeting; or

(d)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right.

(2)            A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member. Votes (whether on a show of hands or by way of poll) may be cast by such means, electronic or otherwise, as the Directors or the chairman of the meeting may determine.

68.                            Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

69.                            If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority.

70.                            A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.

71.                            The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

72.                            On a poll votes may be given either personally or by proxy.

73.                            A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

74.                            All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles, by the Act or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.

75.                            Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

76.           (1)            A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.

(2)            Any person entitled under Article 54 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

77.                            No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

78.                            If:

(a)	any objection shall be raised to the qualification of any voter; or

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES

79.                            Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

80.                            The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

81.                            Unless otherwise determined by the Board, the instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

82.                            Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

83.                            A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

84.                            Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

85.           (1)            Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2)            If a clearing house (or its nominee(s)) or a central depository entity (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or a central depository entity (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house or a central depository entity (or its nominee(s)) including the right to vote individually on a show of hands.

(3)            Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

BOARD OF DIRECTORS

86.           (1)            Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two (2). For so long as the shares are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange require, unless the Board resolves to follow any available exceptions or exemptions. The Directors shall be elected or appointed in accordance with Article 86 and 87 and shall hold office until the expiration of his term or until their successors are elected or appointed.

(2)            Subject to Article 86(8), the Board shall initially consist of up to seven Directors, who shall be appointed to the Board as follows:

(a)	one of which shall be appointed by the Sponsor Member (the “Sponsor Director”) by written notice to the Company (without further resolutions of the Board or the Members) provided, that the right of the Sponsor Member to appoint the Sponsor Director shall terminate on the date the Sponsor Member ceases to Beneficially Own at least 25% of the shares held by the Sponsor Member as of the Effective Date. If the Sponsor Member is no longer entitled to appoint the Sponsor Director pursuant to the terms of this Article 86(2)(a), the Sponsor Director shall automatically cease to be a Director, and one Director shall be nominated and elected in accordance with the terms of these Articles;

(i)	the initial Sponsor Director as of the effective date of these Articles is [●]

(b)	four of which shall be appointed by the Betters Member (or its Affiliates) (collectively, the “Betters Directors”) by written notice to the Company (without further resolutions of the Board or the Members), provided, that the number of Betters Directors that the Betters Member shall be entitled to appoint shall increase (only in the event the number of Directors to be appointed to the Board is increased pursuant to Article 86(8)) or decrease, as applicable, in proportion to the number of shares Beneficially Owned by the Betters Member (and its Affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of Directors;

(i)            the initial Betters Directors as of the effective date of these Articles are: (A) [●], (B) [●], (C) [●] and D [●]; and

(c)	two of which shall initially be [●] and [●], and after each such Director’s term of office expires, each such Director shall be nominated and elected in accordance with the terms of these Articles.

(3)            Subject to this Article 86 and the Act, the Company may by ordinary resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board.

(4)            Subject to this Article 86, the Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board subject to the Company’s compliance with director nomination procedures required under the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority as long as shares are listed on the Designated Stock Exchange, unless the Board resolves to follow any available exceptions or exemptions.

(5)            No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(6)            Subject to any provision to the contrary in these Articles, a Director (other than the Sponsor Director and any of the Betters Directors), may be removed by way of an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement). Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor Member and the Betters Directors may be removed by the Betters Member (or its Affiliates), in each case, by written notice to the Company.

(7)            A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (6) above may be filled by the election or appointment by ordinary resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor Member and/or the Betters Member (or its Affiliates) (as the case may be) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director (as the case may be) pursuant to Article 86(2).

(8)            The number of directors to be appointed to the Board shall only be increased or decreased upon the mutual written agreement of the Betters Member and the Sponsor Member; provided, that no reduction in the authorised number of Directors shall have the effect of removing any Director before that Director's term of office expires.

DISQUALIFICATION OF DIRECTORS

88.                            The office of a Director shall be vacated if the Director:

(1)            resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2)             becomes of unsound mind or dies;

(3)            other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(4)            becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5)             is prohibited by law from being a Director; or

(6)            ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

EXECUTIVE DIRECTORS

89.                            The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article 89 shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

90.                            Notwithstanding Articles 95, 96, 97 and 98, an executive director appointed to an office under Article 89 shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

91.                            Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

92.                            An alternate Director shall only be a Director for the purposes of the Act and shall only be subject to the provisions of the Act insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

93.                            Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

94.                            An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director, provided always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

95.                            The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director.

96.                            Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

97.                            Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

98.                            The Board shall determine any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).

DIRECTORS’ INTERESTS

99.                            A Director may:

(a)	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b)	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no Independent Director shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an Independent Director.

100.                          Subject to the Act and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 101. Any such transaction that would reasonably be likely to affect a Director’s status as an Independent Director, or that would constitute a “related party transaction” as defined by the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority or under applicable laws, shall require the approval of the Audit Committee.

101.                          A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

102.                          Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the rules and regulations of the Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

103.         (1)            The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2)            Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any one Director on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

(3)            Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a)	to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)	to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)	to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Act.

104.                          The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

105.                          The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

106.                          The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

107.                          All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

108.          (1)           The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.

(2)            The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

109.                          The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

110.                           Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

111.                          Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

112.         (1)            Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2)            The Board shall cause a proper register to be kept, in accordance with the provisions of the Act, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Act in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

113.                          The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote.

114.                          A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the president or chairman, as the case may be, or any Director.

115.         (1)            The quorum necessary for the transaction of the business of the Board shall be a majority of the Directors in office from time to time; provided, that for so long as the Sponsor Member and the Betters Member are entitled to appoint any Sponsor Director or Betters Director pursuant to Article 86(2)(a) and 86(2)(b), respectively, a quorum shall include the Sponsor Director and at least one Betters Director. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2)            Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3)            Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

116.                          The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles as the quorum, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

117.                          The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

118.                          A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

119.         (1)            The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2)            All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company; and

(3)            The Board may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law). For so long as any shares are listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law.

120.                          The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

121.                          A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

122.                          All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

AUDIT COMMITTEE

123.                          Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the rules and regulations of the Designated Stock Exchange and the rules and regulations of the SEC.

124.                          The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

125.                          For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest in accordance with the audit committee charter.

OFFICERS

126.         (1)            The officers of the Company shall consist of the Chairman of the Board, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Act and these Articles. In addition to the officers of the Company, the Board may also from time to time determine and appoint managers and delegate to the same such powers and duties as are prescribed by the Board.

(2)            The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a chairman and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.

(3)            The officers shall receive such remuneration as the Directors may from time to time determine.

127.         (1)            The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2)            The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Act or these Articles or as may be prescribed by the Board.

128.                          The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

129.                          A provision of the Act or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

130.                          The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Act or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Act.

MINUTES

131.         (1)            The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of officers;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2)	Minutes shall be kept by the Secretary at the Office.

SEAL

132.         (1)            The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article 132 shall be deemed to be sealed and executed with the authority of the Board previously given.

(2)            Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

133.                          Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other Officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

134.         (1)            The Company shall be entitled to destroy the following documents at the following times:

(a)	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article 134 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article 134 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article 134 to the destruction of any document include references to its disposal in any manner.

(2)            Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article 134 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

135.                          Subject to the Act, the Board may from time to time declare dividends in any currency to be paid to the Members.

136.                          Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

137.                          Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(b)	all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

138.                          The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

139.                          The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

140.                          No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

141.                          Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

142.                          All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

143.                          Whenever the Board has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

144.         (1)            Whenever the Board has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

(b)	that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

(2)	(a)	The shares allotted pursuant to the provisions of paragraph (1) of this Article 144 shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article 144 in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

(b)	The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article 144, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3)            The Board may determine and resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article 144 a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4)            The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article 144 shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5)            Any resolution declaring a dividend on shares of any class by the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

145.         (1)            The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Act. The Company shall at all times comply with the provisions of the Act in relation to the share premium account.

(2)            Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

CAPITALISATION

146.                          The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the basis that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article 146, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

147.                          The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE

148.                          The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Act:

(1)            If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:

(a)            as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article 148) maintain in accordance with the provisions of this Article 148 a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)	the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;

(c)	upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i)	the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

(ii)	the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and

(d)	if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.

(2)            Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3)            The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.

(4)            A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.

ACCOUNTING RECORDS

149.                          The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Act or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

150.                          The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

151.                          Subject to Article 152, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 57 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

152.                          Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 151 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, a summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to a summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

153.                          The requirement to send to a person referred to in Article 151 the documents referred to in that article or a summary financial report in accordance with Article 152 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 151 and, if applicable, a summary financial report complying with Article 152, by placing it on the Company’s website or in any other manner (including by sending any form of electronic communication) permitted by Article 161.

AUDIT

154.                          Subject to applicable law and rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority the Board shall appoint an Auditor to audit the accounts of the Company and such auditor shall hold office until removed from office by a resolution of the Directors. Such auditor may be a Member but no Director or Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor.

155.                          Subject to the Act the accounts of the Company shall be audited at least once in every year.

156.                          The remuneration of the Auditor shall be determine by the Audit Committee or, in the absence of such Audit Committee, by the Board.

157.                          The Board may remove the Auditor at any time before the expiration of his term of office and may by resolution appoint another Auditor in his stead.

158.                          If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board shall fill the vacancy and determine the remuneration of such Auditor.

159.                          The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

160.                          The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

161.                          Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or electronic communication and any such Notice and document may be served or delivered by the Company on or to any Member either (i) personally or (ii) by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or (iii) by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or electronic address or website supplied by him to the Company for the giving of Notice or documents to him or which the person transmitting the notice or document reasonably and bona fide believes at the relevant time will result in the Notice or document being duly received by the Member or (iv) may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or (v) to the extent permitted by all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority by placing it on the Company’s website. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

162.                          Any Notice or other document:

(a)	if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other Officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)	if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day it is placed;

(c)	if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission or publication; and in proving such service or delivery a certificate in writing signed by the Secretary or other Officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission or publication shall be conclusive evidence thereof; and

(d)	may be given to a Member in the English language or such other language as may be approved by the Directors, subject to due compliance with all applicable Statutes, rules and regulations.

163.         (1)            Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2)             A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3)            Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

(4)            Every Member or a person who is entitled to receive notice from the Company under the provisions of the Statutes or these Articles may register with the Company an electronic address to which notices can be served upon him.

SIGNATURES

164.                          For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received. The signature to any notice or document to be given by the Company may be written, printed or made electronically.

WINDING UP

165.         (1)          Subject to Article 165(2), the Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2)            Unless otherwise provided by the Act, a resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

166.         (1)            Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2)            If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Act, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

INDEMNITY

167.         (1)            Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, or other Officer for the time being and from time to time of the Company (but not including the Auditor) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

(2)            Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided, that such waiver shall not extend to any matter in respect of any fraud, willful default or dishonesty which may attach to such Director.

168.                          No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)	for any loss on account of defect of title to any property of the Company;

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)	for any loss incurred through any bank, broker or other similar Person;

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

169.                          The Company shall not be obligated to indemnify any Indemnified Person in connection with any action or proceeding (or any part thereof):

(a)	for which payment has actually been made to and received by or on behalf of such Indemnified Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Company by such Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Indemnified Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Indemnified Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Indemnified Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such Indemnified Person, including any action or proceeding (or any part thereof) initiated;

(e)	by such Indemnified Person against the Company, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 169(e) shall not apply to counterclaims or affirmative defences asserted by such Indemnified Person in an action brought against such Indemnified Person), (iii) otherwise required to be made under Article 171 or (iv) otherwise required by applicable law; or

(f)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 176) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

170.                          The Company, to the fullest extent permitted by law, may indemnify and advance expenses to any Indemnified Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

171.                          If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within 60 days, or a claim for advancement of expenses under this Indemnity is not paid in full within 30 days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. To the fullest extent permitted by law, in any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

172.                          The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

173.                          The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act.

174.                          The Company’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

175.                          Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

176.                          To the fullest extent permitted by law, neither any amendment nor repeal of Article 167, Article 168, Article 169, Article 170, Article 171, Article 172, Article 173, Article 174, Article 175, or this Article 176 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

FINANCIAL YEAR

177.                          Unless otherwise determined by the Directors, the financial year of the Company shall end on the [31st] day of [December] in each year.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

178.                          No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members. A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

179.                          No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

MERGERS AND CONSOLIDATION

180.                          The Company may merge or consolidate in accordance with the Act.

181.                          To the extent required by the Act, the Company may by special resolution resolve to merge or consolidate the Company.

EXCLUSIVE FORUM

182.                          To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands (the “Specified Courts”) shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, Officer or other employee or agent of the Company to the Company or to the Company’s Members, (c) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Members arising pursuant to any provision of the Act or these Articles, or (d) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Members governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article 182 is filed in a court other than the Specified Courts (a “Foreign Action”) by any Member (including any Beneficial Owner), to the fullest extent permitted by law, such Member shall be deemed to have consented to: (xi) the personal jurisdiction of the Specified Courts in connection with any action brought in any such court to enforce this Article 182; and (ii) having service of process made upon such Member in any such action by service upon such Member’s counsel in the Foreign Action as agent for such Member.

183.                          Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law and/or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

184.                          To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of Article 182 and 183.

GENERAL

185.                          If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS

186.                          Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the effective date of these Articles.

SCHEDULE I

Sponsor Members